Asset Purchase Agreement Dated as of August 17, 2006 By and Among Olympic Plastics, Inc. on one hand and Ferro Corporation and Certain of Its Subsidiary Companies on the other hand

Table of Contents

Page

Preamble		1
Recitals		1
Terms and Conditions		1
Article 1 - General Provisions		1
1.1Definitions		1
1.2Construction		1
Article 2 - Purchase and Sale		2
2.1Transaction	2
2.2Acquired Assets		2
2.3Retained Assets		3
2.4Assumed Liabilities		4
2.5Retained Liabilities		4
2.6Purchase Price		5
2.7Adjustment		5
(A)Preliminary Working Capital Statement		6
(B)Audit of Preliminary Statement		6
(C)Fees of Accounting Firm		6
(E)Base-Line Working Capital		6
(F)Closing Working Capital		6
(G)Amount of Adjustment		6
2.8Payment of Purchase Price		7
(A)Payment at Closing		7
(B)Final Payment		7
2.9Refund of Adjustment		7
2.10Method of Payment		7
(A)Directed Payments		7
(B)Other Payments		7
2.11Allocation of Consideration		7
2.12Value Added Taxes		7
2.13Prorations		8
Article 3 - Actions Before Closing		8
3.1Access to Records		8
3.2Interim Conduct of the Specialty Plastics Business		8
3.3Olympic Plastics’ Approval of Certain Transactions		8
3.4Maintenance of Insurance		9
3.5Notification of Damage or Destruction		9
3.6Condemnation		9
3.7Negotiation of Other Agreements		10
3.8Consents		10
3.9Coordination of Public Announcements		10
3.10Consultation with Employee Representatives		10
3.11Regulatory Approvals		11
3.12Updating of Information		11
3.13Exclusivity		11
3.14Olympic Plastics’ Financing		12
3.15ISRA Notification		12
3.16Tolling Agreements		12
3.17Confirmation of the European Allocated Items		13
Article 4 - Conditions	14
4.1Conditions to Olympic Plastics’ Obligations		14
4.2Conditions to the Ferro Sellers’ Obligations		15
4.3Parties’ Best Efforts		16
Article 5 – Closing		17
5.1The Closing		17
5.2Date, Time, and Place of Closing		17
5.3Olympic Plastics’ Obligations		17
5.4The Ferro Sellers’ Obligations		17
5.5Local Formalities		17
5.6Transfers of US Real Properties		18
(A)Surveys		18
(B)Title Insurance Commitment		18
(C)Warranty Deeds		18
(D)Instructions		18
5.7Transfer of the Edison, New Jersey Site		19
Article 6 - Actions After Closing		19
6.1Further Conveyances		19
6.2Further Consents		19
6.3Accounting Reports		20
6.4Non-Competition		21
6.5Access to Former Business Records		22
6.6Access to Former Employees		22
6.7Release of Guarantees		22
6.8Termination of Insurance Coverage		23
6.9Reimbursement of Certain Expenses		23
6.10ISRA Compliance		23
6.11Payment of the Balance of the European Allocated Items		23
Article 7 - Representations and Warranties		23
7.1Ferro Sellers’ General Representations and Warranties		23
(A)Organization and Existence		23
(B)Power and Authority		24
(C)Authorization		24
(D)Binding Effect		24
(E)No Default		24
(F)No Insolvency		24
(G)Finders		24
7.2Ferro Sellers’ Representations and Warranties Concerning the Disclosure Disc		24
(A)Organization		24
(B)Financial Statements		24
(C)Inventories		25
(D)Trade Accounts Receivable		25
(E)Trade Accounts Payable		25
(F)Real Property		25
(G)Tangible Personal Property		26
(H)Intellectual Property		27
(I)Indebtedness and Liabilities		28
(J)Litigation and Claims		28
(K)Contracts and Commitments		28
(L)Employees and Employee Benefits		29
(M)Compliance with Environmental Laws		30
(N)Compliance with Health and Safety Laws		30
(O)Compliance with Other Laws		30
(P)Taxes		31
(Q)Insurance		32
®Material Events and Material Adverse Changes		32
(S)Sufficiency of Assets		33
7.3Olympic Plastics’ Representations and Warranties		33
(A)Organization and Existence		33
(B)Power and Authority		33
(C)Authorization		33
(D)Binding Effect		33
(E)No Default		33
(F)Finders		34
(G)Olympic Plastics’ Financing Plan		34
(H)No Insolvency		34
7.4Meaning of “Ferro Sellers’ Knowledge”		34
Article 8 - Specific Obligations		34
8.1Employee Obligations		34
(A)Transferred Employees		34
(B)Severance		35
(C)Non-Interference		35
8.2Environmental Obligations		36
(A)Identified Environmental Matters		36
(B)Other Environmental Matters		36
(1)Procedure		36
(2)Responsibilities		38
(3)Limitations		39
8.3Olympic Plastics’ Sole Remedy		39
Article 9 - Indemnification	40
9.1Indemnification of the Ferro Sellers		40
9.2Indemnification of Olympic Plastics		40
9.3Claims		40
(A)Notice		41
(B)Responsibility for Defense		41
(C)Right to Participate		41
(D)Settlement		42
9.4Disputed Responsibility		42
9.5Quantum Limitation on Indemnification		42
9.6Time Limitation on Indemnification		43
9.7Actual Amount		43
9.8Exclusive Remedies		44
9.9Indemnity Payments as Adjustments		44
Article 10 – Dispute Resolution		44
10.1Dispute Notice		44
10.2Informal Negotiations		44
10.3Dispute Resolution Proceedings		44
(A)Designation of Representatives		44
(B)Selection of Neutral		45
(C)Procedures and Process		45
(D)Decision		45
10.4Equitable Relief		45
10.5Binding Effect		45
Article 11 - Amendment, Waiver and Termination		45

11.1 Amendment 45

11.2 Waiver 45 11.3 Termination 46

11.4	Effect of Termination ..		46
Article 12 - Miscellaneous		46
12.1	Cooperation ............		46
12.2	Severability ...........		47
12.3	Costs and Expenses .....		47

12.4 Notices 47 12.5 Assignment 48

12.6 Appointment 48 12.7 No Third Parties 48

12.8	Incorporation by Reference ..		48
12.9	Governing Law ...............		48
12.10	Bulk Sales ..................		48
12.11	Counterparts ................	49
12.12	Complete Agreement ..........		49

Appendices

Appendix A Appendix B Appendix C Appendix D Appendix E Appendix F Appendix G Appendix H Appendix I Appendix J Appendix K Appendix L Appendix M Appendix N Appendix O Appendix P	- - - - - - - - - - - - - - - -	Ferro Subsidiaries
Definitions
Retained Assets
Calculation of Working Capital and Accounting Principles
Allocation of Consideration
Other Agreements
Required Consents
Documents to Be Delivered by the Ferro Sellers at the Closing
Documents to Be Delivered by Olympic Plastics at the Closing
Contents of the Specialty Plastics Business Disclosure Disc
Due Diligence Certifications
Employees
Terms of Employment
Identified Environmental Matters
Plymouth Environmental Assessment Protocol
Olympic Plastics’ Unconditional Guarantee

Asset Purchase Agreement

This Asset Purchase Agreement (this “ Purchase Agreement”) is dated as of August 17, 2006, and is by and among:

Olympic Plastics, Inc. (“Olympic Plastics”), a Delaware corporation, on one hand,

- and -

Ferro Corporation (“Ferro”), an Ohio corporation, and certain of its subsidiary companies (the “Ferro Subsidiaries”) listed on Appendix A to this Purchase Agreement.

(For purposes of this Purchase Agreement, the term “Ferro Sellers” means Ferro and the Ferro Subsidiaries and the term “Ferro Seller” means any one of the Ferro Sellers.)

Recitals

A.	The Ferro Sellers are engaged in the business (the “Specialty Plastics Business”) worldwide of designing, developing, formulating, manufacturing, and selling specialty plastics custom engineered plastic compounds, plastic colorants, and gelcoat products (collectively, the “Products”).

B.	Olympic Plastics desires to purchase from the Ferro Sellers, and the Ferro Sellers desire to sell to Olympic Plastics, the Acquired Assets (as defined below) and the Specialty Plastics Business on and subject to the terms and conditions of this Purchase Agreement.

C.	As an inducement to enter into this Purchase Agreement, Olympic Plastics’ parent company, Wind Point Partners, has provided the Ferro Sellers with a letter of comfort.

Terms and Conditions

In consideration of the matters recited above and of other good and valuable consideration, and intending to be legally bound by this Purchase Agreement, Olympic Plastics and the Ferro Sellers hereby agree as follows:

Article 1- General Provisions

1.1	Definitions. Appendix B sets forth the definitions of certain terms used in this Purchase Agreement. Those terms shall have the meanings set forth on Appendix B where used in this Purchase Agreement and identified with initial capital letters.

1.2	Construction. For purposes of this Purchase Agreement, except where the context otherwise requires —

(A)	The term “parties” means Olympic Plastics and the Ferro Sellers.

(B)	The term “person” includes any natural person, firm, association, partnership, corporation, limited liability company or partnership, governmental agency, or other entity other than the parties and their Affiliates.

(C)	The term “today” means August 17, 2006.

(D)	All currency amounts stated in this Purchase Agreement are in United States Dollars. (Other currency amounts will translate into United States Dollars amounts at the exchange rate or rates quoted in the Currency Trading table of the Central Edition of The Wall Street Journal on the business day immediately preceding the date as of which translation is to occur.)

(E)	References to “days” mean calendar days. (If, however, an action or obligation is due to be undertaken by or on a day other than a business day, i.e., a Saturday, Sunday, or public holiday, in the United States, then that action or obligation will be deemed to be due on the next following business day.)

(F)	When introducing a series of items, the term “including” is not intended to limit the more general description that precedes the items listed.

(G)	The Table of Contents and the headings of the Articles and Sections are included for convenience of reference only and are not intended to affect the meaning of the operative provisions to which they relate.

(H)	Where words, phrases or terminology particular to the United States of America are used in this Purchase Agreement but the general principles to which those words, phrases or terminology relates also apply to any of the other jurisdictions affected by this Purchase Agreement then those concepts or principles shall be deemed to be covered by the US terminology.

Article 2 — Purchase and Sale

2.1	Transaction. On and subject to the terms and conditions of this Purchase Agreement,

(A)	At the Closing, Olympic Plastics will purchase from the Ferro Sellers, and the Ferro Sellers will sell, transfer, and assign to Olympic Plastics, all of the Acquired Assets (as defined in Section 2.2);

(B)	At the Closing, Olympic Plastics will assume and become directly and solely responsible for the payment or discharge when due of all of the Assumed Liabilities (as defined in Section 2.4); and

(C)	Olympic Plastics will pay the Ferro Sellers the Purchase Price as provided in Section 2.8.

Notwithstanding such transaction, the Ferro Sellers will retain the Retained Assets (as defined in Section 2.3) and the Retained Liabilities (as defined in Section 2.5).

2.2	Acquired Assets. For purposes of this Purchase Agreement, the term “Acquired Assets” means all of the Ferro Sellers’ rights, title, and interest in and to the following assets used primarily in the conduct of the Specialty Plastics Business as the same shall exist as of the Closing:

(A)	All Trade Accounts Receivable;

(B)	All Inventories;

(C)	All Prepaid Items;

(D)	All Tangible Personal Property;

(E)	All Real Property;

(F)	All Intellectual Property;

(G)	Subject to Section 6.2, the benefits of all Contracts, Leases, Licenses, and Permits;

(H)	All Third-Party Claims;

(I)	All Business Records; and

(J)	The goodwill associated with the Specialty Plastics Business.

2.3	Retained Assets. For purposes of this Purchase Agreement, the term “Retained Assets” means the following rights, properties, and assets as the same shall exist as of the Closing:

(A)	All Cash;

(B)	All rights, properties, and assets of the Ferro Sellers that are not used by them primarily in the Specialty Plastics Business;

(C)	Subject only to the Trademark License Agreement described on Appendix F, all trademarks registered in the name of the Ferro Sellers (or any of them) except those registered trademarks, service marks and applications therefore that are transferred to Olympic Plastics pursuant to Section 2.1(A) above and, whether or not registered, the names and trademarks “Ferro” and “Check-in-a-Circle” logo and the goodwill associated with such names, marks, and logos;

(D)	All causes of action, rights of action, and warranty and product liability claims against other persons that relate to Retained Assets or Retained Liabilities;

(E)	Except as provided in the Transition Services Agreement with respect to Ferro Sellers’ stop loss coverage for self-insured medical benefits, all policies of insurance and claims and rights under such policies of insurance, whether or not related to the Specialty Plastics Business, the Acquired Assets, or the Assumed Liabilities;

(F)	The books and records of the Ferro Sellers that do not relate primarily to the Specialty Plastics Business;

(G)	All assets of employee benefit plans being retained by the Ferro Sellers under Article 8; and

(H)	All assets, whether or not used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business, which are identified as Retained Assets on Appendix C.

2.4	Assumed Liabilities. For purposes of this Purchase Agreement, the term “Assumed Liabilities” means the following liabilities and obligations arising primarily out of the Ferro Sellers’ conduct of the Specialty Plastics Business as the same shall exist as of the Closing:

(A)	The Trade Accounts Payable;

(B)	All liabilities and obligations to be paid or performed after the Closing under the Contracts, Leases, Licenses, and Permits by the Specialty Plastics Business and, subject to Section 6.2, all liabilities and obligations that arise under such items as a direct consequence of the assignment of such items to Olympic Plastics;

(C)	All liabilities and obligations arising out of, relating to, or resulting from Products manufactured by any of the Ferro Sellers before the Closing but sold by Olympic Plastics or its Affiliates after Closing and Products manufactured by Olympic Plastics after the Closing that are or were defective or failed to meet warranted specifications;

(D)	All liabilities and obligations arising out of, relating to, or resulting from any claims or actions, whether founded upon negligence, breach of warranty, strict liability in tort, and/or other similar legal theory, seeking compensation or recovery for injury to person or damage to property alleged to have been caused by a Product sold by Olympic Plastics or its Affiliates after the Closing;

(E)	Olympic Plastics’ Employee Obligations (as defined in Section 8.1);

(F)	Olympic Plastics’ Environmental Obligations (as defined in Section 8.2);

(G)	Costs and expenses for which Olympic Plastics is responsible under Section 12.3;

(H)	All liabilities and obligations (other than the Retained Liabilities) that have not been fully satisfied or performed as of the Closing and that arise or have arisen primarily out of the Ferro Sellers’ conduct of the Specialty Plastics Business to the extent they are reflected on the balance sheet of the Specialty Plastics Business as of the Closing; and

(I)	All other ordinary course liabilities and obligations arising from and after Closing that inhere to the conduct of a business of the nature of the Specialty Plastics Business being conducted in the jurisdictions in which the Specialty Plastics Business is being conducted.

2.5	Retained Liabilities. For the purposes of this Purchase Agreement the term “Retained Liabilities” means all liabilities and obligations of the Ferro Sellers, whether or not related to the Specialty Plastics Business, other than Assumed Liabilities, including, without limitation the following:

(A)	The European Allocated Items;

(B)	All bank loans and liabilities for money borrowed of the Ferro Sellers;

(C)	All liabilities and obligations that have been fully discharged or satisfied by the Ferro Sellers before the Closing in transactions in the ordinary course of business and not in breach of this Purchase Agreement;

(D)	All liabilities, undertakings, and obligations incurred by the Ferro Sellers in connection with the conduct of businesses other than the Specialty Plastics Business;

(D)	All liabilities and obligations arising out of, relating to, or resulting from any claims that Products manufactured and sold by any of the Ferro Sellers before the Closing are or were defective or failed to meet warranted specifications;

(F)	All liabilities and obligations arising out of, relating to, or resulting from any claims, whether founded upon negligence, breach of warranty, strict liability in tort, and/or other similar legal theory, seeking compensation or recovery for injury to person or damage to property alleged to have been caused by a Product sold by any of the Ferro Sellers before the Closing;

(G)	The Ferro Sellers’ Employee Obligations (as defined in Section 8.1);

(H)	The Identified Environmental Matters (as defined in Section 8.2(A));

(I)	All liabilities related exclusively to the Retained Assets;

(M)	All liabilities arising from violations of law prior to the Closing Date, including any litigation, arbitration or any proceeding with any governmental or regulatory authority, other than those relating to Environmental Matters, involving the Ferro Sellers or the Specialty Plastics Business;

(N)	All liabilities related to any litigation, proceedings, actions, claims, or investigations at law or in equity pending against any of the Ferro Sellers as of the Closing;

(O)	Except as otherwise provided in the Proration Agreement, in Section 2.12 or in Section 12.3(D), all liabilities and obligations of the Ferro Sellers and their Affiliates for Taxes, including, without limitation, Pre-Closing Taxes of, with respect to, attributable to or related to the Specialty Plastics Business or the Acquired Assets;

(P)	All liabilities and obligations for breach by the Ferro Sellers under any of the Contracts, Leases, Licenses and Permits arising before the Closing; and

(Q)	Costs and expenses for which the Ferro Sellers are responsible under Section 12.3.

2.6	Purchase Price. For purposes of this Purchase Agreement, the term “Purchase Price” means $133,000,000 plus or minus the amount of the Adjustment (and, if applicable, any further adjustment(s) pursuant to Section 9.9).

2.7	Adjustment. The Adjustment will be determined as follows:

(A)	Preliminary Working Capital Statement. Immediately after the Closing, Ferro will prepare a statement (the “Preliminary Working Capital Statement”) of the Working Capital of the Specialty Plastics Business at and as of the Closing. The Preliminary Working Capital Statement will be in the same form as that used for the working capital statement (the “Base-Line Working Capital Statement”) set forth on Appendix D and will be prepared in accordance with the accounting principles (the “Accounting Principles”) set forth on Appendix D. Ferro will deliver the Preliminary Working Capital Statement to Olympic Plastics and PriceWaterhouse Coopers or such other firm of independent registered accountants as they may agree (the “Accounting Firm”) within 60 days after the Closing.

(B)	Audit of Preliminary Statement. The parties will request the Accounting Firm to audit the Preliminary Working Capital Statement in accordance with the Accounting Principles and provide the parties with a final report stating the Closing Working Capital (as defined in Section 2.7(E) below). The determination by the Accounting Firm of the Closing Working Capital will be binding on the Ferro Sellers and Olympic Plastics, will be neither appealable nor contestable by the Ferro Sellers or Olympic Plastics, and will not be subject to collateral attack by the Ferro Sellers or Olympic Plastics for any reason.

(C)	Fees of Accounting Firm. Olympic Plastics will be solely responsible for payment of the fees of the Accounting Firm for the work performed under Section 2.7(B) above.

(D)	Base-Line Working Capital. The “Base-Line Working Capital” will be an amount equal to $35,339,000, which amount was computed as set forth on Appendix D, plus or minus any adjustment determined under Section 3.17 below.

(E)	Closing Working Capital. The “Closing Working Capital” will be an amount equal to the Working Capital of the Specialty Plastics Business at and as of the Closing as determined under Sections 2.7(A) and (B) above.

(F)	Amount of Adjustment. If the Closing Working Capital is

(1)	Equal to the Base-Line Working Capital, then the Adjustment will be zero;

(2)	Less thanthe Base-Line Working Capital, then the Adjustment will be a negative amount equal to the amount by which the Closing Working Capital is less than the Base-Line Working Capital; or

(3)	More thanthe Base-Line Working Capital, then the Adjustment will be a positive amount equal to the amount by which the Closing Working Capital is greater than the Base-Line Working Capital.

The Purchase Price will finally be determined on the date the amount of the Adjustment is finally determined.

2.8	Payment of Purchase Price. Olympic Plastics will pay the Purchase Price as follows:

(A)	Payment at Closing. At the Closing, Olympic Plastics will pay Ferro (for itself and as agent for the other Ferro Sellers) the total sum of $133,000,000; and

(B)	Final Payment. If the Adjustment is a positive amount, Olympic Plastics will pay Ferro (for itself and as agent for the other Ferro Sellers) the amount of the Adjustment, together with interest thereon at the Prescribed Rate for the period from the Closing Date through and including the date on which the Adjustment is paid, within 10 business days after the final determination of the Purchase Price.

(Payments of further adjustments pursuant to Section 9.9 will be made as provided in Article 9.)

2.9	Refund of Adjustment. If the Adjustment is a negative amount, then the Ferro Sellers will refund to Olympic Plastics the amount of the Adjustment, together with interest thereon at the Prescribed Rate for the period from the Closing Date through and including the date on which the Adjustment is paid, within 10 business days after the final determination of the Purchase Price.

2.10	Method of Payment. All payments under this Purchase Agreement shall be made by delivery to the payee as follows:

(A)	Directed Payments. If a party which is entitled to a payment under this Purchase Agreement provides the other party five days’ advance written designation of a bank and account number into which the payee wishes payment to be made, then the payer will make such payment by wire transfer (in immediately available funds) to the designated account of the payee.

(B)	Other Payments. In all other cases, the party obligated to make a payment under this Purchase Agreement will do so by delivering to the payee a bank cashier’s check (in immediately available funds) payable to the order of the payee.

2.11	Allocation of Consideration. The Ferro Sellers and Olympic Plastics agree to allocate the Purchase Price, the Assumed Liabilities and all other capitalized costs among the Acquired Assets as set forth on Appendix E (which will be completed and agreed to by the parties prior to Closing) for all purposes, including financial, accounting and Tax purposes. The Ferro Sellers and Olympic Plastics will report the sale and purchase of the Acquired Assets in accordance with the allocations set forth on Appendix E for all Federal, state, local and foreign Tax purposes.

2.12	Value Added Taxes. The Purchase Price paid by Olympic Plastics will be exclusive of any value added taxes. The parties will use their commercially reasonable best efforts to ensure, to the extent possible, that the transfer of the Specialty Plastics Business in accordance with any local transfer agreement is treated as a transfer of a business as a going concern for the purposes of any applicable value added tax legislation or otherwise fall within another applicable exemption from value added taxes. If, despite the parties’ efforts, value added taxes are payable with respect to the transactions contemplated by this Purchase Agreement, then Olympic Plastics will be solely responsible for the payment of such value added taxes and will have the sole right to recoup such value added taxes as permitted by law.

2.13	Prorations. The items identified in the Proration Agreement will be prorated as provided in that agreement.

Article 3 — Actions Before Closing

3.1	Access to Records. From today until the Closing, the Ferro Sellers will cause the Specialty Plastics Business to afford duly authorized representatives of Olympic Plastics free and full access during normal business hours to all of the assets, properties, books, and nonprivileged records of the Specialty Plastics Business and will permit such representatives to make abstracts from, or take copies of, such books, records, or other documentation, or to obtain temporary possession of any thereof as may be reasonably required by Olympic Plastics. During such period, the Ferro Sellers will furnish to Olympic Plastics such information concerning the Specialty Plastics Business, and its assets, liabilities, or condition as Olympic Plastics may request. Notwithstanding the foregoing, however, the Ferro Sellers will not be obligated to disclose or make available to Olympic Plastics any information concerning the Specialty Plastics Business that, in the opinion of Ferro’s counsel, should not be disclosed to Olympic Plastics as a matter of law.

3.2	Interim Conduct of the Specialty Plastics Business. From today until the Closing, the Ferro Sellers will conduct the Specialty Plastics Business only in the ordinary and usual course, subject to Olympic Plastics’ approval of certain transactions pursuant to Section 3.3. Without limiting the generality of the foregoing, insofar as the Specialty Plastics Business is concerned, the Ferro Sellers will use their reasonable efforts to:

(A)	Preserve substantially intact the Specialty Plastics Business’ relationships with suppliers, customers, employees, creditors, and others having business dealings with the Specialty Plastics Business;

(B)	Maintain in full force and effect its existing policies of insurance which materially affect the Specialty Plastics Business; and

(C)	Continue performance in the ordinary course of its obligations under contracts, commitments, or other obligations to be included as part of the Specialty Plastics Business.

3.3	Olympic Plastics’ Approval of Certain Transactions. Except as may otherwise be required under this Purchase Agreement, from today until the Closing, insofar as the Specialty Plastics Business is concerned, the Ferro Sellers will not do any of the following without the prior approval with written confirmation of Olympic Plastics, which approval shall not be unreasonably withheld:

(A)	Incur or permit the incurrence of any indebtedness for borrowed money;

(B)	Purchase or dispose of any Real Property or interests in Real Property;

(C)	Enter into any lease of any real property;

(D)	Modify, restate, or otherwise amend any Lease or arrangements affecting the Real Property in any material respect;

(E)	Permit to be incurred any Encumbrances on assets of the Specialty Plastics Business, other than Permitted Encumbrances;

(F)	Except for normal merit, promotional, or cost-of-living increases in accordance with the Ferro Sellers’ past practices, increase the rate of compensation for any of the employees of the Specialty Plastics Business or otherwise enter into or alter any employment, consulting, or managerial services agreement primarily affecting the Specialty Plastics Business;

(G)	Commence, enter into, or alter any pension, retirement, profit-sharing, employee stock option or stock purchase, bonus, deferred compensation, incentive compensation, life insurance, health insurance, fringe benefit, or other employee benefit scheme, plan, or arrangement affecting employees of the Specialty Plastics Business;

(H)	Make any single new commitment or increase any single previous commitment for capital expenditures for the Specialty Plastics Business in an amount exceeding $250,000;

(I)	Accelerate or delay the sale of Products except as may be necessary in the ordinary course of business;

(J)	Sell, assign, transfer, license, or convey any of the Intellectual Property to be included as part of the Specialty Plastics Business;

(K)	Materially demolish, reconstruct, alter, extend, or add to any of the buildings or facilities comprised in the Real Property or make any new building or construction on them;

(L)	Make any application for or agree to any change in any material zoning consents, planning permissions, or other analogous matters in relation to any of the land or buildings comprised in the Real Property; or

(M)	Agree or admit any claim or assertion by any third party as to any rights in, over or in relation to any of the Real Property.

3.4	Maintenance of Insurance. From today until the Closing, the Ferro Sellers will adequately insure all of the Acquired Assets against loss or damage resulting from fire or other risks insured against by extended coverage and general liability insurance of a kind and in an amount customarily obtained by similar businesses.

3.5	Notification of Damage or Destruction. From today until the Closing, the Ferro Sellers will give Olympic Plastics written notice promptly upon becoming aware of any material damage to or destruction of any of the Acquired Assets.

3.6	Condemnation. The Ferro Sellers will give Olympic Plastics written notice promptly but in no event later than five days after the Ferro Sellers become aware that condemnation or eminent domain proceedings of any kind are pending or contemplated against any of the Acquired Assets. If before the Closing (i) all or any part of any of the Acquired Assets is taken by condemnation or eminent domain proceedings of any kind, or (ii) condemnation or eminent domain proceedings of any kind are instituted against any of the Acquired Assets, Olympic Plastics may elect, by written notice to the Ferro Sellers, to (a) designate such asset as a Retained Asset, in which case the Ferro Sellers will be entitled to receive all awards or payments under such proceedings with respect to such Acquired Asset or (b) accept such condemned asset as an Acquired Asset, in which case Olympic Plastics will be entitled to receive all awards or payments under such proceedings with respect to such Acquired Asset against the Purchase Price to be paid by Olympic Plastics or, if payable subsequent to Closing, the Ferro Sellers hereby assign to Olympic Plastics any claim or interest therein.

3.7	Negotiation of Other Agreements. From today until the Closing, the parties will negotiate in good faith such other and further agreements as they may deem appropriate or necessary for the orderly transfer of the Specialty Plastics Business from the Ferro Sellers to Olympic Plastics, including the agreements listed on Appendix F. (Such agreements, as well as any other agreements into which the parties enter in connection with the transactions contemplated by this Purchase Agreement which make specific reference to this Section 3.7, are collectively referred to as the “Other Agreements.”)

3.8	Consents. From today until the Closing, the Ferro Sellers will use reasonable efforts to obtain the consents or approvals (or effective waivers thereof) of assignment from those persons whose consents or approvals are required for the assignment or transfer of the Ferro Sellers’ rights under those Contracts, Leases, Licenses, Permits and other similar items identified on Appendix G. In addition, from today until the Closing, Olympic Plastics will use its reasonable efforts to assist the Ferro Sellers in obtaining the consents or approvals (or effective waivers thereof) of all persons whose consents or approvals are required for the assignment of the Ferro Sellers’ rights under Contracts, Leases, Licenses, Permits and other similar items not identified on Appendix G. Subject to compliance with Section 6.2, failure of the parties to obtain, the consents or approvals described in this Section 3.8 shall not be deemed to be a breach of this Purchase Agreement and shall not give rise to monetary damages against either party.

3.9	Coordination of Public Announcements. From today until the Closing, neither party will make any public announcement concerning the transactions contemplated by this Purchase Agreement without having previously consulted with and having received the consent of the other parties, such consent not to be withheld unreasonably. Nothing in the preceding sentence, however, shall prevent any party from making any announcement required by law, by the rules of any securities exchange, or by any listing agreement with a securities exchange to which such party is a party or by which it is bound. The parties will cooperate in the planning, preparation, and issuance of any and all public announcements concerning this Purchase Agreement and the transactions contemplated by this Purchase Agreement.

3.10	Consultations with Employee Representatives. Prior to the execution and delivery of this Purchase Agreement, Ferro Holland has sought the advice of its works council pursuant to sections 25 and/or 26 of the Dutch Works Council Act (“Wet op de ondernemingsraden") and has had informal consultations with other representatives of employees of the Specialty Plastics Business. Immediately after the execution and delivery of this Purchase Agreement, in addition to continuing discussions with the Ferro Holland works council, the parties will promptly notify and/or consult with representatives of employees of the Specialty Plastics Business in each jurisdiction where such notification and/or consultation is required by law, including the following:

(A)	Notifications and consultations in Portugal as required under the Portuguese Labour Code with the appropriate employee representatives (or in the absence of employee representatives, with the employees);

(B)	Notifications, information, and consultation in England and Wales as required under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (and any other applicable statutes) with appropriate employee representatives (or in the absence of employee representatives, with the employees);

(C)	Notifications, information and consultation in Spain as required under the Spanish Workers’ Statute with appropriate employee representatives (or in the absence of employee representatives, with the employees); and

(D)	Notifications, information, and consultation with employees, unions, governmental authorities and labor courts as required under the Mexican Federal Labor and Social Security Laws.

3.11	Regulatory Approvals. Within ten calendar days after the execution and delivery of this Purchase Agreement, the parties will proceed with the filing of any required filings necessary in order to obtain the approval or authorization of those governmental agencies or instrumentalities whose approval or authorization is necessary in order to consummate the transactions contemplated by this Purchase Agreement, including the following:

(A)	If required, notification to the Spanish Competition Service (Servicio de Defensa de la Competencia) located within the Secretariat General of Economic Policy and Defense of Competition (Secretaría General de Política Económica y Defensa de la Competencia) within the Ministry of Economy (Ministerio de Economía) pursuant to the Law on Defense of Competition (Ley de Defensa de la Competencia);

(B)	If required, notification to the Portuguese Competition Authority (Autoridade da Concorrência) pursuant to the Portuguese Competition Act (Law No. 18/2003 of June 11, 2003); and

(C)	The required notification to the U.S. Federal Trade Commission under Title II of the Hart-Scott-Rodino Antitrust Improvements Act, as amended, and the rules of the Federal Trade Commission thereunder.

3.12	Updating of Information. The Ferro Sellers will supplement the Disclosure Disc before the Closing with any new information of which the Ferro Sellers become aware between today and the Closing Date that would or might render a representation or warranty under Section 7.2 false or misleading in any material respect The Disclosure Disc, as so updated, will constitute the Disclosure Disc contemplated by Section 7.2 below, but no such update will affect in any way any cause of action Olympic Plastics may have against the Ferro Sellers for any misrepresentation or breach of warranty under such Section 7.2 if Olympic Plastics exercises its right to terminate this Agreement before the Closing pursuant to Section 11.3(E) below.

3.13	Exclusivity. From today through the Closing, the Ferro Sellers will not, and will instruct their advisors to not, discuss, pursue, or otherwise enter into any agreements or other arrangements regarding, a possible sale or other disposition (whether by merger, reorganization, recapitalizations, or otherwise) of all or any part of the equity or assets of the Specialty Plastics Business with any third party or provide any information to any third party (other than information which is traditionally provided to third parties in the regular course of business). The Ferro Sellers will immediately cease and cause to be terminated any and all contacts, discussions, and negotiations with third parties regarding the foregoing and promptly notify Olympic Plastics of any inquiry or contact during such period.

3.14	Olympic Plastics’ Financing. From today until the Closing, Olympic Plastics will use its prompt reasonable commercial efforts to satisfy the conditions set forth in Section 4.1(I) below and will promptly notify the Ferro Sellers of any change in lender commitments that will have a material adverse effect on Olympic Plastics’ ability to make the payment required under Section 2.8(A) above on the Closing Date.

3.15	ISRA Notification. Immediately after the execution and delivery of this Agreement, Ferro will submit to the New Jersey Department of Environmental Protection (the “NJDEP”) the required notification under the New Jersey Industrial Site Recovery Act (“ISRA”) with respect to the proposed transfer of ownership of the Specialty Plastics Business’ plant located at 54 Kellogg Court, Edison, New Jersey, to Olympic Plastics. From today until the Closing, Ferro will use reasonable commercial efforts either to complete its obligations under ISRA and obtain a “No Further Action” letter from the NJDEP or obtain NJDEP’s approval of a Remedial Action Workplan in a Remediation Agreement as provided for by ISRA for the transfer of ownership of such plant.

3.16	Tolling Agreements. Between today and the Closing, the parties negotiate in good faith tolling agreements for France, Mexico, and Venezuela as follows:

(A)	Ferro France and Olympic Plastics will negotiate a tolling agreement (the “French Tolling Agreement”) or another mutually agreed arrangement under which Ferro France will provide Olympic Plastics with services related to the conduct of the Specialty Plastics Business in France and Olympic Plastics will pay Ferro France a fee equal to actual raw materials cost, plus actual conversion costs, plus an administration fee based on first quarter 2006 operating costs. The term of the French Tolling Agreement will be six months, after which time either party will have the right to terminate the agreement on 30 days prior written notice..

(B)	Ferro Mexico and Olympic Plastics will negotiate a tolling agreement (the “Mexican Tolling Agreement”) under which (1) Ferro Mexico will make available to Olympic Plastics the Mexican Retained Employees for purpose of operating the Specialty Plastics Business in Mexico under Olympic Plastics’ direction, and (2) Olympic Plastics will pay Ferro Mexico a fee equal to Ferro Mexico’s direct labor costs. The term of the Mexican Tolling Agreement will be five years with five one-year extensions at Olympic Plastics’ option and Olympic Plastics will have the right to terminate the agreement on 30 days prior written notice.

(C)	Ferro Venezuela and Olympic Plastics will negotiate a tolling agreement (the “Venezuelan Tolling Agreement”) under which (1) Ferro Venezuela will house the equipment located in Venezuela acquired by Olympic Plastics in this transaction, (2) Ferro Venezuela will provide Olympic Plastics with personnel to operate all aspects of the Specialty Plastics Business in Venezuela under Olympic Plastic’s direction, (3) Olympic Plastics will pay Ferro Venezuela a fee equal to actual raw materials cost, plus actual conversion costs, plus an administration fee based on first quarter 2006 operating costs, (4) on termination of the Venezuelan Tolling Agreement, Olympic Plastics will either enters into a lease with Ferro Venezuela on mutually agreed to terms or move such equipment to a new location within 60 days of such termination, (5) on termination of the Venezuelan Tolling Agreement, Ferro Venezuela will assign all sales agent agreements to Olympic Plastics, and (6) on termination of the Venezuelan Tolling Agreement, Olympic Plastics will have the right to employ the general manager of its Specialty Plastics Business in Venezuela. The term of the Venezuelan Tolling Agreement will be five years with five one-year extensions at Olympic Plastics’ option. and Olympic Plastics will the right to terminate the agreement on 90 days prior written notice.

3.17	Confirmation of the European Allocated Items. Immediately after the execution and delivery of this Purchase Agreement, the parties will jointly engage the Accounting Firm to assist in the confirmation of the amount of the European Allocated Items. With the assistance of the Accounting Firm, the Ferro Sellers and Olympic Plastics will endeavor to reach agreement on the amount of the European Allocated Items from today until August 25, 2006. If the parties are unable to reach agreement on the amount of the European Allocated Items by that date, then the Accounting Firm will conduct a special analysis of the European Allocated Items as follows:

(A)	First, the Accounting Firm will determine with respect to each of the Allocating Ferro Sellers whether or not, in the Accounting Firm’s sole judgment, the method and amount of allocation used by such Allocating Ferro Seller is a rational basis for allocation of assets and liabilities for that entity. If the Accounting Firm determines that an Allocating Ferro Seller’s allocation method and amount is rational, then the Allocating Ferro Seller’s allocation method will be used in carrying out the confirmation set forth in Section 3.17(B) below. If the Accounting Firm determines that an Allocating Ferro Seller’s allocation method or amount is not rational, then the Accounting Firm will adopt an alternative allocation method and/or amount which, in the Accounting Firm’s sole judgment, is the most rational method and amount of allocation for that Allocating Ferro Seller. (The allocation method and amount determined by the Accounting Firm with respect to each Allocating Ferro Seller is referred to below as the “Allocation Method.”)

(B)	Second, the Accounting Firm will apply the Allocation Method to confirm in detail the allocation of European Allocated Items to the Specialty Plastics Business set forth on the books of the Allocating Ferro Sellers at June 30, 2006, and will make such adjustments as it deems necessary based on the Allocation Method. The aggregate amount the Accounting Firm determines should be allocated to the Specialty Plastics Business at June 30, 2006, for all of the Allocating Ferro Sellers will be the amount of the European Allocated Items for purposes of Section 5.3(D) below. The Accounting Firm’s determination of the amount of the European Allocated Items will be binding on the Ferro Sellers and Olympic Plastics, will be neither appealable nor contestable by the Ferro Sellers or Olympic Plastics, and will not be subject to collateral attack by the Ferro Sellers or Olympic Plastics for any reason.

(C)	If and to the extent any items included in the European Allocated Items are determined to be “direct” (i.e., not properly the subject of allocation), then such items will be taken into account by adjusting the Base-Line Working Capital.

The parties will request the Accounting Firm to provide its confirmation no later than September 11, 2006. The Ferro Sellers will be solely responsible for payment of the fees of the Accounting Firm for the work performed under this Section 3.17.

Article 4 — Conditions

4.1	Conditions to Olympic Plastics’ Obligations. The obligation of Olympic Plastics to consummate the transactions contemplated by this Purchase Agreement is subject to the satisfaction of the following conditions at or before the Closing:

(A)	The representations and warranties of the Ferro Sellers contained in Section 7.1 of this Purchase Agreement shall be true, accurate, and complete in all material respects as of today and as of the Closing (except with respect to the effect of transactions contemplated or permitted by this Purchase Agreement); provided, however, for purposes of this Section 4.1(A) those representations and warranties of the Ferro Sellers contained in Section 7.1 of this Purchase Agreement that are qualified by materiality will be read as though the materiality qualifier does not exist;

(B)	The representations and warranties of the Ferro Sellers contained in Section 7.2 of this Purchase Agreement shall be true, accurate, and complete in all material respects as of today; provided, however, for purposes of this Section 4.1(B) those representations and warranties of the Ferro Sellers contained in Section 7.2 of this Purchase Agreement that are qualified by materiality will be read as though the materiality qualifier does not exist;

(C)	The Ferro Sellers shall have performed and complied in all material respects with all undertakings required by this Purchase Agreement to be performed or satisfied by the Ferro Sellers before the Closing;

(D)	The Ferro Sellers shall have taken all corporate and other proceedings or actions necessary to be taken by the Ferro Sellers for consummation of the transactions contemplated by this Purchase Agreement;

(E)	The Ferro Sellers shall have delivered fully executed copies of the documents listed in Appendix H;

(F)	The parties shall have obtained the consents or approvals (or effective waivers thereof) assignment from those persons whose consents or approvals are required of assignment from those persons whose consents or approvals are for the assignment or transfer of the Ferro Sellers’ rights under those Contracts, Leases, Licenses, Permits and other similar items identified on subpart A of Appendix G and the Ferro Sellers’ shall have used commercially reasonable efforts (including sending written requests for consent to each of such persons) to obtain the consents or approvals for assignment of those Contracts identified on subpart B of Appendix G;

(G)	The Ferro Sellers shall have received all requisite advice concerning the transactions contemplated by this Purchase Agreement from Works Councils and other Employee representative bodies in the form (written or otherwise) required by law and, if required by law, such advice shall be subject to no conditions or subject only to conditions which have been accepted by the Ferro Sellers, and any time periods during which such Works Councils or representative bodies are permitted to lodge an appeal of the Ferro Sellers’ decision with respect to the transactions contemplated by this Purchase Agreement shall have expired or been waived in writing by the Works Councils or other representative bodies without any such appeal having been made or, if made, the Ferro Sellers’ decision with respect to the transactions contemplated by this Purchase Agreement having been upheld by a court of competent jurisdiction;

(H)	The parties shall have received all regulatory approvals listed in Section 3.11 (A), (B), and (C) above;

(I)	No Material Adverse Change shall have occurred between today and the Closing;

(J)	The parties shall have fully negotiated and executed the tolling agreements described in Section 3.16 above;

(K)	The parties shall have received satisfactory evidence that the expiration dates set forth in Union Contracts for the Ferro’s Stryker, Ohio and Plymouth, Indiana facilities have been amended to Olympic Plastics’ January 18, 2007 and March 18, 2007, respectively;

(L)	Olympic Plastics shall have obtained financing for purposes of satisfying its payment obligations under Section 2.8(A) above; and

(M)	There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the transactions contemplated in this Purchase Agreement.

4.2	Conditions to the Ferro Sellers’ Obligations. The obligation of the Ferro Sellers to consummate the transactions contemplated by this Purchase Agreement is subject to the satisfaction of the following conditions at or before the Closing:

(A)	The representations and warranties of the Olympic Plastics contained in Section 7.3 of this Purchase Agreement shall be true, accurate, and complete in all material respects as of today and as of the Closing (except with respect to the effect of transactions contemplated or permitted by this Purchase Agreement); provided, however, for purposes of this Section 4.2(A) those representations and warranties of Olympic Plastics contained in Section 7.3 of this Purchase Agreement that are qualified by materiality will be read as though the materiality qualifier does not exist;

(B)	Olympic Plastics shall have performed and complied with all undertakings required by this Purchase Agreement to be performed or satisfied by Olympic Plastics before the Closing;

(C)	Olympic Plastics shall have taken all corporate and other proceedings or actions necessary to be taken by Olympic Plastics for consummation of the transactions contemplated by this Purchase Agreement;

(D)	Olympic Plastics shall have delivered fully executed copies of the documents listed in Appendix I;

(E)	If Olympic Plastics has assigned its rights and delegated its duties under this Purchase Agreement to an Affiliate as permitted under Section 12.5, the Olympic Plastics Guarantee shall remain in full force and effect;

(F)	The parties shall have obtained the consents or approvals (or effective waivers thereof) assignment from those persons whose consents or approvals are required for the assignment or transfer of the Ferro Sellers’ rights under those Contracts, Leases, Licenses, Permits and other similar items identified on subpart A of Appendix G and the Ferro Sellers’ shall have used commercially reasonable efforts to obtain the consents or approvals for assignment of those Contracts identified on subpart B of Appendix G;

(G)	The Ferro Sellers shall have received all requisite advice concerning the transactions contemplated by this Purchase Agreement from Works Councils and other Employee representative bodies in the form (written or otherwise) required by law and, if required by law, such advice shall be subject to no conditions or subject only to conditions which have been accepted by the Ferro Sellers, and any time periods during which such Works Councils or representative bodies are permitted to lodge an appeal of the Ferro Sellers’ decision with respect to the transactions contemplated by this Purchase Agreement shall have expired or been waived in writing by the Works Councils or other representative bodies without any such appeal having been made or, if made, the Ferro Sellers’ decision with respect to the transactions contemplated by this Purchase Agreement having been upheld by a court of competent jurisdiction;

(H)	The parties shall have received all regulatory approvals listed in Section 3.11 (A), (B), and (C) above;

(I)	No Material Adverse Change shall have occurred between today and the Closing;

(J)	The parties shall have fully negotiated and executed the tolling agreements described in Section 3.16 above;

(K)	The parties shall have received satisfactory evidence that the expiration dates set forth in Union Contracts for the Ferro’s Stryker, Ohio and Plymouth, Indiana facilities have been amended to Olympic Plastics’ January 18, 2007 and March 18, 2007, respectively;

(L)	The lease for the Aldridge, UK facility shall have been extended for a period of not less that one year;

(M)	Olympic Plastics shall have obtained financing for purposes of satisfying its payment obligations under Section 2.8(A) above; and

(N)	There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the transactions contemplated in this Purchase Agreement.

4.3	Parties’ Best Efforts. From today until the Closing, the parties will cooperate and use their respective commercially reasonable best efforts to cause the conditions set forth in this Article 4 over which they may respectively have influence or control to be satisfied as soon as reasonably practicable.

Article 5 — Closing

5.1	The Closing. For purposes of this Purchase Agreement, the term “Closing” means the time at which the transactions contemplated by this Purchase Agreement will be consummated after satisfaction or waiver of the conditions set forth in Article 4 of this Purchase Agreement.

5.2	Date, Time, and Place of Closing. The Closing will occur at 10:00 a.m. (Eastern Time) on September 15, 2006, or such other date as the parties may agree in writing (the “Closing Date”). The Closing will take place at the offices of Ferro at 1000 Lakeside Avenue, Cleveland, Ohio, or at such other place as the parties may agree in writing. The Closing will be deemed to have occurred as of 11:59 p.m. on the Closing Date (the “Closing Time”).

5.3	Olympic Plastics’ Obligations. At the Closing, Olympic Plastics will deliver to the Ferro Sellers the following:

(A)	The documents, certificates, and other items referred to in Appendix I;

(B)	Such instruments as may be necessary or appropriate to reflect Olympic Plastics’ assumption of the Assumed Liabilities effective as of the Closing;

(C)	The amount specified in Section 2.8(A); and

(D)	One-sixth of the amount of the European Allocated Items as determined pursuant to Section 3.17 above.

5.4	The Ferro Sellers’ Obligations. At the Closing, the Ferro Sellers will deliver to Olympic Plastics the following:

(A)	The documents, certificates, and other items referred to in Appendix H;

(B)	Ownership to the Acquired Assets as contemplated in this Purchase Agreement;

(C)	The Title Policies (as defined in Section 5.6(B)); and

(D)	Such deeds, bills of sale, and such other instruments as may be necessary or appropriate to reflect the Ferro Sellers’ conveyance of the Acquired Assets to Olympic Plastics.

5.5	Local Formalities. If local laws or customs in the countries in which the Ferro Subsidiaries are located require additional formalities (such as notarizations, filings, notications, consultations or consents) to effect the transactions contemplated by this Purchase Agreement, then the parties will cooperate to carry out such formalities simultaneously with or before the Closing, but with effect as of the Closing Time. If either party desires that the specific terms and conditions of this Purchase Agreement applicable to a given jurisdiction be put in writing in a separate agreement, then the parties will cooperate to prepare and execute such separate agreement, but such separate agreement will (unless the parties expressly agree otherwise in a signed document that refers to this Section 5.5) in all events be interpreted consistently with and as subordinate to the terms and conditions of this Purchase Agreement.

5.6	Transfer of US Real Properties. The Ferro Sellers’ conveyance of Real Properties located in the United States will be carried out as follows:

(A)	Surveys. At least ten days before the Closing, the Ferro Sellers will obtain an ALTA/ACSM Land Title Survey (“Survey”) with respect to all US Real Properties meeting the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys adopted by the ALTA and NSPS, including, without limitation, “Table A” Items 1-4 and 6-18. Each such Survey will be prepared by a surveyor registered and licensed in the state in which the Real Property is located. Each Survey will contain a certificate, in form and substance acceptable to Olympic Plastics, certifying to Olympic Plastics and the title insurance company that such Survey is an accurate representation of the Property and that such Survey complies with the Minimum Standard Detail Requirements describe above.and (iii) shall otherwise be in form and substance satisfactory to Olympic Plastics in Olympic Plastics’ sole discretion. Olympic Plastics will bear the full cost of the Surveys.

(B)	Title Insurance Commitment. At least ten days before the Closing, the Ferro Sellers will obtain a commitment (the “Commitment”) from Chicago Title Insurance Company (the “Title Company”), with a copy to Olympic Plastics, that the Title Company will issue to Olympic Plastics at the Closing an Owner’s Policy of Title Insurance (the “Title Policies”) in an amount equal to that portion of the Purchase Price allocated to each US Real Property and in form and substance satisfactory to Olympic Plastics insuring fee simple title to the US Real Properties to be in Olympic Plastics subject only to the Permitted Encumbrances, the applicable zoning and building laws and regulations, the lien of real estate taxes and assessments not yet due and payable and such other Encumbrances as are consented to by Olympic Plastics. The Ferro Sellers will reasonably cooperate with Olympic Plastics in connection with removing the so-called “standard exception” to the Title Policies, including, without limitation, execution of standard title company affidavits.

(C)	Warranty Deeds. No later than seven days before the Closing Date, the Ferro Sellers will execute and deliver to the Title Company for safekeeping, with copies to Olympic Plastics, general or corporate warranty deeds conveying and warranting title to the US Real Properties to Olympic Plastics, subject only to the Permitted Encumbrances and such other Encumbrances as are consented to by Olympic Plastics, together with such affidavits, certificates, and other instruments as are ordinarily delivered to a purchaser of real estate or filed in the public records of the community where such real estate is located.

(D)	Instructions. At the time the Ferro Sellers delivers such warranty deeds to the Title Company, the Ferro Sellers and Olympic Plastics will deliver written instructions to the Title Company instructing the Title Company to hold such warranty deeds until the Closing and, at the Closing,

(1)	If the Title Company is then prepared to issue to Olympic Plastics the Title Company’s Owner’s Policy of Title Insurance in the form set forth in the commitment described in Section 5.6(B), and upon joint telephonic instructions from the Ferro Sellers and Olympic Plastics, to file the warranty deeds for record in appropriate public records, or

(2)	Otherwise, to return such warranty deeds to the Ferro Sellers.

5.7	Transfer of the Edison, New Jersey Site. If by the Closing Ferro has either obtained a “No Further Action” letter from the NJDEP or NJDEP’s approval of a Remedial Action Workplan in a Remediation Agreement as provided in ISRA for the transfer of ownership of the Specialty Plastics Business’ plant located at 54 Kellogg Court, Edison, New Jersey, to Olympic Plastics at the Closing, then Ferro will transfer ownership of such plant as provided in Section 5.6 above. If, however, Ferro has not obtained such a letter or approval by the Closing, then Ferro and Olympic Plastics will enter into a Transition Services Agreement whereby Ferro will maintain Ownership of the land and assets at the Edison, New Jersey site until Ferro does obtain such letter or approval and will make such land and assets available to Olympic Plastics for $1.00 per year.

Article 6 — Actions After Closing

6.1	Further Conveyances. After the Closing the Ferro Sellers will as soon as reasonably practicable, without further cost or expense to Olympic Plastics, execute and deliver to Olympic Plastics (or cause the same be executed and delivered to Olympic Plastics), such additional instruments of conveyance, and the Ferro Sellers shall take such other and further actions as Olympic Plastics may reasonably request and/or reasonably require to fully operate the Specialty Plastics Business without interruption, to sell, transfer, and assign to Olympic Plastics and vest in Olympic Plastics Ownership to the Acquired Assets or any other assets or rights (other than the Retained Assets) held by the Ferro Sellers and/or their Affiliates and used by them primarily in their conduct of the Specialty Plastics Business.

6.2	Further Consents. If and to the extent the parties fail to obtain before Closing the consent or approval (or an effective waiver thereof) of any person or persons with respect to any item described in Section 3.8, then after the Closing —

(A)	Until such consent or approval (or an effective waiver thereof) has been obtained —

(1)	On behalf of the Ferro Sellers, Olympic Plastics will perform all of the Ferro Sellers’ duties with respect to such item, and

(2)	On behalf of Olympic Plastics, the Ferro Sellers will exercise all of the Ferro Sellers’ rights with respect to such item as directed by Olympic Plastics.

(B)	The parties will use reasonable efforts to obtain from such person or persons the consents or approvals (or effective waivers thereof).

(C)	If the parties are unable to obtain any such consent, approval, or waiver, then

(1)	This Purchase Agreement shall not constitute or be deemed to be a contract to assign the same if an attempted assignment without such consent, approval, or waiver would constitute a breach of such item or create in the issuer or any party thereto the right or power to cancel or terminate such item; and

(2)	The Ferro Sellers will cooperate with Olympic Plastics in any reasonable arrangement designed to provide Olympic Plastics with the benefit of the Ferro Sellers’ rights under such item, including enforcement (at Olympic Plastics’ expense) of any and all rights of the Ferro Sellers against such person as Olympic Plastics may reasonably request.

In use of its reasonable efforts under subsection (C) above, the Ferro Sellers will not be obligated to pay ay additional consideration in order to obtain any consent, approval, or waiver. The Ferro Sellers will, however, cooperate with Olympic Plastics in obtaining a reasonable and economic solution with such person.

If in the case of the Rotterdam Real Property the consent to assignment of the lease is not obtained by the Closing, then either Ferro Holland will provide Olympic Plastics with an opinion of counsel satisfactory to Olympic Plastics that such consent is not required or the parties will negotiate in good faith a reasonable arrangement that provides Olympics Plastics with the economic benefit of the use of the Rotterdam Real Property.

6.3	Accounting Reports.

(A)	Olympic Plastics will cause the management of the Specialty Plastics Business to prepare and deliver to the Ferro Sellers:

(1)	Year-end, quarterly, and/or monthly trial balances for each of the Specialty Plastics Businesses, together with supporting detail, for periods encompassing the Closing Date normally provided by Ferro business units;

(2)	Information needed in order to file statutory financial statements and tax returns for the Ferro Sellers in respect of periods encompassing the Closing Date; and

(3)	Such other records and accounts as may reasonably be required by the Ferro Sellers in order to complete financial statements and reports relating to the pre-Closing activities of the Specialty Plastics Business.

Olympic Plastics will also cause management of the Specialty Plastics Business to afford Ferro to the extent reasonably requested internal and external auditors such access to the books and records of the Specialty Plastics Business as they may need in order for Ferro to satisfy normal quarterly and year-end reporting and audit requirements. The Ferro Sellers will make such requests for access in writing in advance. Olympic Plastics will be obligated to provide such access only during normal business hours. Ferro will promptly reimburse Olympic Plastics for Olympic Plastics’ out-of-pocket costs incurred by Olympic Plastics in connection with compliance with this Section 6.3(A) and will compensate Olympic Plastics (on the basis set forth in Section 6.6) for any time in excess of 60 hours per calendar quarter that the management of the Specialty Plastics Business is required to devote to complying with Olympic Plastics’ obligations under this Section 6.3.

(B)	Ferro will make available to Olympic Plastics such records as Olympic Plastics may reasonably request during normal business hours for the preparation of any Tax Returns or for the defense of any claim or proceeding concerning a Tax Return. Olympic Plastics will promptly reimburse Ferro for Ferro’s out-of-pocket costs incurred by Ferro in connection with compliance with this Section 6.3(B)

6.4	Non-Competition. In order to protect the goodwill of the Specialty Plastics Business, the Ferro Sellers undertake that for a period of five years after the Closing neither the Ferro Sellers nor any of their Affiliates will, directly or indirectly, engage in, or have an ownership interest in or act as agent, advisor, or consultant of or to any person, firm, partnership, corporation or other entity that is engaged in, the business of designing, developing, formulating, manufacturing, or selling Products of the nature currently sold by the Specialty Plastics Business (the “Non-Compete Business”). The parties specifically acknowledge and agree that the remedy at law for any breach of this Section 6.4 will be inadequate and that Olympic Plastics, in addition to any other relief available to it, will be entitled to temporary permanent injunctive relief without necessity of proving actual damage. Nothing in this Section 6.4, however, shall be deemed to prohibit or restrict the Ferro Sellers or any of their Affiliates –

(A)	From continuing to conduct any other business in which any of such companies are currently engaged and logical extensions (by product line or technology) of such businesses;

(B)	From acquiring or owning less than a 5% equity interest in any publicly-traded company (whether or not such company is engaged in a business that competes with the Non-Compete Business);

(C)	From acquiring a controlling equity interest in any company or other entity that is engaged in a business that competes with the Non-Compete Business if the annual sales from such entity’s competing business or entity do not exceed 10% of such business’ or entity’s total revenues in the 12-month period immediately preceding such acquisition provided that the acquisition of such competing business was not the principal purpose of such acquisition; or

(D)	From acquiring a controlling equity interest in any company or other entity that is engaged in a business that competes with the Non-Compete Business if the annual sales from such entity’s competing business or entity exceed 10% such business’ or entity’s total revenues in the 12-month period immediately preceding such acquisition provided that

(1)	the acquisition of such competing business was not the principal purpose of such acquisition;

(2)	within 30 days of the closing of such acquisition, the Ferro Sellers will provide Olympic Plastics written notice relating to the acquisition of the Non-Compete Business and afford Olympic Plastics (or its nominee) and, if Olympic Plastics desires to acquire such Non-Compete Business from the Ferro Sellers, a reasonable period to conduct due diligence on such Non-Compete Business, and the right to purchase such Non-Compete Business on terms and conditions to be agreed by the parties;

(3)	if Olympic Plastics and a Ferro Seller do not execute a definitive agreement for the purchase and sale of such Non-Compete Business within 90 days after receiving such notice, then Ferro Sellers will make a good faith effort to dispose of such Non-Compete Business within 12 months from the end of such 90-day period; and

(4)	if the Ferro Sellers propose to sell such Non-Compete Business to a third party within such 12-month period, but the prospective purchaser of the business offers the Ferro Sellers less than 110% of the purchase price Olympic Plastics offered the Ferro Sellers for such business, then the Ferro Sellers will not sell such Non-Compete Business to the prospective purchaser and Olympic Plastics will purchase the Non-Compete Business for a price equal to the greater of the price Olympic Plastics offered to purchase such Non-Compete Business and the price the prospective purchaser offered.

In no event will the Ferro Sellers’ performance of their respective obligations under the tolling agreements described in Section 3.16 constitute a breach of this Section 6.4.

6.5	Access to Former Business Records. For a period of seven years after the Closing, or until any audits of the Ferro Sellers’ tax returns relating to the Acquired Assets or the Specialty Plastics Business and relating to periods before or including the Closing are completed, whichever occurs later, Olympic Plastics will retain all business records constituting part of the Acquired Assets. During such period, Olympic Plastics will, to the extent reasonably requested, afford duly authorized representatives of the Ferro Sellers reasonable access to all of such records and will permit such representatives, at the Ferro Sellers’ expense during normal business hours provided advance notice is given, to make abstracts from, or to take copies of any of such records created, produced, or obtained before the Closing. During such period, Olympic Plastics will, to the extent reasonably requested, cooperate with the Ferro Sellers, and cause employees of the Specialty Plastics Business to cooperate on a mutually convenient basis with the Ferro Sellers, in furnishing information, evidence, testimony, and other assistance in connection with any action, proceeding, or investigation relating to the Ferro Sellers’ conduct of the Specialty Plastics Business before the Closing. The Ferro Sellers will promptly reimburse Olympic Plastics for any out-of-pocket expenses Olympic Plastics reasonably incurs in fulfilling its obligations under this Section 6.5.

6.6	Access to Former Employees. After the Closing, each party will make available to the other party employees of Olympic Plastics, the Ferro Sellers, and the Specialty Plastics Business whom the other party may reasonably need in order to defend or prosecute any legal or administrative action to which the Ferro Sellers or Olympic Plastics are a party or to prepare and/or file any legally required filings and which relates to the conduct of the Specialty Plastics Business before the Closing. The requesting party will pay or reimburse the other party for all reasonable expenses which may be incurred by such employees in connection therewith, including all travel, lodging, and meal expenses, and will further compensate the other for the number of whole business days spent by each such employee in providing such services at the rate of 130% of the average daily gross pay per business day (excluding the value of employee benefits) of such employee during the calendar month in which such services are performed.

6.7	Release of Guarantees. Promptly after the Closing, Olympic Plastics will use its commercially reasonable best efforts to cause Olympic Plastics to be substituted in all respects for the Ferro Sellers and their respective Affiliates, and will use its commercially reasonable best efforts to procure that the Ferro Sellers and their respective Affiliates, be released and fully discharged from, any responsibility or liability in respect of any obligation under any Guarantees in respect of the Specialty Plastics Business no later than 30 days after the Closing. Whether or not Olympic Plastics is able to effect any such a substitution, release, or discharge, from and after the Closing, Olympic Plastics, and not the Ferro Sellers or its Affiliates, will be solely responsible for performance and payment of all obligations of the Ferro Sellers and their Affiliates in respect of such Guarantees.

6.8	Termination of Insurance Coverage. At or after the Closing, except as provided in the Transition Services Agreement with respect to the Ferro Sellers’ stop loss coverage for self-insured medical benefits, the Ferro Sellers and their Affiliates will have the right to terminate any and all insurance coverage affecting the Specialty Plastics Business with the effect that Olympic Plastics will have no right of recovery with respect to any claim under policies or for refunds of premiums of insurance that previously covered the Specialty Plastics Business. The Specialty Plastics Business will, however, continue to be entitled to recoveries (net of deductibles and out-of-pocket claims handling costs) after the Closing under occurrence-based insurance policies in respect of insured events that occurred before the Closing and the Ferro Sellers will promptly pay over such net recoveries upon receipt. The Ferro Sellers will be responsible for the administration of claims for such recoveries.

6.9	Reimbursement of Certain Expenses. From time to time as and when received by them and in the currency received by them after the Closing, the Ferro Sellers and Olympic Plastics, respectively, will hold and will promptly transfer over and deliver to the other party, any cash, checks, or other property that they may receive on or after the Closing which properly belongs to the other party. The parties will use their commercially reasonable best efforts not to convert any such checks into cash without the approval of the other party.

6.10	ISRA Compliance. If Ferro does not obtain a “No Further Action” letter from the NJDEP or NJDEP’s approval of a Remedial Action Workplan in a Remediation Agreement as provided in ISRA for the transfer of ownership of the Specialty Plastics Business’ plant located at 54 Kellogg Court, Edison, New Jersey, to Olympic Plastics by the Closing, then Ferro will use commercially reasonable efforts to obtain such letter or approval as promptly after the Closing as is reasonably possible.

6.11	Payment of the Balance of the European Allocated Items. On or before the 30th of each of the first five full calendar months after the Closing, Olympic Plastics will pay the Ferro Sellers, without demand and without any right of set off, one-sixth (1/6) of the amount of the European Allocated Items as determined pursuant to Section 3.17 above.

Article 7 — Representations and Warranties

7.1	The Ferro Sellers’ General Representations and Warranties. The Ferro Sellers represent and warrant to Olympic Plastics the following:

(A)	Organization and Existence. Ferro is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio and each of the Ferro Subsidiaries is a limited liability entity duly organized and existing in the jurisdiction of its incorporation or organization (as indicated on Appendix A).

(B)	Power and Authority. The Ferro Sellers have full power and authority under their respective constitutive documents and the laws of the jurisdictions in which they respectively are organized to execute, deliver, and perform this Purchase Agreement and the Other Agreements to which they are a party.

(C)	Authorization. The execution, delivery, and performance of this Purchase Agreement and the Other Agreements to which the Ferro Sellers are a party have been duly authorized by all requisite corporate action on the part of the Ferro Sellers.

(D)	Binding Effect. This Purchase Agreement and the Other Agreements to which they are a party are valid, binding, and legal obligations of the Ferro Sellers.

(E)	No Default. Neither the execution and delivery of this Purchase Agreement or the Other Agreements to which the Ferro Sellers are a party nor the Ferro Sellers’ full performance of their respective obligations under this Purchase Agreement and the Other Agreements will violate or breach, or otherwise constitute or give rise to a Default under, the terms or provisions of the Ferro Sellers’ respective constitutive documents or of any contract, commitment, or other obligation to which any of the Ferro Sellers are a party.

(F)	No Insolvency. None of the Ferro Sellers is currently the subject of any proceedings relating to the prevention or resolution of business difficulties (or similar actions) or of a judgment of dissolution, and no facts currently exist justifying such a procedure or judgment against the Ferro Sellers. None of the Ferro Sellers has been declared or has made a declaration that it is unable to meet its debts as they fall due. No administrative receiver or manager or interim manager (or equivalent) has been appointed to manage any of the properties, assets or business of any of the Ferro Sellers.

(G)	Finders. With the sole exception of KeyBanc Capital Markets, the Ferro Sellers have not engaged and are not directly or indirectly obligated to any person acting as a broker, finder, or similar capacity in connection with the transactions contemplated by this Purchase Agreement.

7.2	The Ferro Sellers’ Representations and Warranties Concerning the Disclosure Disc. Simultaneously with the execution and delivery of this Purchase Agreement, the Ferro Sellers are delivering to Olympic Plastics a compact disc of disclosure materials (the “Disclosure Disc”) entitled the “Specialty Plastics Business Disclosure Disc” and consisting of 19 Parts, consecutively lettered A through S, inclusive. The Ferro Sellers represent and warrant to Olympic Plastics that the Disclosure Disc contains the information described in Appendix J. In addition, the Ferro Sellers represent and warrant to Olympic Plastics the following with respect to the Disclosure Disc:

(A)	Organization. Except as otherwise disclosed on Part A of the Disclosure Disc, none of the Ferro Sellers owns or holds any other equity interest, directly or indirectly, in any company, corporation, partnership, joint venture, business, firm, or other entity which, to the Ferro Sellers’ knowledge, engages in any business in competition with the Specialty Plastics Business.

(B)	Financial Statements. Except as otherwise disclosed on Subpart B-6 of the Disclosure Disc, the financial statements contained in Subparts B-1 to B-5 (the “Financial Statements”) are (1) true, correct and complete in all material respects, (2) present fairly the financial position, results of operations, and changes in financial condition of the Specialty Plastics Business at the dates and for the periods set forth therein, excluding corporate allocations as presented in the Ferro Sellers’ Offering Memorandum or otherwise disclosed to Olympic Plastics during the course of Olympic Plastics’ due diligence, and (3) are derived from the Ferro Sellers’ management accounts created and maintained by Ferro in the ordinary course in accordance with the accounting policies and procedures included in Ferro’s 2004 restated audited financial statements.

(C)	Inventories. Except as otherwise disclosed on Part C of the Disclosure Disc, (1) the Ferro Sellers Own all Inventories described on subpart C-1 of Part C; and (2) such Inventories have been valued on the books of the Ferro Sellers in accordance with the Accounting Principles.

(D)	Trade Accounts Receivable. Except as otherwise disclosed on Part D of the Disclosure Disc, (1) the Ferro Sellers Own all of the Trade Accounts Receivable listed or described on Subpart D-1 of Part D of the Disclosure Disc; and (2) none of such Trade Accounts Receivable is owing to the Ferro Sellers or any of their Affiliates.

(E)	Trade Accounts Payable. Except as otherwise disclosed on Part E of the Disclosure Disc, (1) all of the liabilities reflected on the books of the Ferro Sellers arose out of the ordinary course conduct of the Specialty Plastics Business; and (2) no such liabilities are owing to the Ferro Sellers or any of their Affiliates. Except as otherwise disclosed on Subpart E-2 of the Disclosure Disc, none of the Ferro Sellers is in Default in any manner likely to be materially adverse to the Specialty Plastics Business Condition under any note, bond, debenture, mortgage, indenture, security agreement, guaranty, or other instrument of indebtedness.

(F)	Real Property. Except as otherwise disclosed on Part F of the Disclosure Disc, (1) the Ferro Sellers Own all of the Real Properties listed as “owned” on Subpart F-1; (2) the leases of Real Properties listed as “leased” on Subpart F-2 are valid and subsisting leases in full force and effect; (3) other than in connection with the ISRA restrictions described in Section 5.7, the Ferro Sellers have the full right and authority to convey the owned Real Properties and to assign the Leases to the leased real properties to Olympic Plastics, (4) to the Ferro Sellers’ knowledge, there are no gas wells, or other wells (whether capped or uncapped, plugged or unplugged), in, on or about any of the Real Properties, (5) to the Ferro Sellers’ knowledge, no portion of the Real Properties constitutes or is classified a wetlands, as that term is defined in Section 404 of The Clean Water Act of 1977, 33 U.S.C. 1344, as amended, (7), all improvements on the Real Properties have been constructed in compliance with applicable Laws, (8) the Ferro Sellers have obtained all requisite Licenses and building and occupancy permits that are required by Laws with respect to the Real Properties, (9) to the Ferro Sellers’ knowledge, there are no outstanding variances or special use permits affecting any of the Real Properties or there uses, (10) to the Ferro Sellers’ knowledge, there has been no increase in the applicable rate for any utility service being furnished to any of the Real Properties from the rate in effect with respect to the most recent bill that the Ferro Sellers have received for such service, (11) to the Ferro Sellers’ knowledge, there have been no improvements made or are contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Properties, (12) all of the Real Properties either are freely accessible directly from all public streets on which it abuts or have rights in respect of adjoining private land to access the same in accordance with valid public easements, (13) to the Ferro Sellers’ knowledge, there currently exist no conditions which is likely to result in the termination of access to any of the Real Properties, (14) to the Ferro Sellers’ knowledge, there are no boundary or water drainage disputes with the owners of any property adjacent to any of the Real Properties, (15) the Ferro Sellers have received no notice of outstanding requirements or recommendations by insurance companies who issued the insurance policies insuring any of the Real Properties or by any board of fire underwriters or other body exercising similar functions requiring or recommending any repairs or work to be done on the Real Properties, (16) the Ferro Sellers have not entered into any leases, subleases or other arrangements for occupancy of space within, on or about any of the Real Properties or any portion thereof, (17) the buildings, plants, structures, building systems, drives, facilities, conduction media, and parking areas located in, on, about, or under the Real Properties are, to the Ferro Sellers’ knowledge, structurally sound and, taking into account their age and prior use, in reasonably good operating condition and repair, ordinary wear and tear excepted; and (18) Ferro is not held, directly or indirectly, by a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of Sections 897, 1445 or 7701 of the Internal Revenue Code, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts. Except as otherwise disclosed on Subpart F-4 of the Disclosure Disc, (1) none of the Ferro Sellers, nor to the Ferro Sellers’ knowledge, the landlords, are in Default under any lease of any such leased Real Properties in any manner likely to be materially adverse to the Specialty Plastics Business Condition; (2) to the Ferro Sellers’ knowledge, there is no condemnation proceeding or eminent domain proceeding pending or threatened against any of the Real Properties, whether owned or leased, including condemnation or relocation of any roadways abutting the Real Properties or proceedings to deny access to the Property from any point of access; and (3) to the Ferro Sellers’ knowledge, there has been no notice of a violation of any Laws or of any covenant, condition, easement or restriction affecting any of the Real Properties or relating to the Ferro Sellers’ use or occupancy.

(G)	Tangible Personal Property. Except as otherwise disclosed on Part G of the Disclosure Disc, (1) the Ferro Sellers Own all Tangible Personal Property listed as “owned” on Subparts G-1 to G-3 of Part G of the Disclosure Disc; (2) the Leases of Tangible Personal Property included in the Acquired Assets and listed as “leased” on Subpart G-4 of Part G of the Disclosure Disc are valid and subsisting Leases; and (3) the items of Tangible Personal Property listed on Part G are, taking into account their age and prior use, in reasonably good operating condition and repair, ordinary wear and tear excepted. Except as otherwise disclosed on Subpart G-5 of the Disclosure Disc none of the Ferro Sellers are in Default under any Lease listed on Subpart G-4 of Part G in any manner likely to be materially adverse to the Specialty Plastics Business Condition.

(H)	Intellectual Property. Except as otherwise set forth on Part H of the Disclosure Disc, (1) the Ferro Sellers Own all of the Intellectual Property, including the Intellectual Property listed as “owned” on Subparts H-1 to H-6 of Part H of the Disclosure Disc; (2) the Licenses, technology, or similar agreements to employ the Intellectual Property listed as “licensed by” on Subpart H-7 of Part H of the Disclosure Disc are valid and subsisting agreements; (3) except with respect to the items listed in such Subpart H-7 of Part H of the Disclosure Disc, none of the Ferro Sellers is obligated to pay any amount, whether as a royalty, license, fee, or other payment to any person in order to use any of the Intellectual Property used by the Specialty Plastics Business; (4) the Licenses, technology, or similar agreements to employ the Intellectual Property listed as “licensed to” on Subpart H-8 are valid and subsisting agreements; (5) except with respect to the items listed in such Subpart H-6, the Ferro Sellers have not granted any rights or interest to any person in connection with any of the Intellectual Property described in Part H;, (6) the Ferro Sellers Own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the Specialty Plastics Business as the same is currently being conducted by the Ferro Sellers; (7) the Ferro Sellers have no knowledge of any other Intellectual Property that is necessary to continue the conduct of the Specialty Plastics Business as the same is currently being conducted by the Ferro Sellers, (8) all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property on behalf of the Specialty Plastics Business, as applicable, either (a) created such materials in the course of his or her normal duties as an employee, (b) created such materials in the course of his or her duties of employment and, at the time, those duties included a special obligation to further the interests of his or her employer, (c) was an employee of the Specialty Plastics Business, at the time of creation of such materials, or is a party to a “work for hire” agreement under 17 USC § 101 et seq. under which the Specialty Plastics Business is deemed to be the original Owner and author of all right, title and interest therein, or (d) has executed an assignment in favor of the Specialty Plastics Business (or one of the Ferro Sellers), as applicable, of all right title and interest in such material, (9) except for Intellectual Property licensed from third parties, none of the Intellectual Property used for the operation of the Specialty Plastics Business as presently conducted is Owned or registered in the name of any current or former owner, stockholder, member, partner, director, executive, officer, employee, salesman, agent, customer, representative, contractor or consultant of any of the Ferro Sellers, nor do any such persons have any interest or right thereto including a right of refusal or to royalty payments, or (10) all application and renewal fees, costs, charges, and taxes required for the maintenance or protection of the registered Intellectual Property have been duly paid on time. Except as otherwise set forth on Subpart H-9 of the Disclosure Disc, (1) none of the Ferro Sellers is in Default under any of the Licenses listed in Subparts H-7 and H-8 of Part H of the Disclosure Disc, and to the knowledge of the Ferro Sellers, no party to any such Licenses has exercised or threatened to exercise any termination rights with respect thereto; and (2) the Ferro Sellers have no knowledge of any infringement by the Ferro Sellers in their conduct of the Specialty Plastics Business of the Intellectual Property rights of any person in any manner likely to be materially adverse to the Specialty Plastics Business Condition

(I)	Indebtedness and Liabilities. Except as otherwise disclosed on Subpart I-4 of the Disclosure Disc, (1) the Specialty Plastics Business is not in Default under any note, bond, debenture, mortgage, indenture, security agreement, guaranty, or other instrument of Indebtedness set forth in Subparts I-1 and I-3 of Part I of the Disclosure Disc in any manner likely to be materially adverse to the Specialty Plastics Business Condition; and (2) other than as are reflected on the Financial Statements, the Ferro Sellers have no outstanding material liabilities or indebtedness, absolute or contingent, or obligations of any nature, whether accrued, absolute, contingent, threatened or otherwise, whether due or to become due, with respect to the Specialty Plastics Business or the Acquired Assets, other than liabilities incurred in the ordinary course of the Specialty Plastics Business since December 31, 2004, which do not involve borrowings.

(J)	Litigation and Claims. Except as otherwise disclosed on Part J of the Disclosure Disc, (1) there exists no litigation, proceedings, actions, claims, or investigations at law or in equity pending or to the Ferro Sellers’ knowledge, threatened against the Ferro Sellers in any jurisdiction where the Ferro Sellers are currently doing business that is likely to have a material adverse effect on the Specialty Plastics Business Condition; (2) none of the Ferro Sellers are subject to any writ, injunction, order, or decree of any court, agency, or other governmental authority in any jurisdiction where the Ferro Sellers are currently doing business which is likely to have a material adverse effect on the Specialty Plastics Business Condition; (3) since January 1, 2005, there has been no Product recall or similar claim or action against the Ferro Sellers in connection with the Specialty Plastics Business; (4) to the Ferro Sellers’ knowledge, since January 1, 2005, the Ferro Sellers have not received any notice in respect of the Specialty Plastics Business in any jurisdiction where the Ferro Sellers are currently doing business as to (a) any claim or allegation of personal injury, death, or damage to property, (b) any claim for punitive or exemplary damages, contribution, or indemnification, or (c) any claim for injunctive relief in connection with any Product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error, omission, or negligent act in the performance of professional services by the Ferro Sellers, in connection with the Specialty Plastics Business; and (5) to the best of the Ferro Seller’s knowledge, no Product manufactured, sold or delivered by the Specialty Plastics Business is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of the Specialty Plastics Business.

(K)	Contracts and Commitments. Except as otherwise disclosed of Part K of the Disclosure Disc, (1) each of the Contracts, commitments, and other obligations listed on Subparts K-1–18 of Part K is a valid and binding obligation of the Ferro Sellers and, to the Ferro Sellers’ knowledge, the other party or parties thereto; (2) all Purchase Contracts and Sale Contracts for purchases and sales, respectively, made by the Ferro Sellers have been made in the ordinary course of the business; and (3) except with respect to services identified in the Transitional Services Agreements listed on Appendix F, the Specialty Plastics Business does not currently purchase any resins or other materials or lease any equipment or real property from the Ferro Sellers or their Affiliates (as opposed to acquiring such materials or leasing such equipment or real property directly from unrelated third parties). Except as otherwise disclosed of Subpart K-24 of the Disclosure Disc, (1) neither the Ferro Sellers nor, to the Ferro Sellers’ knowledge, any other party thereto has terminated, cancelled, or substantially modified any Contract, commitment, or other obligation listed in Part K; (2) neither the Ferro Sellers nor, to the Ferro Sellers’ knowledge, any other party thereto is in Default under any Contract, commitment, or other obligation listed in Part K of the Disclosure Disc in any manner likely to be materially adverse to the Specialty Plastics Business Condition; and (3) the Ferro Sellers have not received any written notice or to the Ferro Seller’s knowledge any other notice that any of the customers or suppliers referenced in any Contract, commitment, or other obligation listed in Part K of the Disclosure Disc intend to terminate or materially reduce its relationship with the Ferro Sellers or the Specialty Plastics Business after the Closing.

(L)	Employees and Employee Benefits. Except as otherwise disclosed on Part L of the Disclosure Disc, (1) none of the Ferro Sellers have any employment contracts in respect of the Specialty Plastics Business or its employees, workers or agents or former employees, workers or agents or any arrangements whereby the services of any consultant or independent contractor are agreed to be provided; (2) none of the Ferro Sellers have any responsibility, obligation or liability with respect to any “employee pension benefit plan” as defined in Section 3(1) of ERISA, any “employee welfare benefit plan” as defined in Section 3(2) of ERISA, or any retiree medical, retirement benefit, severance, redundancy, fringe benefit, life insurance, medical insurance, deferred compensation, employee share option or share purchase, bonus, incentive or other benefit, plan, scheme, or arrangement in respect of the Specialty Plastics Business or its employees, former employees or dependents or beneficiaries (such plans being referred to below as “Employee Benefit Plans”); (3) none of the Employee Benefit Plans is subject to Title IV of ERISA; (4) none of the Employee Benefit Plans is a “multiemployer plan” as described in Section 3(37) of ERISA; (5) the Ferro Sellers have made all contributions they are legally required to have made with respect to the Employee Benefit Plans; (6) benefits under the Employee Benefit Plans have not been increased from those indicated on Part L; (7) with respect to the United Kingdom, (a) Ferro UK has maintained all records in respect of PAYE and national insurance contributions and other purposes required to be kept by it in relation to the UK Employees, (b) all proper payments and returns have been made to UK HM Revenue & Customs and UK National Insurance Contributions Office and none of the same are the subject of any dispute; (c) Ferro UK is not a party to any agreement, arrangement, or scheme for profit sharing (including through the provision of securities or interests in securities which fall within the scope of chapters 2 to 5 (inclusive) Part 7 ITEPA 2003) to any former, current, or prospective employee of the Specialty Plastics Business or to any officers, ex-officers, or prospective officers of the Specialty Plastics Business or to any “associated person” for the purposes of s.421C ITEPA 2003, or for the payment to its officers or employees of bonuses or incentive payments or the like (including retention payments or payments due on a change of control of Ferro UK), or for the provision of any other benefits not described in Part L in respect of which Olympic Plastics would, if the prescribed circumstances arise, be required on or after Closing to operate PAYE or pay or account for any national insurance contributions in respect thereof; (d) none of the UK Transferred Employees was employed by Ferro UK as a result of a transfer of employment to which the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended (“TUPE”), applied; and (e) none of the UK Employees have rights to any early retirement pensions, including a redundancy provided through any pension transfer under TUPE; and (8) with respect to Germany, no Ferro Seller has any liability with respect to the separate pension arrangement sponsored by the Ceramic Dyes division in Germany. Except as otherwise disclosed on Subpart L-7 of the Disclosure Disc, (1) each Employee Benefit Plan has been maintained in accordance with its terms and all applicable Laws; (2) since January 1, 2005, the Ferro Sellers have not received any written notice of any unfair labor practice charge or complaint, or any other charge, arbitration, inquiry, proceeding or investigation pending before the National Labor Relations Board or any other foreign comparable governmental entity; (3) since January 1, 2005, the Ferro Sellers have not received any written notice of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Specialty Plastics Business no such activities or proceedings; and (4) the Ferro Sellers are not a party to or otherwise bound by, any consent decree with, or citation by, any governmental entity relating to any employee of the Specialty Plastics Business or employment practice, wage, hour, terms or conditions of employment with respect to the Specialty Plastics Business;

(M)	Compliance with Environmental Laws. Except as otherwise disclosed on Part M of the Disclosure Disc, (1) in the Ferro Sellers’ conduct of the Specialty Plastics Business, the Specialty Plastics Business is in compliance with all Environmental Laws applicable to the Specialty Plastics Business relating to emissions, discharges, and releases of Hazardous Materials into land, soil, ambient air, water, and the atmosphere, the noncompliance with which is not likely to have a materially adverse effect on the Specialty Plastics Business Condition; (2) in the Ferro Sellers’ conduct of the Specialty Plastics Business, the Specialty Plastics Business has obtained and is in compliance with all necessary Licenses and Permits applicable to the use, generation, treatment, storage, transportation, and disposal of Hazardous Materials, the noncompliance with which is not likely to have a material adverse effect on the Specialty Plastics Business Condition; (3) there are no demands, claims, notices of violation, actions, or proceedings pending or threatened alleging any non-compliance with or liability under any Environmental Laws affecting the Real Properties or the Specialty Plastics Business; and (4) there exist no Hazardous Materials on or in the Real Properties that are part of the Specialty Plastics Business the presence of which is likely to have a material adverse effect on the Specialty Plastics Business Condition.

(N)	Compliance with Health and Safety Laws. Except as otherwise disclosed on Part N of the Disclosure Disc, to the Ferro Sellers’ knowledge, in the Ferro Sellers’ conduct of the Specialty Plastics Business, the Specialty Plastics Business is in compliance with all Health and Safety Laws applicable to the Specialty Plastics Business the noncompliance with which is not likely to have a material adverse effect on the Specialty Plastics Business Condition.

(O)	Compliance with Other Laws. Except as otherwise disclosed on Subparts O-2 or O-3 of the Disclosure Disc, (1) to the Ferro Sellers’ knowledge, the Specialty Plastics Business is in compliance with all Laws applicable to the conduct of the Specialty Plastics Business (other than Environmental Laws and Health and Safety Laws) the noncompliance with which is not likely to have a material adverse effect on the Specialty Plastics Business Condition; (2) to the best of the Ferro Sellers’ knowledge, in respect of the Specialty Plastics Business neither any Ferro Seller nor any director, officer, agent, or employee of a Ferro Seller has used any Ferro Seller funds for unlawful contributions, gifts, entertainment, or unlawful expenses related to political activity or made any lawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns that would constitute a violation of the FCPA; (3) no Ferro Seller has been party to any agreement, practice or arrangement in respect of the Specialty Plastics Business which infringes any competition, restrictive trade practice, antitrust, fair trading, or consumer protection Laws applicable in any jurisdiction in which there are Specialty Plastics Business assets or in which the Specialty Plastics Business is carried or in which the activities of the Specialty Plastics Business may have an effect; (4) no Ferro Seller has given any assurance or undertaking (written or oral) to any competition law or antitrust authority relating to any matter related to the Specialty Plastics Business which has or will have the effect of restricting the nature, scope or magnitude of the activities of the Specialty Plastics Business and no Ferro Seller is in breach of any such assurance or undertaking; and (5) no investigation by a competition law or antitrust authority which is likely to affect the Specialty Plastics Business is taking place or is threatened.

(P)	Taxes. Except as otherwise disclosed in Part P of the Disclosure Disc, (1) all Tax Returns required to be filed by the Ferro Sellers with respect to the Specialty Plastics Business or the Acquired Assets before Closing have been or will be filed on or before the Closing and such Tax Returns are correct in all material respects as to the amount of Taxes shown to be due thereon; (2) all Taxes due and payable by the Ferro Sellers with respect to the Specialty Plastics Business or the Acquired Assets before Closing have been or will be paid when required by Law; (3) the Acquired Assets are not encumbered by any Encumbrance arising out of unpaid Taxes which are due and payable other than a Permitted Encumbrance; (4) each Ferro Seller has withheld and paid over to the proper authorities all amounts required to be withheld and paid over under applicable Law with respect to employees, creditors or other third parties of the Specialty Plastics Business; (5) there are no Tax sharing agreements or similar agreements (whether oral or written) that include any Ferro Seller with respect to the Acquired Assets or the Specialty Plastics Business; (6) no Ferro Seller is liable for the Taxes of any other person with respect to the Specialty Plastics Business as a transferee, successor, by contract, law, rule, regulation or otherwise; (7) there are no Tax Deficiencies assessed against, or relating to the Specialty Plastics Business or the Acquired Assets; (8) no Ferro Seller is a party to any action, audit or proceeding by any Tax authority for the assessment or collection of Taxes with respect to the Specialty Plastics Business or the Acquired Assets, nor has any such action, audit or proceeding been proposed or threatened with respect to the Specialty Plastics Business or the Acquired Assets; (9) no Ferro Seller that is a foreign person (as defined in Section 1445 of the Code and the Regulations promulgated thereunder) shall be deemed to have disposed of a U.S. real property interest (as defined in Section 897 of the Code and the Regulations promulgated thereunder) with respect to the Acquired Assets or the Specialty Plastics Business; (10) no written claim has been received by a Ferro Seller within the past three years that it is, or may be subject to Tax in a jurisdiction in which it did not file Tax Returns with respect to the Specialty Plastics Business or the Acquired Assets; (11) the Ferro Sellers have complied with all statutory provisions and regulations in each relevant jurisdiction relating to value added taxes and has duly paid or provided for all amounts of value added tax for which the Ferro Sellers are liable in relation to the Specialty Plastics Business; (12) Ferro UK has accounted for all Taxes in respect of wages and salaries earned of Ferro UK employees of the Specialty Plastics Business that are required to be deducted by Ferro UK at source, including, without limitation, under PAYE; (13) the Ferro Sellers have made all payments and taken all deductions from wages and salaries and accounted for such deductions to the relevant taxing authority in respect of social security contributions or national insurance contributions or similar taxes in relation to the employees of the Specialty Plastics Business; (14) in respect of the Leased Real Property situated in the United Kingdom, France, Spain, Portugal or Holland, the relevant Ferro Seller has validly executed its option to Tax supplies of the Leased Property; and (15) Ferro Sellers have provided or made available to Olympic Plastics all sales, use, value added, withholding, employment, property and payroll Tax Returns that relate to the Specialty Plastics Business or the Acquired Assets for all taxable periods beginning after December 31, 2002.
        .

(Q)	Insurance. Except as otherwise disclosed on Part Q of the Disclosure Disc, the Ferro Sellers have insured or self-insured the assets and properties of the Specialty Plastics Business against those insurable risks in amounts and to an extent customarily obtained by similar businesses.

®	Material Events and Material Adverse Changes. Except as otherwise disclosed on Part R of the Disclosure Disc, (1) the Specialty Plastics Business has been conducted only in the ordinary and usual course since December 31, 2005, and (2) no Material Events have occurred since December 31, 2005, including any of the following that have had or are likely to constitute a Material Adverse Change:

(1)	An uninsured damage to, destruction or loss of any of the Acquired Assets;

(2)	The Acquired Assets becoming subject to an Encumbrance, other than Permitted Encumbrances;

(3)	A cancellation or waiver of any claims or rights of value, or any sale, transfer, distribution or other disposal of any Acquired Assets;

(4)	Disposal or lapse of any rights in, the Intellectual Property;

(5)	A liability incurred outside the ordinary course of the business, including, without limitation, any liability for nonperformance or termination of any Contract, Lease, License or Permit;

(6)	A write off as uncollectible any notes or accounts receivable, except write offs in the ordinary course of business consistent with past practice charged to applicable reserves;

(7)	Any election, revocation, or amendment of any Tax election, settlement or compromise of any claim or assessment with respect to Taxes, execution of any closing agreement, execution or consent to any waivers extending the statutory period of limitations with respect to the collection or assessments of any Taxes, or amendment any Tax Return;

(8)	Acquisition of any business, by merger or consolidation, purchase of substantial assets or equity interests or by any other manner, in a single transaction or a series of related transactions, or entry into any contract, letter of intent or similar arrangement (whether or not enforceable) with respect to such transactions;

(9)	Entry into, materially amendment, or becoming subject to any joint venture, partnership, strategic alliance, co-marketing, (or promotion, co-packaging, joint developments or similar arrangement); or

(10)	Entry into any contract with respect to (whether or not binding), or other use committed or agreed, whether or not in writing, to do any of the foregoing.

(S)	Sufficiency of Assets. Except as set forth on Part S of the Disclosure Disc, (1) all of the Acquired Assets are in the possession of the Ferro Sellers or under the Ferro Sellers’ control; (2) the sale of the Acquired Assets pursuant to this Agreement will effectively convey to Olympic Plastics all of the tangible and intangible property primarily used by the Ferro Sellers in their current conduct of the Specialty Plastics Business; and (3) the Ferro Sellers believe such assets, when combined with services provided pursuant to the Transitional Services Agreements listed on Appendix F, will enable Olympic Plastics to continue in all material respects the conduct of the Specialty Plastics Business as the same is currently being conducted by the Ferro Sellers at the individual site level (except for the Retained Assets and except for any tangible or intangible property used by Ferro in providing corporate overhead functions to the Specialty Plastics Business).

7.3	Olympic Plastics’ Representations and Warranties. Olympic Plastics represents and warrants to the Ferro Sellers the following:

(A)	Organization and Existence. Olympic Plastics is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

(B)	Power and Authority. Olympic Plastics has full corporate power and authority under its constitutive documents and under the laws of the State of Delaware to execute, deliver, and perform this Purchase Agreement and the Other Agreements to which it is a party.

(C)	Authorization. The execution, delivery, and performance of this Purchase Agreement and the Other Agreements to which Olympic Plastics is a party have been duly authorized by all requisite corporate actions on the part of Olympic Plastics.

(D)	Binding Effect. This Purchase Agreement and the Other Agreements to which Olympic Plastics is a party are valid, binding, and legal obligations of Olympic Plastics.

(E)	No Default. Neither the execution and delivery of this Purchase Agreement or the Other Agreements to which Olympic Plastics is a party nor Olympic Plastics’ full performance of its obligations under this Purchase Agreement will violate or breach, or otherwise constitute or give rise to a Default under, the terms or provisions of Olympic Plastics’ constitutive documents or of any contract, commitment, or other obligation to which Olympic Plastics is a party.

(F)	Finders. Olympic Plastics has not engaged and is not directly or indirectly obligated to any person acting as a broker, finder, or similar capacity in connection with the transactions contemplated by this Purchase Agreement.

(G)	Olympic Plastics’ Financing Plan. Simultaneously with the execution and delivery of this Purchase Agreement, Olympic Plastics has delivered to the Ferro Sellers a true and complete copy of commitments it has received from its lenders by which Olympic Plastics can reasonably anticipate obtaining sufficient cash funds to enable Olympic Plastics to make payment required under Section 2.8(A) above.

(H)	No Insolvency. Olympic Plastics is not currently the subject of any proceedings relating to the prevention or resolution of business difficulties (or similar actions) or of a judgment of dissolution, and no facts currently exist justifying such a procedure or judgment against Olympic Plastics. Olympic Plastics has not been declared or has made a declaration that it is unable to meet its debts as they fall due. No administrative receiver or manager or interim manager (or equivalent) has been appointed to manage any of the properties, assets or business of Olympic Plastics.

7.4	Meaning of the “Ferro Sellers’ Knowledge”. Where a statement contained in this Article 7 is said to be to the “Ferro Sellers’ knowledge” (or words of similar import) such expression means that, after having conducted a due diligence review and in reliance on due diligence certifications, both as described in Appendix K, management of the Specialty Plastics Business believes the statement to be true, accurate, and complete in all material respects, but that the Ferro Sellers make no further representation or warranty concerning facts or circumstances that might have come to the Ferro Sellers’ attention if they conducted a broader or more thorough investigation of the Specialty Plastics Business. For purposes of this Section 7.4, the term “management of the Specialty Plastics Business” means the Vice President, Specialty Plastics and the following individuals who report to him: the Business Manager APA and APC, the Business Manager Northern Europe, the Business Manager Southern Europe, the LCD Marketing Manager, the LCD Sales Manager, the PCD Business Manager, the PCD Operations Manager, the FRP Sales Manager, the FPR Operations Manager, the Specialty Plastics Division Controller, the Edison Operations Manager, the Plymouth Operations Manager, and the assigned Corporate Accounting Manager.

Article 8 — Specific Obligations

8.1	Employee Obligations. The parties’ respective obligations with respect to employees of the Specialty Plastics Business will be as follows:

(A)	Transferred Employees. Appendix L, as the same will be updated by the Ferro Sellers before the Closing as provided in the last sentence of this Section 8.1(A), contains a list of employees of the Specialty Plastics Business (the “Employees”).

(1)	The term “Transferred Employees” means the following:

(a)	The US Transferred Employees;

(b)	The Belgian Transferred Employee;

(c)	The German Transferred Employees;

(d)	The Dutch Transferred Employees;

(e)	The Mexican Transferred Employees;

(f)	The Portuguese Transferred Employees;

(g)	The Spanish Transferred Employees; and

(h)	The UK Transferred Employees;

all as defined in Appendix L

(2)	The term “Retained Employees” means the Employees identified on Part II of Appendix M.

The parties respective rights and responsibilities with respect to the Transferred Employees, the Employees who do not become Transferred Employees, and former employees of the Specialty Plastics Business will be as set forth on Appendix M. The parties recognize that from today until the Closing there may be minor changes in the individuals who are employees of the Specialty Plastics Business. The Ferro Sellers, however, will make every reasonable effort to maintain the overall headcount of the Employees by location constant until the Closing and will provide Olympic Plastics an updated list of Employees no later than ten days before the Closing.

(B)	Severance. The Ferro Sellers will be solely responsible for any and all severance pay and benefits that become due contractually or by law to Employees on termination of employment with the Ferro Sellers (whether before, at, or after the Closing) and former employees of the Specialty Plastics Business who terminated employment with the Ferro Sellers before the Closing. Olympic Plastics will be solely responsible for any and all severance pay and benefits that become due contractually or by law to Transferred Employees on termination of their employment with Olympic Plastics after the Closing. If Olympic Plastics elects to terminate the employment of any Transferred Employee within one year after the Closing in circumstances in which such Transferred Employee would have been entitled to severance pay and/or benefits if he or she had terminated employment with the Ferro Sellers immediately before the Closing, then Olympic Plastics will assure that such terminated Transferred Employee’s severance pay and benefits will be substantially equivalent to the severance pay and benefits the Transferred Employee would have received under the Ferro Sellers’ severance policies.

(C)	Non-Interference. The Ferro Sellers will neither employ nor offer employment to any Transferred Employee during the three year period following the Closing without the prior written consent of Olympic Plastics. During such period, Olympic Plastics will not, without the prior written consent of the Ferro Sellers, employ or offer employment to any Retained Employee or to any former employee of the Specialty Plastics Business who retired from or voluntarily terminated employment with the Ferro Sellers during the six-month period preceding the Closing. Nothing in this Section 8.1(c), however, will be deemed to prohibit any party from hiring an Employee who responds to a general public advertisement of employment or who is identified as a consequence of a non-directed executive search. (The provisions of this Section 8.1(C) will not apply to German Transferred Employees.)

The Ferro Sellers’ duties and obligations arising out of the foregoing provisions of this Section 8.1 and Appendix M are the “Ferro Sellers’ Employee Obligations.” Olympic Plastics’ duties and obligations arising out of the foregoing provisions of this Section 8.1 and Appendix M are the “Olympic Plastics’ Employee Obligations.”

8.2	Environmental Obligations. The parties’ respective obligations with respect to Environmental Matters will be as follows:

(A)	Identified Environmental Matters. The Ferro Sellers will be solely responsible for any third party liability or legally required remediation of any Environmental Condition, in either case resulting from the Environmental Matters identified on Appendix O (collectively, the “Identified Environmental Matters”). Olympic Plastics hereby grants the Ferro Sellers a license to enter upon the Real Properties of the Specialty Plastics Business with reasonable prior notice for the purpose of carrying out and complete any such remediation. Olympic Plastics will also make available to the Ferro Sellers at cost such utilities at such sites as the Ferro Sellers may reasonably require in order to carry out such remediation. The Ferro Sellers will carry out and complete such remediation in accordance with applicable Environmental Laws and in such a way as to minimize any interference with the operations of the Specialty Plastics Business or any other business of Olympic Plastics or its successors. The Ferro Sellers will assure such plan or program for remediation corrects or ameliorates any Identified Environmental Matter consistent with the use of such Real Property on the Closing Date.

(B)	Other Environmental Matters.

(1)	Procedure. Olympic Plastics will refrain from conducting any sort of intrusive soil or groundwater testing on or around the Real Property unless Olympic Plastics is advised by a professional environmental engineer or environmental counsel that such testing is required by Environmental Laws or the failure to conduct such testing may result in civil or criminal penalties, Olympic Plastics receives an unsolicited complaint or notice of a possible Environmental Matter (as defined below) from a third party or governmental entity claiming damage arising out of such Environmental Matter, or Olympic Plastics receives an unsolicited claim, complaint or notice of a possible Environmental Matter from a governmental entity having regulatory authority under Environmental Laws. If Olympic Plastics is required or permitted to conduct such testing or if Olympic Plastics otherwise discovers an Environmental Matter in the ordinary course of business and, as a consequence, identifies an Environmental Matter other than an Identified Environmental Matter after the Closing, then

(a)	Olympic Plastics will conduct a preliminary investigation to determine whether remedial action is legally required under Environmental Laws with respect to such Environmental Matter and thus constitutes an “Environmental Condition.” If at any time after the Closing Olympic Plastics proposes to conduct any sort of intrusive soil or groundwater testing that Olympic Plastics reasonably believes will be an Environmental Matter subject to the provisions of this Section 8.2, then Olympic Plastics will provide the Ferro Sellers at least three weeks prior notice in writing of such proposal with a full description of the testing to be conducted and the manner in which such testing will be conducted, allow the Ferro Sellers to observe any such testing, and promptly make available to the Ferro Sellers the test results. Olympic Plastics will conduct such intrusive testing if and when advised by a professional environmental engineer or Olympic Plastics’ counsel that such testing is legally required or necessary to ameliorate or prevent exacerbation of an identified threat to the environment.

(b)	If Olympic Plastics determines in good faith that such Environmental Matter constitutes an Environmental Condition, then Olympic Plastics will give the Ferro Sellers timely notice of the facts and circumstances that caused Olympic Plastics to conclude that such Environmental Matter is or was an Environmental Condition.

(c)	After giving the Ferro Sellers such notice, Olympic Plastics will, in good faith, design and develop, and deliver to the Ferro Sellers, a plan or program (a “Remediation Plan“) for remediating the Environmental Condition. Olympic Plastics will assure such plan or program corrects or ameliorates any existing violation of Environmental Laws in a reasonable and economical manner, including the use of institutional controls and deed restrictions limiting future use of the Real Property to a use consistent with its use on the Closing Date. (A Remediation Plan that satisfies the requirements of the preceding sentence is referred to below as an “Economic Remediation Plan”.)

(d)	The Ferro Sellers will promptly review Olympic Plastics’ Remediation Plan and will advise Olympic Plastics if and in what respects (if any) that the Ferro Sellers do not reasonably believe the Remediation Plan reasonably qualifies as an Economic Remediation Plan.

(e)	If the Ferro Sellers and Olympic Plastics agree, in the exercise of good faith, that Olympic Plastics’ Remediation Plan or an agreed modified Remediation Plan constitutes an Economic Remediation Plan, then Olympic Plastics will proceed with implementing such Remediation Plan. In such case, during the implementation of the Economic Remediation Plan by Olympic Plastics, the Ferro Sellers will provide Olympic Plastics reimbursement of 50% of any out-of-pocket expenses actually incurred by Olympic Plastics in carrying out the Economic Remediation Plan within 30 days of demand by Olympic Plastics. When Olympic Plastics has completed the Economic Remediation Plan, then party owing additional funds to the other under the allocation formula in Section 8.2(B)(2) below will pay those funds to the other party promptly.

(f)	If the Ferro Sellers and Olympic Plastics do not agree on a Remediation Plan that both believe is an Economic Remediation Plan, then the issue of what constitutes an Economic Remediation Plan will be deemed to be disputed item within the meaning of Section 10.1.

(2)	Responsibilities. Subject to the limitations of Sections 8.2(B)(2)(c) and 8.2(B)(3) below, the Ferro Sellers and Olympic Plastics will share responsibility for the cost of Economic Remediation Plans on the following basis:

(a)	The Ferro Sellers will be responsible for a portion of the Actual Amount of the costs of Economic Remediation Plans as follows:

(i)	The total costs of carrying out Economic Remediation Plans times

(ii)	The appropriate one of the following two fractions —

(A)	If the costs resulting from the Environmental Condition that is the subject of the Economic Remediation Plan are proportional to the amount of the specific type of Hazardous Materials that were used, emitted, discharged or released and the amount of Hazardous Materials is known or estimable with a reasonably high degree of reliability, then a fraction

(1) the numerator of which is the amount of Hazardous Materials contributed by the Ferro Sellers to the Environmental Condition before the Closing and

(2) the denominator of which is the total amount of Hazardous Materials contributed by both the Ferro Sellers before the Closing and Olympic Plastics after the Closing; or

(B)	If either the costs resulting from the Environmental Condition are not proportional to the amount of Hazardous Materials that were used, emitted, discharged or released or the amount of Hazardous Materials is not known or not estimable with a reasonably high degree of reliability, then a fraction equal to one minus a fraction equal to

(1) the numerator of which is the number of months Olympic Plastics has carried on the Specialty Plastics Business from the Closing Date until the date Olympic Plastics delivers the notice described in Section 8.2(B)(1)(b) above and

(2) the denominator of which is 42 months plus the number of months Olympic Plastics has carried on the Specialty Plastics Business from the Closing Date until the date Olympic Plastics delivers the notice described in Section 8.2(B)(1)(b) above.

(b)	Olympic Plastics will be responsible for all costs of carrying out Remediation Plans and for discharging all other liabilities and obligations resulting from Environmental Conditions for which the Ferro Sellers are not responsible under this Purchase Agreement.

(c)	If the Ferro Sellers and Olympic Plastics cannot after good faith efforts agree on the utilization of the formulae set forth in Section 8.2(B)(2)(a)(ii), then the issue of the allocation of responsibility for the costs of an Economic Remediation Plan will be deemed to be a disputed item within the meaning of Section 10.1.

(3)	Limitations.

(a)	There will be no quantum limitation on Ferro’s liability for Identified Environmental Matters under Section 8.2(A) above.

(b)	Notwithstanding the provisions of Section 8.2(B)(2)(a) above, the Ferro Sellers’ will have no liability with respect to a claim under Section 8.2(B) unless and to the extent (i) the Actual Amount the claim exceeds $50,000 and (ii) the Actual Amount by which all such claims in excess of such amount exceeds $1,000,000. In no event will the Ferro Sellers’ total obligation to Olympic Plastics under Section 8.2(B) exceed, in the aggregate, $13,300,000.

(c)	In no event will the Ferro Sellers have any responsibility for any Environmental Matter or Environmental Condition for which Olympic Plastics has not given the Ferro Sellers notice in accordance with Section 8.2(B)(1)(b) above on or before 5:00 PM (Eastern Time) on September 30, 2013.

The Ferro Sellers’ duties and obligations arising out of the foregoing provisions of this Section 8.2(B) are the “Ferro Sellers’ Environmental Obligations.” Olympic Plastics duties and obligations arising out of the foregoing provisions of this Section 8.2(B) are the “Olympic Plastics’ Environmental Obligations.”

8.3	Olympic Plastics’ Sole Remedy. Other than as a result of fraud or fraudulent misrepresentation, Olympic Plastics acknowledges that Olympic Plastics’ right of indemnity under Section 9.2(C) for non-performance of the Ferro Sellers’ Employee Obligations and the Ferro Sellers’ Environmental Obligations is Olympic Plastics’ sole and exclusive remedy with respect thereto and Olympic Plastics hereby waives any other or further rights of recovery Olympic Plastics might otherwise have against the Ferro Sellers with respect to such matters on grounds of misrepresentation or breach of warranty, breach of covenant, or otherwise. Olympic Plastics also hereby releases and discharges the Ferro Sellers from any other claims that Olympic Plastics may now or hereafter have against the Ferro Sellers under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended.

Article 9 — Indemnification

9.1	Indemnification of the Ferro Sellers. Olympic Plastics will indemnify and (in the case of third party claims) defend the Ferro Sellers and the Ferro Sellers’ shareholders, officers, directors, Affiliates, and representatives (collectively, the “Ferro Sellers Indemnitees”) and hold the Ferro Sellers Indemnities harmless, from and against the Actual Amount of any and all liabilities, damages, claims, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from –

(A)	Any misrepresentation or breach of warranty by Olympic Plastics under Section 7.3; or

(B)	Non-performance by Olympic Plastics of any obligations to be performed by or on the part of Olympic Plastics under this Purchase Agreement, including Olympic Plastics’ obligations with respect to the Assumed Liabilities and Olympic Plastics’ obligations under Article 8.

9.2	Indemnification of Olympic Plastics. Subject to the limitations set forth in Section 9.5 and 9.6, the Ferro Sellers will indemnify and (in the case of third party claims) defend Olympic Plastics, and Olympic Plastics’ shareholders, officers, directors, Affiliates, and representatives (collectively, the “Olympic Plastics Indemnitees”) and hold the Olympic Plastics Indemnitees harmless, from and against the Actual Amount of any and all liabilities, damages, claims, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from –

(A)	Any misrepresentation or breach of warranty by the Ferro Sellers under Section 7.1;

(B)	Any misrepresentation or breach of warranty by the Ferro Sellers under Section 7.2 for which notice is given by Olympic Plastics within the period specified in Section 9.6; or

(C)	Non-performance by the Ferro Sellers of any obligation to be performed by or on the part of the Ferro Sellers under this Purchase Agreement, including the Ferro Sellers’ obligations with respect to the Retained Liabilities and the Ferro Sellers’ obligations under Article 8.

9.3	Claims. If one or more of the Ferro Sellers Indemnitees desires to make a claim against Olympic Plastics or one or more of the Olympic Plastics Indemnitees desires to make a claim against the Ferro Sellers under Section 9.1 or 9.2, as the case may be, which does not involve a claim by any person other than the parties, then such indemnitee shall make such claim by delivering written notice to the other within a reasonable period of time. If either one or more of the Olympic Plastics Indemnitee or one or more of the Ferro Sellers Indemnitees (the “Claimant”) desires to make a claim against the other party (the “Indemnitor”) under Section 9.1 or 9.2 which involves a claim by a person other than the parties, then such claim will be made in the following manner and be subject to the following terms and conditions:

(A)	Notice. The Claimant will give notice to the Indemnitor within a reasonable period of time of any demand, claim, or threat of litigation or the actual institution of any action, suit, or proceeding (collectively, a “Claim”) at any time served on or instituted against the Claimant with respect to which the Claimant believes it would have a right of indemnification under Section 9.1 or 9.2. In providing such notice, the Claimant shall only state the existence of such Claim and shall not admit or deny the validity of the facts or circumstances out of which such Claim arose. Solely for purposes of determining whether the Claimant is entitled to indemnification under Section 9.1 or 9.2, the alleged facts or circumstances on which such Claim is based shall be treated as if they were true pending final resolution of the facts and circumstances out of which such Claim arose.

(B)	Responsibility for Defense. Within 30 days after receipt of any such notice, but not less than five working days before the time the Claimant is required to respond to a Claim, the Indemnitor will, by giving written notice to the Claimant, have the right to assume responsibility for the defense of the Claim, through counsel reasonably acceptable to the Claimant, at the expense of the Indemnitor, in the name of the Claimant or otherwise as the Indemnitor may elect; provided that the Indemnitor also agrees that it does have responsibility to indemnify the Claimant with respect to such Claim (subject to the limitations set forth in Section 9.5). Otherwise, the Claimant will have responsibility for the defense of the Claim. Subject to the provisions of subsections 9.3(C) and (D) below, the party having responsibility for defense of a Claim (the “Defending Party”) will have the full authority to defend, cure, adjust, compromise, or settle such Claim or appeal any judgment or ruling of a court or other tribunal in connection with such Claim in its own name and/or in the name of the other party.

Notwithstanding the forgoing provisions of this Section 9.3(B), an Indemnitor will not have the right to assume control of the defense of such third party action if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation, or investigation against a Claimant; (ii) the claim seeks an injunction or equitable relief against the Claimant; (iii) the Claimant has been advised in writing by counsel that there is a conflict of interest between the Indemnitor and the Claimant (other than with respect to an conflict arising solely as a consequence of a duty to indemnify arising out of this Article 9); (iv) the Claimant reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially adverse and detrimental to the Claimant’s reputation, Tax position, or future business prospects or is likely to establish a precedential or customary practice materially adverse to the continuing business or Tax Position or of the Claimant; (v) the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (vi) the Indemnitor is insolvent or is the subject of any voluntary or involuntary bankruptcy proceeding or assignment for the benefit of its creditors.

(C)	Right to Participate. Notwithstanding a Defending Party’s responsibility for the defense of a Claim, the other party shall have the right to participate, at its own expense and with its own counsel, in the defense of a Claim and the Defending Party will consult with the other party from time to time on matters relating to the defense of such Claim. The Defending Party will provide the other party with copies of all pleadings and material correspondence relating to such Claim.

(D)	Settlement. A Defending Party will provide the other party with timely written notice of any proposed adjustment, compromise, or other settlement, including equitable or injunctive relief, of a Claim which the Defending Party intends to propose or accept. If the other party fails to provide the Defending Party with timely written notice of objection to such settlement, then the Defending Party shall have the authority to propose or accept such settlement and enter into any agreement, in its own name and/or in the name of the other party, giving legal effect to all aspects of such settlement. If the other party objects to such settlement, then the Defending Party may, if it so elects, tender the defense to the other party by paying to such other party the amount of money proposed to be paid in settlement of the Claim, in which case the Defending Party shall have no further liability to the other party under this Purchase Agreement with respect to such Claim and the other party shall have full authority for the future defense of such Claim and full responsibility for any and all liabilities, obligations, costs, and expenses resulting therefrom.

9.4	Disputed Responsibility. If, after receiving a written indemnification notice under Section 9.3(A), the party receiving such notice disputes —

(A)	The fact that such party in fact made a misrepresentation or breach a warranty under this Purchase Agreement giving rise to the claim to which the notice relates or that any such misrepresentation or breach in fact gave rise to the liabilities, damages, claims, costs, or expenses for which the other party seeks indemnification under this Article 9; or

(B)	The fact that such party in fact failed to perform any obligation to be performed on the part of that party under this Purchase Agreement giving rise to the claim to which the notice relates or that any such failure in fact gave rise to the liabilities, damages, claims, costs, or expenses for which the other party seeks indemnification under this Article 9, then such party will have the right to initiate the dispute resolution mechanism set forth in Article 10, in which case the dispute will be finally resolved as provided in Article 10. In such case, however, pending final resolution of the disputed item, the parties will proceed as if the party receiving the indemnification notice had in fact made a misrepresentation, breached a warranty, or failed to perform an obligation to be performed on the part of that party under this Purchase Agreement and as if such act or failure in fact gave rise to the liabilities, damages, claims, costs, or expenses for which the other party seeks indemnification under this Article 9. If the disputed item is resolved in whole or in part in favor of the party receiving the indemnification notice, then such party will be entitled to an equitable reimbursement from the other party of any amounts expended or incurred in carrying out the receiving party’s indemnification obligations under this Article 9.

9.5	Quantum Limitation on Indemnification. Notwithstanding the provisions of Section 9.2(B), the Ferro Sellers will not be obligated to indemnify or defend the Olympic Plastics Indemnitees, or hold the Olympic Plastics Indemnitees harmless, from or against any liability, damage, claim, cost, or expense (including attorneys’ fees) arising out of a misrepresentation or breach of warranty by the Ferro Sellers pursuant to Section 9.2(B) unless and to the extent (A) the Actual Amount of a given claim exceeds $50,000, and (B) the Actual Amount by which all claims in excess of such amount exceeds $1,000,000. In no event will the Ferro Sellers’ total obligation to Olympic Plastics under Section 9.2(B) exceed, in the aggregate, $13,300,000. The quantum limitation set forth in this Section 9.5 will not, however, apply to the Ferro Sellers’ liability to Olympic Plastics for breaches of the representations and warranties as to Ownership of the Acquired Assets set forth in Section 7.2, the Ferro Sellers’ Tax liabilities (Section 7.2(P)), the Ferro Sellers’ Employee Obligations, or the Ferro Sellers’ Environmental Obligations (which are subject to the quantum limitations set forth in Section 8.2(C)(3)(b) above).

9.6	Time Limitation on Indemnification. Notwithstanding the provisions of Section 9.2(B), the Ferro Sellers will not be obligated to indemnify or defend the Olympic Plastics Indemnitees, or hold the Olympic Plastics Indemnitees harmless, from or against any liability, damage, claim, cost, or expense (including attorneys’ fees) arising out of a misrepresentation or breach of warranty by the Ferro Sellers pursuant to Section 9.2(B), and any cause of action based thereupon shall expire and terminate, unless Olympic Plastics delivers to the Ferro Sellers notice and a full explanation of the alleged breach on or before 5:00 p.m. (Eastern Time) –

(A)	In the case of claims by Olympic Plastics for misrepresentations or breaches of warranty of the Ferro Sellers’ Tax warranties under Section 7.2(P), 90 days after expiration of the applicable statute of limitation period with respect to the particular tax at issue;

(B)	In the case of a misrepresentation or breach of warranty under Section 7.2(L) (Employee and Employee Benefits), 90 days after the expiration of the applicable statute of limitations;

(C)	In the case of the Ferro Sellers’ Environmental Obligations, August 31, 2013; and

(D)	In the case of any other claim, 18 months after the Closing.

The time limitations set forth in this Section 9.6 will not, however, apply to the Ferro Sellers’ liability to Olympic Plastics for breaches of the representations and warranties as to Ownership of the Acquired Assets set forth in Section 7.2.

9.7	Actual Amount. For purposes of the parties’ respective obligations under Sections 8.2, 9.1 and 9.2, in computing the “Actual Amount” of any liability, damage, claim, loss, cost, or expense, the following principles will apply:

(A)	The amount will be reduced to give full effect to any provision or reserve on the books of the Specialty Plastics Business as of the Closing (other than any provision or reserve relating to a Retained Liability) with respect to the particular item or category of items out of which the misrepresentation, breach, or non-performance in question arose;

(B)	The amount will be reduced to give full effect to any insurance recoveries the indemnified party actually received under insurance policies after exercise of commercially reasonable efforts;

(C)	The amount will be reduced to give full effect to any indemnity, contractual, or non-contractual recoveries the indemnified party actually received after exercise of commercially reasonable efforts; and

(D)	The amount will be reduced to give full effect to any failure by an indemnified party to exercise commercially reasonable efforts to mitigate any liability, damage, claim, loss, cost, or expense incurred by such indemnified party.

9.8	Exclusive Remedies. Other than as a result of fraud or fraudulent misrepresentation, the remedies provided in this Article 9 will be the parties’ exclusive remedies for claims arising out of or resulting from any misrepresentation, breach of warranty, breach of covenant (other than the covenant in Section 6.4 above), breach of undertaking, or non-performance any obligation to be performed on the part of either party under this Purchase Agreement. Other than as a result of fraud or fraudulent misrepresentation or to the extent awarded to a third party, under no circumstances will any party be responsible to another party for any consequential, incidental, special, or punitive damages or damages resulting from lost profits or lost business opportunity arising out of or relating to any such Claim.

9.9	Indemnity Payments as Adjustments. All indemnity payments under this Article 9 will constitute and be treated as adjustments to the Purchase Price.

Article 10 – Dispute Resolution

If the parties ever have a dispute involving their respective rights and obligations under this Purchase Agreement or any of the Other Agreements (other than with respect to the determination of the amount of the Adjustment or with respect to the obligations set forth in Section 6.4 above), then the parties will resolve such dispute as follows:

10.1	Dispute Notice. Either Olympic Plastics or the Ferro Sellers may at any time deliver to the other a written dispute notice setting forth a brief description of the issues for which such notice initiates the dispute resolution mechanism set forth in this Article 10. Such dispute notice shall also specify the provision or provisions of this Purchase Agreement and the facts or circumstances that are the subject matter of the dispute.

10.2	Informal Negotiations. During the 60-day period following delivery of a dispute notice described in Section 10.1, the parties will cause their representatives to meet and seek to resolve the disputed items cordially through informal negotiations

10.3	Dispute Resolution Proceedings. If representatives of the parties are unable to resolve disputed items through the informal negotiations described in Section 10.3, then within 30 days after the informal negotiation period the parties will refer the disputed issues to a dispute resolution panel for final resolution as follows:

(A)	Designation of Representatives. Within seven days after such informal negotiation period, Olympic Plastics and the Ferro Sellers will each designate one representative to serve on the dispute resolution panel. (If either party fails or refuses to designate a representative, then the other party will be entitled to have a representative appointed for such party by the CPR Institute.)

(B)	Selection of Neutral. Promptly after they have been designated, the designated representatives will meet and select a neutral person (the “Neutral”) to serve as the third member of the dispute resolution panel. If the designated representatives of parties cannot agree on a Neutral, then either representative may request the CPR Institute to select the Neutral.

(C)	Procedures and Process. At the time the matter is referred to the dispute resolution panel, Olympic Plastics and the Ferro Sellers will jointly establish the procedures to be followed with respect to the presentation of the parties’ respective positions and the process by which the dispute resolution panel will reach and render its decision on the disputed issues. Such procedures and processes will, at a minimum, assure that –

(1)	Each party will have the right to submit evidence to the dispute resolution panel;

(2)	Each party will have the right to present a written statement concerning that party’s position with respect to the disputed item; and

(3)	Before reaching a decision concerning the disputed item, the dispute resolution panel will convene a hearing at which both parties may be represented.

If Olympic Plastics and the Ferro Sellers cannot agree on such procedures and processes, then the Neutral will establish such procedures and process which will, in all events, be consistent with the foregoing.

(D)	Decision. The dispute resolution panel will act by majority vote. The dispute resolution panel will base its decision on applicable provisions of this Purchase Agreement or, if the provisions of this Purchase Agreement do not resolve the matter, on general principles of substantive Ohio law. (The dispute resolution panel may, if it so desires, seek the opinion of an attorney licensed to practice law in the State of Ohio on any matter of substantive Ohio law on which the panel desires clarification.)

10.4	Equitable Relief. Notwithstanding any other provision of this Article 10, either party may seek from a court of competent jurisdiction interim injunctive relief in order to maintain the status quo or protect such party’s rights under this Purchase Agreement pending resolution of a dispute pursuant to this Article 10.

10.5	Binding Effect. The decisions of the dispute resolution panel under this Article 10 will be binding on both the Ferro Sellers and Olympic Plastics and will be neither appealable, contestable, or subject to collateral attack by the Ferro Sellers or Olympic Plastics.

Article 11 — Amendment, Waiver and Termination

11.1	Amendment. The parties may amend this Purchase Agreement at any time before the Closing, but only by written instrument executed by both parties.

11.2	Waiver. Either party may at any time waive compliance by the other with any undertaking or conditions contained in this Purchase Agreement but only by written instrument executed by the party waiving such compliance. No such waiver, however, shall be deemed to constitute the waiver of any such undertaking or condition in any other circumstance or the waiver of any other undertaking or condition.

11.3	Termination. This Purchase Agreement may be terminated before the Closing:

(A)	At any time by mutual written agreement of the Ferro Sellers and Olympic Plastics;

(B)	By either the Ferro Sellers or Olympic Plastics any time on or after September 27, 2006 if, through no fault of, or material breach of any representation, warranty or covenant by the terminating party, the Closing has not occurred by such date; provided, however, if the Closing has not occurred by September 27, 2006, solely because the parties have not received the requisite regulatory approvals described in Section 3.11 above and/or Olympic Plastics has not, despite its best efforts to do so, completed the formation of the Affiliates to which Olympic Plastics intends to assign its rights and delegate its duties under Section 12.5 below, then the parties will extend the termination date for a reasonable period (not to exceed 34 days) needed to obtain such approvals and/or complete such formation;

(C)	By Olympic Plastics, if there has been a material violation or breach by the Ferro Sellers of any agreement, representation or warranty contained in this Purchase Agreement and the Ferro Sellers have failed to cure such violation or breach within 20 calendar days after receipt of written notice of the violation or breach from Olympic Plastics;

(D)	By the Ferro Sellers, if there has been a material violation or breach by the Olympic Plastics of any agreement, representation or warranty contained in this Purchase Agreement and, except with respect to Olympic Plastics’ obligation to pay the Purchase Price (as provided in Section 2.8 above), Olympic Plastics has failed to cure such violation or breach within 20 calendar days after receipt of written notice of the violation or breach from the Ferro Sellers; or

(E)	By Olympic Plastics if the Ferro Sellers supplement (or are obligated to supplement) the Disclosure Disc pursuant to Section 3.12 and the nature of such supplement constitutes a Material Adverse Change.

11.4	Effect of Termination. If any party terminates this Purchase Agreement pursuant to Section 11.3 above, all rights and obligations of the Parties hereunder shall terminate without liability of any Party to any other Party (except to the extent of any fraud or willful breach of this Agreement).

Article 12 — Miscellaneous

12.1	Cooperation. Olympic Plastics and the Ferro Sellers will cooperate with the other party(ies), at the other party’s(ies’) reasonable request and expense, in furnishing information, testimony, and other assistance in connection with any actions, proceedings, arrangements, and disputes with other persons or governmental inquiries or investigations involving the Ferro Sellers’ conduct of the Specialty Plastics Business or the transactions contemplated by this Purchase Agreement.

12.2	Severability. If any provision of this Purchase Agreement shall finally be determined to be unlawful, then such provision will be deemed to be severed from this Purchase Agreement and replaced by a lawful provision which carries out, as closely as possible, the intention of the parties and preserves the economic bargain contemplated by this Purchase Agreement and, in such case, each and every other provision of this Purchase Agreement will remain in full force and effect.

12.3	Costs and Expenses. The parties will be responsible for the following costs and expenses arising out of the transactions contemplated by this Purchase Agreement as follows:

(A)	The Ferro Sellers will be solely responsible for the fees and expenses of KeyBanc Capital Markets whether or not the transactions are consummated;

(B)	Each of the Ferro Sellers, on one hand, and Olympic Plastics, on the other hand, will be responsible for 50% of the cost of any filing fees that may be required in connection with any necessary regulatory applications and notifications;

(C)	Ferro and Olympic Plastics will each be responsible for 50% of the costs incurred in connection with the Title Policies described in Section 5.6(B) above, but Olympic Plastics will be 100% responsible for the costs of any endorsements to such Title Policies; and

(D)	If the transactions are consummated, each of the Ferro Sellers, on one hand, and Olympic Plastics, on the other hand, will be responsible for 50% of the cost of any registration fees, stamp duties, or other transfer fees, taxes or imposts, if any, which arise out of or result from the transfer of the Acquired Assets from the Ferro Sellers to Olympic Plastics.

Otherwise, each party will bear its own expenses incurred in connection with this Purchase Agreement and the transactions contemplated by this Purchase Agreement, whether or not the transactions are consummated.

12.4	Notices. All notices, requests and other communications under this Purchase Agreement shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or communicated by electronic transmission, or, if mailed, three days after mailing registered or certified mail, return receipt requested, with postage prepaid:

If to Olympic Plastics, to:	Olympic Plastics, Inc. c/o Wind Point Partners 676 N. Michigan Avenue – Suite 3700 Chicago, Illinois 60611 Attention: Mr. Nathan Brown Telefax: 1.312.255.4820

with a copy to:	Benesch, Friedlander, Coplan & Aronoff LLP 2300 BP Tower 200 Public Square Cleveland, Ohio 44114 Attention: James M. Hill, Esquire Telephone: 1.216.363.4588

If to Ferro Sellers, to:	Ferro Corporation 1000 Lakeside Avenue Cleveland, Ohio 44114 USA Attention: General Counsel Telefax: 1.216.875.7275

Either party may change its notice address above to a different address by giving the other party written notice of such change.

12.5	Assignment. This Purchase Agreement will be binding upon and inure to the benefit of the successors of the parties, but will not be assignable by any party without the prior written consent of the other parties. Olympic Plastics will have the right, however, if it so elects, to assign all or an identified portion of its rights and delegate all or an identified portion of its duties under this Purchase Agreement to an Affiliate of Olympic Plastics or Olympic Plastics’ lenders if, at the time of such assignment and delegation, Olympic Plastics provides the Ferro Sellers with an unconditional guarantee (the “Olympic Plastics Guarantee”) in the form set forth on Appendix P.

12.6	Appointment. Each of the Ferro Subsidiaries has irrevocably appointed Ferro as its agent (or equivalent legal position) for purposes of the execution and delivery of this Purchase Agreement and has granted Ferro the power to enter into any further agreement or agreements in its names and on its behalf that Ferro may deem necessary or appropriate for the orderly administration of this Purchase Agreement.

12.7	No Third Parties. Neither this Purchase Agreement nor any provisions set forth in this Purchase Agreement is intended to, or shall, create any rights in or confer any benefits upon any person other than the parties to this Purchase Agreement.

12.8	Incorporation by Reference. The Appendices to this Purchase Agreement and the Disclosure Disc constitute integral parts of this Purchase Agreement and are hereby incorporated into this Purchase Agreement by this reference.

12.9	Governing Law. This Purchase Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Ohio, except where the internal substantive laws of another jurisdiction mandatorily apply.

12.10	Bulk Sales. Olympic Plastics hereby waives compliance by the Ferro Sellers with the provisions of any so-called “bulk sales” law or similar law requiring creditor notice of any jurisdiction.

12.11	Counterparts. More than one counterpart of this Purchase Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original without production of the others.

12.12	Complete Agreement. This Purchase Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter of this Purchase Agreement and supersedes all prior letters of intent, agreements, undertakes, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of either party relating thereto.

To evidence their agreement as stated above, Olympic Plastics, Inc., on one hand, and Ferro Corporation, on its own behalf and on behalf of the Ferro Subsidiaries, on the other hand, have each caused their respective duly authorized directors, officers, or attorneys to execute this Purchase Agreement as of August 17, 2006.

By:	Olympic Plastics, Inc. /s/ Nathan A. Brown	By:	Ferro Corporation /s/ Michael J. Murry

	Nathan A. Brown President		Michael J. Murry Vice President, Inorganic Specialties

Ferro Subsidiaries

The following are the Ferro Subsidiaries:

Jurisdiction of	Corporate	Form of	Reference
Organization	Name	Organization	Name

France	Ferro France S.a.r.l.	Limited liability company (société à responsabilité limitée)	Ferro France

Germany	Ferro G.m.b.H.	Private limited company (Gesellschaft mit beschränkter Haftung)	Ferro Germany

Hong Kong	Ferro Far East Limited	Private limited company	Ferro Far East

Mexico	Ferro Mexicana, S.A. de C.V.	Corporation with variable capital (sociedad anónima de capital variable)	Ferro Mexico

Netherlands	Ferro (Holland) B.V.	Limited liability company (besloten vennootschap)	Ferro Holland

Portugal	Ferro Indústrias Quimicas (Portugal), Lda.	Limited liability company (sociedade por quotas responsabilidade limitada)	Ferro Portugal

Spain	Ferro Spain S.A.	Corporation (sociedad anónima)	Ferro Spain

United Kingdom	Ferro (Great Britain) Limited	Private limited company	Ferro UK

Venezuela	Ferro Venezuela C.A.	Corporation (compañía)	Ferro Venezuela

Definitions

The following terms identified with initial capital letters are defined in the following Sections of the Purchase Agreement:

Term	Cross Reference
Accounting Firm................................	Section 2.7(A)
Accounting Principles..........................	Section 2.7(A)
Acquired Assets................................	Section 2.2
Actual Amount..................................	Section 9.7
Adjustment.....................................	Section 2.7(F)
Allocation Method..............................	Section 3.17(A)
Assumed Liabilities............................	Section 2.4
Base-Line Working Capital ....................................0	Section 2.7(D)
Claim.	Section 9.3(A)

Claimant.	Section 9.3

Closing.	Section 5.1

Closing Date.	Section 5.2

Closing Time.	Section 5.2

Closing Working Capital.	Section 2.7(E)

Commitment.	Section 5.6(B)

Defending Party.	Section 9.3(B)

Economic Remediation Plan.	Section 8.2(CB)(1)(c)

Employee Benefit Plans.	Section 7.2(L)

Employees.	Section 8.1

Ferro.	Preamble

Ferro Sellers.	Preamble

Ferro Sellers Indemnities.	Section 9.1

Ferro Sellers’ Employee Obligations.	Section 8.1

Ferro Sellers’ Environmental Obligations.	Section 8.2

Ferro Subsidiaries.	Preamble

Financial Statements.	Section 7.2(B)

Identified Environmental Matter.	Section 8.2(A)

Indemnitor.	Section 9.3

ISRA.	Section 3.15

Neutral.	Section 10.3(B)

NJDEP JDEP	Section 3.15

Non-Compete Business.	Section 6.4

Olympic Plastics.	Preamble

Olympic Plastics Indemnitees.	Section 9.2

Olympic Plastics’ Employee Obligations.	Section 8.1

Olympic Plastics’ Environmental Obligations.	Section 8.2

Olympic Plastics’ Guarantee.	Section 12.5

Other Agreements.	Section 3.7

Preliminary Working Capital Statement.	Section 2.7(A)

Products.	Recital A

Proration Agreement.	Appendix G

Purchase Agreement.	Preamble

Purchase Price.	Section 2.6

Remediation Plan.	Section 8.2(C)(1)(c)

Retained Assets.	Section 2.3

Retained Employees.	Section 8.1(A)(2)

Retained Liabilities.	Section 2.5

Specialty Plastics Business.	Recital A

Specialty Plastics Business Disclosure Disc.	Section 7.2

Surveys.	Section 5.6(A)

Title Company.	Section 5.6(B)

Transferred Employees.	Section 8.1(A)(1)

The Ferro Subsidiaries have the names set forth under “Reference Name” on Appendix A.

In addition, the following terms have the meanings set forth below where used in the Purchase Agreement and identified with initial capital letters:

Term	Meaning
With respect to a party, any other entity
controlling, controlled by, or under common
Affiliate	control with such party.
Collectively, Ferro Holland, Ferro Portugal,
Allocating Ferro Sellers	Ferro Spain, and Ferro UK.
The books and records of the Specialty Plastics
Business, including all financial, operating,
inventory, legal, personnel, payroll, and
customer records and all sales and promotional
literature, correspondence, and records held or
used by the Ferro Sellers primarily in their
Business Records	conduct of the Specialty Plastics Business.
Cash and cash equivalent items held by Ferro
Sellers as of the Closing, including
certificates of deposit, time deposits,
marketable securities, and the proceeds of
accounts receivable paid on or before the
Closing Date, held or used by the Ferro Sellers
primarily in their conduct of the Specialty
Cash	Plastics Business.
Collectively, the Purchase Contracts, the Sales
Contracts	Contracts, and the Other Business Contracts.
The U.S. Consolidated Omnibus Budget
COBRA	Recon-ciliation Act.
CPR Institute for Dispute Resolution, 366
CPR Institute	Madison Avenue, New York, New York.
An occurrence which constitutes a breach or
default under a contract, order, or other
commitment, after the expiration of any grace
Default	period provided without cure.
Any encumbrance or lien, including, without
limitation, any conditional sale agreement,
default of title, license, easement,
encroachment, hypothecation, infringemen
t,
mortgage, pledge, reservation, restriction,
security interest, lease, title retention, or
other security arrangement, or any adverse right
or interest in, on or with respect to any
Property, Intellectual Property, or property
Encumbrance	interest, other than the Permitted Encumbrances.
An Environmental Matter for which remedial
action is legally required under Environmental
Environmental Condition	Laws.
Environmental Laws	Laws, regulations, orders, decrees, standards,
ordinances, codes, and other governmental
mandates and restrictions that are applicable to
the Specialty Plastics Business or the Real
Property and relate to use, disposal, emissions,
discharges, and releases of Hazardous Materials
into land, soil, ambient air, water, and
atmosphere, and/or the generation, treatment,
handling, storage, transportation, and disposal
of Hazardous Materials, and the protection of
health, safety and the environment, including
(in the case of operations of the Specialty
Plastics Business in the United States) –
(1) The Comprehensive Environmental Re-sponse,
Compensation and Liability Act, 42 U.S.C. §§9601
et. seq., as amended;
(2) The Solid Waste Disposal Act, 42 U.S.C.
§§6901 et. seq., as amended;
(3) The Clean Air Act, 42 U.S.C. §§7401 et.
seq., as amended;
(4) The Clean Water Act. 33 U.S.C. §§1251 et.
seq., as amended;
(5) The Hazardous Materials Transportation Act,
49 U.S.C.§1801 et. seq., as amended;
(6) The Toxic Substances Control Act, 15 U.S.C.
§2601 et. seq., as amended; and
(7) The Emergency Planning & Community
Right-to-Know Act, 42 U.S.C. §§11001 et. seq.,
as amended;
and comparable legislation in other
jurisdictions in which the Specialty Plastics
Business is conducted.
Any action, condition, or event giving rise to a
legal obligation or actual or potential
liability under the Environmental Laws that
relate to the Specialty Plastics Business on the
Environmental Matter	Real Property.
The US Employee Retirement Income Security Act
ERISA	of 1974, as amended.
Accounts payable, accrued expenses, and current
assets that are currently allocated to multiple
Ferro Sellers business units, including the
Specialty Plastics Business, in European sites
where multiple Ferro Sellers businesses are
European Allocated Items	co-located.
The US Foreign Corrupt Practices Act of 1977, as
FCPA	amended.
Guarantees and other commitments made by Ferro
Sellers and/or its Affiliates assuring the
Specialty Plastics Business’ payment or
performance with respect to contracts or other
Guarantees	commitments of the Specialty Plastics Business.
Any material or condition, including waste,
that is defined as "hazardous" or is subject to
regulation under an Environmental Law, including
pollutants, chemicals, contaminants, petroleum
and petroleum products, and other hazardous or
Hazardous Materials	toxic substances.
Laws, regulations, orders, ordinances, codes,
and other governmental mandates and restrictions
applicable to the Specialty Plastics Business
relating to the health and/or safety of
employees or others having business dealings
Health and Safety Laws	with the Specialty Plastics Business.
Rights held or used by the Ferro Sellers
primarily in their conduct of the Specialty
Plastics Business consisting of, conferred by,
Intellectual Property	or otherwise relating to
(1) Patents, patent applications and patent
disclosures, including all reissues,
continuations, continuations-in-part, divisions,
revisions, reexaminations, extensions,
improvements, patent term extensions, and rights
to claim priority to or from any of the
foregoing;
(2) Trade secrets and confidential business
information, including all know-how, inventions
(whether patentable or unpatentable and whether
or not reduced to practice), ideas, research and
development, computerized data and information,
business records, files and data, discoveries,
formulae, production outlines, product designs,
manufacturing information, processes and
techniques, testing and quality control
processes and techniques, drawings and customer
and supplier lists, pricing and cost
information, and business and marketing plans
and proposals;

(3) Trademarks, service marks, and applications
therefore, trade dress, logos, trade names,
slogans, Internet domain names, internet
addresses, corporate names and rights in
telephone numbers, together with all
translations, adaptations, derivations and
combinations and including all associated
goodwill;

(4) Copyrightable works, all copyrights, and all applications, registrations and renewals therefor; and

(5) Computer software, including source code,
object code, executable code, firmware,
development tools, files, records, data, data
bases and related documentation, regardless of
the media on which it is recorded, and all
Internet sites (and all contents of the sites);

(6) Advertising and promotional materials;

(7) Databases and database rights; and

(8) Copies and tangible embodiments of any of the foregoing (in whatever form or medium);

provided, however, such term will not include financial data whether relating to the foregoing or not.

Internal Revenue Code	The US Internal Revenue Code of 1986, as amended.

Inventories	Inventories, wherever located, including
inventories of raw materials, components,
as-semblies, subassemblies, work-in-process,
finished goods, replacement parts, spare parts,
operating supplies, and packaging held or used
by the Ferro Sellers primarily in their conduct
of the Specialty Plastics Business.

ISRA	The New Jersey Industrial Site Recovery Act, N.J.A.C. 7:26B.

Laws	All foreign, national, state, or local statutes,
laws, ordinances, regulations, rules, codes,
guidelines, orders or requirements, including,
building, zoning, fire, public health or safety
laws or codes.

Leases	Leases and similar contractual rights affording
the right to use or enjoy intangible property or
property rights arising primarily out of the
Ferro Sellers’ conduct of the Specialty Plastics
Business including those leases listed in Part F
and Part G of the Disclosure Disc.

Licenses	Leases and similar rights affording the right to
use or enjoy intangible property or intangible
property rights, including software including
those licenses listed on Part H of the
Disclosure Disc, arising primarily out of the
Ferro Sellers’ conduct of the Specialty Plastics
Business.

Material Adverse Change	A circumstance, change or effect that,
individually or when taken together with all
other circumstances, changes, or effects that
have occurred prior to the date of determination
of the occurrence of the material adverse
effect,

(1) has had or is likely to have a material adverse effect on the condition (financial or otherwise), results Specialty Plastics Business Condition, or

(b) has impaired or hindered or is likely to
impair or hinder or otherwise materially and
adversely affect the ability of the Ferro
Sellers or Olympic Plastics, as the case may be,
to perform any of their material obligations
under this Purchase Agreement or to deliver to
the other party all material benefits of the
transactions contemplated by this Purchase
Agreement;

provided, however, that a Material Adverse Change shall not include any change in the Specialty Plastics Business Condition directly or indirectly arising out of or attributable to:
(i) any change in general economic conditions in
the industries in which the Ferro Sellers
operate or (ii) national or international
political conditions resulting from the
occurrence of any military or terrorist attack
upon the United States or (iii) any change,
liability or adverse effect disclosed in or
specifically contemplated by this Purchase
Agreement or the Disclosure Disc.

Material Event	Any condition, circumstance, occurrence, or other event, which has had a material and adverse effect on the Specialty Plastics Business Condition, including any of such event resulting from any —

(1) Act of God, flood, windstorm, earth-quake,
accident, fire, explosion, casualty, riot,
requisition or taking of property by
governmental authority, war, terrorism, embargo,
or other event outside the Ferro Sellers’
control;

(2) Termination, cancellation, or substantial modification of any Contract, Lease, License, or Permit;

(3) Default by any of the Ferro Sellers under any Contract, Lease, License, or Permit; or

(4) Filing (whether voluntary or involuntary) of a petition in bankruptcy or com-mencement of any other action involving creditors’ rights or debtors’ remedies affecting any of the Ferro Sellers.

Other Business Contracts	Contracts (other than Purchase Contracts and
Sales Contract) to which the Ferro Sellers are
party or to which the Ferro Sellers are bound
and which have arisen primarily out of the Ferro
Sellers’ conduct of the Specialty Plastics
Business, including those contracts listed on
Part K of the Disclosure Disc.

Owns or Ownership	Such ownership as confers upon the party or
person having it good and marketable, and with
respect to all Real Property, fee simple, title
to and control over the thing or right owned,
free and clear of any and all Encumbrances
except Permitted Encumbrances.

PAYE	The UK “Pay As You Earn” system for the
collection of income taxes at source from wages
and salaries by employers on behalf of HM
Revenue & Customs in accordance with Income Tax
Pay As You Earn Regulations 2003.

Permits	Permits, approvals, and qualifications issued by
any government or governmental unit, agency,
board, body, or instrumentality and all
applications for such items held or used by the
Ferro Sellers primarily in their conduct of the
Specialty Plastics Business including those
Permits listed on Part D of the Disclosure Disc.

Permitted Encumbrances	The following:

(1) Real estate taxes, assessments and other
governmental levies, fees, or charges imposed
with respect to such Real Property that are (i)
not due and payable as of the Closing Date or
(ii) being contested in good faith and for which
appropriate reserves have been established in
accordance with GAAP;

(2) Mechanics’ liens and similar liens for
labor, materials, or supplies provided with
respect to such Real Property incurred in the
ordinary course of business for amounts that are
(i) not due and payable as of the Closing or
(ii) being contested in good faith and for which
appropriate reserves have been established in
accordance with GAAP;

(3) zoning, building, codes and other land use
Laws regulating the use or occupancy of such
Real Property or the activities conducted
thereon that are imposed by any governmental
authority having jurisdiction over such Real
Property that are not violated by the current
use or occupancy of such real Property or the
operations of the Specialty Plastics Business;
and

(4) Easements, covenant, conditions,
restrictions, and other similar matters of
record affecting title to such Real Property
that do not or would not impair in any manner
the use or occupancy of such Real Property in
the conduct of the Specialty Plastics Business.

Pre-Closing Period	Taxable periods (or portions thereof) ending on or before the Closing Date.

Pre-Closing Taxes	All Taxes for, or attributable or related to, a Pre-Closing Period.

Prescribed Rate	The rate of interest publicly announced by National City Bank, Cleveland, Ohio, from time to time as its prime or base rate for U.S. Dollar loans.

Prepaid Items	Prepaid and similar items arising out of the
conduct of the Specialty Plastics Business,
including prepaid expenses, deferred charges,
advance payments, and other prepaid items
arising primarily out of the Ferro Sellers’
conduct of the Specialty Plastics Business.

Purchase Contracts	Orders, contracts, and commitments for the
purchase of goods and/or services, such items
relating to the purchase of capital, tooling,
products, supplies, and software arising
primarily out of the Ferro Sellers’ or
Subsidiaries’ conduct of the Specialty Plastics
Business.

Real Property	The following real properties, together with all
rights and appurtenances pertaining to such
land, including, but not limited to, any right
or interest of any Ferro Seller in and to
adjacent streets, alleys, right-of-ways,
easements, railroad sidetrack agreements,
utility agreements, and any other rights or
benefits relating to the land and improvements
or structures located on such real estate,
specifically including all buildings, and
including, but not limited to, any boiler
systems, plumbing systems, sanitary systems,
sprinkler systems, fire and security protection
systems, heating, ventilating and air
conditioning systems, electrical systems,
lighting systems, wiring, temperature controls,
loading docks, dock levelers, railroad spur
tracks, cranes, and any other fixtures currently
located thereon:

(1) Land and buildings located at Ferro’s Specialty Plastics manufacturing and office facility at 54 Kellogg Court, Edison, New Jersey;

(2) Land and buildings located at Ferro’s Specialty Plastics manufacturing and office facility at 5001 O’Hara Drive, Evansville, Indiana;

(3) Land and buildings located at Ferro’s Specialty Plastics manufacturing and office facility at 1301 North Flora Street, Plymouth, Indiana;

(4) Land and buildings located at Ferro’s
Specialty Plastics manufacturing and office
facility at 103 Railroad Avenue, Stryker, Ohio;
(5) Land and building located Ferro’s Specialty
Plastics facility located at 4400 Petes Road,
Evansville, Indiana; and

(6) Land and buildings located at Ferro Holland’s Specialty Plastics manufacturing and office facility at Industrieweg 120 AT, Rotterdam, The Netherlands.

Specialty Plastics Business Condition	The properties, assets, liabilities (fixed and otherwise), and condition (financial and otherwise) of the Specialty Plastics Business taken as a whole.

Sales Contracts	Orders, contracts, commitments, and proposals
for the sale of Products, including such items
relating to repair, restoration, maintenance,
preservation, and similar operations arising
primarily out of the Ferro Sellers’ or
Subsidiaries’ conduct of the Specialty Plastics
Business.

Tangible Personal Property	Tangible personal property (whether owned,
leased, or otherwise), including all machinery,
equipment, tooling, dies, molds, jigs, patterns,
gauges, materials handling equipment, furniture,
office equipment, cars, trucks, and other
vehicles held or used by the Ferro Sellers’
primarily in their conduct of the Specialty
Plastics Business including those listed in Part
G of the Disclosure Disc.

Tax or Taxes	All national, state, or local taxes, including
taxes on net income, gross income, gross or net
receipts, social security (or similar), sales,
use, value added, ad valorem, franchise,
profits, net worth, alternative or add-on
minimum, capital gains, license, withholding,
payroll, employment, unemployment, disability,
transfer, registration, excise, property,
estimated and any and all other taxes,
assessments, fees or other similar governmental
charges, whether computed on a separate,
consolidated, unitary, combined or other basis,
together with any interest any penalties,
additional to tax, estimated taxes or additional
amounts with respect thereto.

Tax Returns	All returns, declarations, reports, statements,
schedules, notices, forms or other documents or
information required to be filed in respect of
the determination, assessment, collection or
payment of any Tax or in connection with the
administration, implementation or enforcement of
any legal requirement relating to any Tax.

Third-Party Claims	Causes of action, rights of action, and warranty and product liability claims against other persons arising primarily out of the Ferro Sellers’ conduct of the Specialty Plastics Business.

Trade Accounts Payable	Third-party notes, accounts, and other items
payable arising primarily out of the Ferro
Sellers’ conduct of the Specialty Plastics
Business, including all such amounts owing under
Contracts, Leases, and Licenses as listed in
Part E of the Disclosure Disc.

Trade Accounts Receivable	Third-party notes and accounts receivable
arising primarily out of the Ferro Sellers’
conduct of the Specialty Plastics Business;
however, only to the extent that such amounts
can be separated from amounts owed to any of the
Ferro Sellers that do not arise primarily out of
the Ferro Sellers’ conduct of the Specialty
Plastics Business.

Transfer Regulations	The provisions and/or protections afforded by
the European Union’s EC Council Directive
200/23/EC, as amended, and/or any national
legislation implementing the same in a
jurisdiction of the European Union, or any other
applicable national implementing legislation in
a European Union jurisdiction.

Union Contracts	The following collective bargaining agreements with the unions indicated below:

(1) Collective Labor Agreement (February 1, 2005 through May 31, 2007) between Ferro Holland and FNV Allies (FNV Bondegenoten);

(2) National Collective Agreement for Chem-ical
Industry (Contrato Collectivo du Trevalho das
empresas Quimicas) and the Ferro Collective
Agreement (Ferro Acordo du Empresa) (September
22, 2005 Sep-tember 22, 2007) between Ferro
Portugal and the Chemical and Pharmaceutical
Union (SINCHIFA) and the Democratic Chemical
Union (SINDEC);

(3) 14th General National Agreement of the Chemical Industry (January 1, 2004-December 31, 2006) with the General Union of Workers (Union General de Trabajadores);

(4) The Labor Contract between Ferro, acting
through its Plastic Colorants Division, Stryker,
Ohio, and the United Automobile, Aerospace and
Agricultural Implement Workers of America,
U.A.W., dated as of April 19, 2005;

(5) The Memorandum of Agreement between Ferro,
acting through its Plymouth, Indiana Plant, and
the United Automobile, Aerospace and
Agricultural Implement Workers of America,
U.A.W., and its Local No. 52, effective December
11, 2005; and

(6) Ferro Acordó de Empresa between Ferro Portugal and SINQUIFA and SINDEC.

Working Capital	The sum of –

(1) Trade Accounts Receivable plus

(2) Inventories minus

(3) Trade Accounts Payable,

all as reflected on the books of the Specialty Plastics Business in accordance with the Accounting Principles as of a given date.

Retained Assets

The following items are Retained Assets under the Purchase Agreement, except to the extent leased or subleased to Olympic Plastics at Closing:

1.	The land and building in Independence, Ohio, USA, held by Ferro and used by Ferro for research and development, i.e., the Posnick Center for Innovative Technology.

2.	All assets, whether or not used in Ferro France’s conduct of the Specialty Plastics Business, that are held by Ferro France.

3.	The land and building held by Ferro Mexico that is used in Ferro Mexico’s conduct of the Specialty Plastics Business.

4.	The land and building held by Ferro Portugal that is used in Ferro Portugal’s conduct of the Specialty Plastics Business.

5.	The land and building held by Ferro Spain that is used in Ferro Spain’s conduct of the Specialty Plastics Business and other businesses.

6.	The land and building held by Ferro Venezuela that is used in Ferro Venezuela’s conduct of the Specialty Plastics Business.

Note: If under Section 6.2 a consent to assignment of the lease of the Rotterdam Real Estate is not obtained by the Closing and Ferro Holland does not provide Olympic Plastics with an opinion of counsel satisfactory to Olympic Plastics that such consent is not required, the parties will negotiate in good faith a reasonable arrangement that provides Olympics Plastics with the economic benefit of the use of the Rotterdam Real Property, which may include the designation of the Rotterdam Real Property as a “Retained Asset.”

Calculation of Working Capital
and Accounting Principles

The Base-Line Working Capital has been calculated, and the Closing Working Capital will be calculated, as follows:

Working Capital	=	AR + I + OCA – AP - OCL

	=	$44,801,000 + 23,658,000 + $0 — 33,120,000 — $0

	=	$35,339,000

where “AR” means Accounts Receivable, “I” means Inventory, “OCA” means Other Current Assets, “AP” means Accounts Payable, and “OCL” means Other Current Liabilities, excluding in each case items included in the European Allocated Items.

Working capital will be determined in accordance with generally accepted accounting principles in the United States as applied by the Ferro Sellers historically. Specifically:

1.	Trade Accounts Receivable

Trade Accounts Receivable will be valued at net realizable value. Net realizable value represents the outstanding receivables reduced by a reserve for doubtful accounts.

2.	Inventory

A.	Inventories will be valued at the lower of cost or market on a first-in-first-out (FIFO) basis. (Note: For external reporting purposes, Ferro values the inventory of the U.S. Specialty Plastics Business on a last-in-first-out (LIFO) basis. For purposes of computing the Closing Working Capital, however, the U.S. inventory will be valued on a FIFO basis.)

B.	Excess and obsolete inventory reserves will be established on the following basis:

Inventory Class	Age	Reserve Requirement
Raw Material,	6 months – 1 year	35%
Work in Process,	1 year – 18 months	75%
and Finished Goods	Over 18 months	100%
Rework	60 – 90 days	30%
	90 - 120 days	60%
	Over 120 days	100%

3.	Trade Accounts Payables

Trade Accounts Payable will be valued at amounts owed to vendors at Closing. Amounts owed may include actual vendor invoices and amounts recognized based on receipt of goods and services invoices for which have not yet been received or processed as of the Closing.

4.	Other Current Assets

Other Current Assets will be established as follows:

A. Prepaid Insurance

Represents the amounts to be expensed in the future related to payments for property and liability insurance coverage. Payments are made in advance of the period of coverage and are expensed over the coverage period.

B. Prepaid Expenses

Other amounts to be expensed in the future during the period to be benefited.

5.	Other Current Liabilities

Other Current Liabilities will be established as follows:

A. Accrued Payroll

Represents the estimated amounts owed to employees for services performed following the last pay period in the month and the calendar end of the month.

B. CORP MMIP US Incentives

Represents the estimated liability to employees for incentives earned to date based on actual results to date and estimated results for the remainder of the incentive performance period.

C. Accrued Sales Incentive

Represents the estimated liability to employees for sales incentives earned to date based on actual results to date and estimated results for the remainder of the sales incentive performance period.

D. Reserves for Vacation/Holiday

Represents the estimated liability to employees for vacation and holidays earned but not yet paid.

E. Accrued Commissions

Represents liability to agents for commissions earned on sales of Ferro products invoiced by Ferro directly to customers.

F. Reserve for Legal and Professional Fees

Represents estimated liability for services performed by legal and professional firms such as accountants and law firms.

G. Accrued Utilities

Represents the estimated liability for gas, electricity, water, and sewer for period subsequent to the last billing and the calendar end of month.

H. Accrued Repairs and Maintenance

Represents the estimated liability for repair and maintenance incurred and not invoiced.

I. Miscellaneous Accrued Expense

Represents the estimated liability for other expenses incurred and not invoiced.

J. Accrued Discounts Allowed

Represents the estimated liability for customer discounts earned at the balance sheet date based on agreements with customers.

K. Total Employee Withholding

Amounts deducted from employee wages which are due to governments or other institutions (e.g. 401k) at the balance sheet date.

L. Contingency Reserve

Estimated liability for issues considered probable and estimable at the balance sheet date.

Allocation of Consideration

[To Be Negotiated]

Other Agreements

Country	Agreement	Subject	Basic Terms and Conditions	Duration

	Aldridge, England Equipment	Ferro England’s sale to
	Sale (Bill of Sale or	Olympic Plastics of small lab
England	Equivalent)	and analytical equipment	[TO BE NEGOTIATED]	Performed as of Closing

o Services: [TO BE NEGOTIATED]
o Service Fee: Historic operating cost charged to
Ferro UK by Ferro as of Closing based on
			continuation of all current support services	From the Closing until
			including credit collection, payroll, payables, etc.	one year after the
			—	Closing; parties will
		Shared services between Ferro	Note: SAPservices would have to be provided through	negotiate extension in
	England Transitional Services	England and Olympic Plastics	a separate SAPsystem acquired at Olympic Plastics’	good faith at Olympic
England	Agreement	at the Aldridge site	cost	Plastics’ request

Assignment and Assumption of
England	Lease		[TO BE NEGOTIATED]

Ferro France’s supply of
Product to Olympic Plastics
for the Ferro France
France	French Tolling Agreement	customers	[TO BE NEGOTIATED – AS PROVIDED IN SECTION 3.16(A)]	[TO BE NEGOTIATED]

Holland	Holland Building Sale Agreement	Ferro Holland’s sale to	[TO BE NEGOTIATED]	Performed at Closing
	—	Olympic Plastics of 2		—
buildings
Holland	Holland Building Lease	Assignment of all lease	[TO BE NEGOTIATED]	[TO BE NEGOTIATED]
	Assignments	buildings used primarily by	—	—
	—	the Specialty Plastics
Business
Ferro Holland’s sale to
	Holland Equipment Sale (Bill	Olympic Plastics of
Holland	of Sale or Equivalent)	manufacturing equipment	[TO BE NEGOTIATED]	Performed as of Closing

o Services: Continuation of all support services
provided by Ferro to Ferro Holland as of the
Closing, including:
[TO BE NEGOTIATED]
o Service Fee [˜] based on continuation of
			all current support services including credit	From the Closing until
			collection, payroll, payables, etc.	one year after the
			—	Closing; parties will
		Shared services between Ferro	Note: SAPservices would have to be provided through	negotiate extension in
	Dutch Transitional Services	Holland/Ferro B.V. and	a separate SAPsystem acquired at Olympic Plastics’	good faith at Olympic
Holland	Agreement	Olympic Plastics	cost	Plastics’ request

Hong Kong	Hong Kong Agency Agreement	[TO BE NEGOTIATED]	[TO BE NEGOTIATED]	[TO BE NEGOTIATED]

o Services: Continuation of all support services,
including:
[TO BE NEGOTIATED]
o Service Fee Historic operating cost charged to
Ferro Holland by Ferro as of Closing based on
			continuation of all current support services	From the Closing until
			including credit collection, payroll, payables, etc.	one year after the
			—	Closing; parties will
			Note: SAPservices would have to be provided through	negotiate extension in
	Mexico Transitional Services	Shared services between Ferro	a separate SAPsystem acquired at Olympic Plastics’	good faith at Olympic
Mexico	Agreement	Mexico and Olympic Plastics	cost	Plastics’ request

From the Closing until
5 years after the
Closing; five
one-year renewals
exercisable by Olympic
		Ferro Mexico’s supply of		Plastics upon 180 days
		Products to Olympic Plastics		notice prior to
Mexico	Mexican Tolling Agreement	on a tolling basis	[TO BE NEGOTIATED – AS PROVIDED IN SECTION 3.16(B)]	expiration

From the Closing until
5 years after the
Closing; five
one-year renewals
exercisable by Olympic
Plastics upon 180 days
notice prior to
expiration
During initial term,
Olympic Plastics may
terminate on
one-year’s notice,
provided that Olympic
			o Buildings: Buildings currently used by the	Plastics may not
		Olympic Plastics’ lease from	Specialty Plastics Business	terminate during the
		Ferro Portugal of	—	first two years of the
Mexico	Mexican Lease	manufacturing space	o Rent: Historical per m2 operating cost	initial term.

From the Closing until
5 years after the
Closing; five
one-year renewals
exercisable by Olympic
Plastics upon 180 days
notice prior to
expiration
During initial term,
Olympic Plastics may
terminate on
one-year’s notice,
provided that Olympic

•	Buildings: Buildings currently used by the Plastics may not Olympic Plastics’ lease from Specialty Plastics Business terminate during the Ferro Portugal of —— first two years of the Portugal Portuguese Plant Sublease manufacturing space o Rent: [TO BE NEGOTIATED] initial term. —— —— —— — Ferro Portugal’s sale to Portuguese Equipment Sale Olympic Plastics of Portugal (Bill of Sale or Equivalent) manufacturing equipment [TO BE NEGOTIATED] Performed as of Closing —— —— —— — o Services: Continuation of all support services, including: — [TO BE NEGOTIATED] o Service Fee Historic operating cost charged to Ferro Portugal by Ferro as of the Closing based on continuation of all current support services From the Closing until including credit collection, payroll, payables, etc. one year after the Shared services between Ferro —— Closing; parties will Portugal and Olympic Plastics Note: SAP services would have to be provided through negotiate extension in Portuguese Transitional at the Castanheira, Portugal a separate SAP system acquired at Olympic Plastics’ good faith at Olympic Portugal Services Agreement site cost Plastics’ request —— —— —— — From the Closing until 10 years after the Closing; five one-year renewals exercisable by Olympic Plastics upon 180 days notice prior to

•	Buildings: Buildings currently used by the expiration Specialty Plastics Business During initial term, —— Olympic Plastics may o Rent: terminate on —— one-year’s notice, o Years 1-10 : Historical per m2 provided that Olympic operating cost with annual cost-of-living Plastics may not Olympic Plastics’ lease from escalator terminate during the Ferro Spain of manufacturing —— first three years of Spain Spanish Plant Lease space o Years 11 and beyond: Fair market rental value the initial term. —— —— —— — Ferro Spain’s sale to Olympic Spanish Equipment Sale Plastics of manufacturing Spain (Bill of Sale or Equivalent) equipment [TO BE NEGOTIATED] —— —— — o Services: Continuation of all support services provided to Ferro Spain by Ferro as of the Closing, including: — [TO BE NEGOTIATED] o Service Fee: Historic operating cost charged to Ferro Spain by Ferro as of the Closing based on continuation of all current support services From the Closing until including credit collection, payroll, payables, etc. one year after the —— Closing; parties will Shared services between Ferro Note: SAP services would have to be provided through negotiate extension in Spanish Transitional Services Spain and Olympic Plastics at a separate SAP system acquired at Olympic Plastics’ good faith at Olympic Spain Agreement the Castellon, Spain site cost Plastics’ request —— —— — Ferro Carpentersville’s sale to Olympic Plastics of USA Carpentersville Equipment Sale manufacturing equipment [TO BE NEGOTIATED] -— —— —— — Assignment of Carpentersville USA Lease [TO BE NEGOTIATED] -— —— — New Jersey Agreement [to the extent sale not approved by USA Closing under ISRA] [TO BE NEGOTIATED – AS PROVIDED IN SECTION 6.10] -— —— — Ferro Posnick Center’s sale to Olympic Plastics of lab USA Posnick Center Equipment Sale and manufacturing equipment [TO BE NEGOTIATED] -— —— — From the Closing until five years after the Closing; five one-year renewals exercisable by Olympic Plastics upon 180 days notice prior to expiration During initial term, Olympic Plastics may terminate on one-year’s notice, provided that Olympic

•	Buildings: Buildings currently used by the Plastics may not Olympic Plastics’ lease from Specialty Plastics Business terminate during the Ferro of office and —— first two years of the USA Independence, Ohio Lease laboratory space o Rent: Historical per m2 operating cost initial term. -— —— —— — USA R&D Support Ferro’s Posnick Center in o Services: R&D support Term to correspond to —— Independence, Ohio —— lease term —— o Analytical Lab Fee: [˜] per month — — USA IT Agreement Ferro ‘s IT systems used by o Services: Continuation of the Ferro IT systems From the Closing until —— the Plastics locations provided by Ferro for USA as of the Closing, 18 months after the —— including, management of the following, each as Closing, provided that described in the IT Transition Plan: Olympic Plastics will —— have the option to o MMS, extend such services o general ledger system, for an additional o the network, six-month period o WAN, — o software license agreements, and o email o Service Fee — o For the first 18 months following Closing: Historic operating cost charged by Ferro as of the Closing; and o During the six month extension period: Historic operating cost charged by Ferro as of the Closing plus 25% o Services: Continuation of all support services, including: — [TO BE NEGOTIATED] o Service Fee: Historic operating cost charged by Ferro as of the Closing based on continuation of all From the Closing until current support services, including credit one year after the USA Transitional Services Agreement Support Services other than IT collection, payroll, payables, etc. Closing -— —— —— —— — Ferro Venezuela’s supply of Product to Olympic Plastics for the Ferro Venezuela’s Venezuela Venezeulan Tolling Agreement customers [TO BE NEGOTIATED – AS PROVIDED IN SECTION 3.16(C)] [TO BE NEGOTIATED] —— —— —— —— — Worldwide Pigment Supply Agreement [TO BE NEGOTIATED] [TO BE NEGOTIATED] [TO BE NEGOTIATED] —— —— —— —— — o Items that can be prorated on the basis of usage and/or value received, will be prorated on that Proration of certain basis. liabilities that cross the o Other items will be prorated on the basis of time Worldwide Proration Agreement Closing Date before and after Closing. Performed as of Closing —— —— —— —— — o Licensed Products: The Products only — Ferro’s license of the names o Licensed Territory: North America and Europe and trademarks “Ferro” and — “Check-in-a-Circle” logo to o Royalties: Royalty Free Olympic Plastics for use in —— From the Closing until the marketing and sale of o Quality Assurance: Standard quality assurance 1 year after the Worldwide Trademark Agreement Products covenants warranties Closing —— —— —— —

Required Consents

Subpart A – Conditions to Closing

Receipt of the following consents will be a condition to the parties’ obligation to consummate the transactions contemplated by the Purchase Agreement:

1.	Supply Agreement, dated February 10, 2006 between Advanced Polymer Alloys, Inc., a division of Ferro Corporation (“APA”) and E.I. du Pont de Nemours and Company

2.	Lease Agreement in Carpentersville, Illinois

3.	Lease Agreement in Delaware

4.	Lease Agreement in Aldridge, United Kingdom

5. Lease Agreement in Castanheira, Portugal

6.	Contract, dated June 1, 2002, between Advanced Polymer Alloys, Inc. and E.I. Dupont De Nemours and Company

7.	Authorized Distributor Agreement, dated January 1, 2006, between Advanced Polymer Alloys Division of Ferro Corporation and E.I. Du Pont De Nemours and Company

Subpart B – Other Important Consents

The Ferro Sellers will use reasonable commercial efforts from today until the Closing to obtain consents to the following agreements:

1.	Confidentiality Disclosure Agreement, dated August 20, 2001, between Ferro Corporation, Plastic Colorants Division and Alcoa Closure Systems International

2.	Bilateral Confidentiality Letter Agreement, dated July 9, 2001, between Arteva North America S.a.r.l. and Arteva Specialties S.a.r.l. d/b/a KoSa and Ferro Corporation

3.	Communications Service Agreement Terms and Conditions, dated October 6, 2005, between Ferro Corporation and Sigecom, LLC

4.	Confidentiality Letter Agreement, dated May 2, 2005, between Ferro Corporation and Southern Clay Products, Inc.

5.	Confidential Disclosure Agreement, dated June 1, 2003, between Ferro Corporation and Visteon Corporation

6.	Confidential Disclosure Agreement, dated April 22, 2004, between Ferro Corporation and Visteon Corporation

7.	Mutual Confidentiality Agreement between Ferro Corporation and Pactic Corporation

8.	Agreement, dated January 1, 2004, between Ferro (Holland) B.V. and M&A Cefta Sp.z.o.o.

9.	Consignment Agreement, dated December 12, 2005, between BASF AG and Ferro (Holland) B.V.

10.	Consignment/Seller Owned Inventory Agreement, dated March 10, 2005, between Ferro Corporation and PPG Industries, Inc.

11.	Manufacturing Agreement, dated November 18, 1999, between Ferro Corporation and Plastic Selection Group, Inc.

12.	Distribution Agreement for Colorants & Additives, dated June 1, 2001, between Ferro Corporation and Dupont Canada, Inc.

13, Joint Development Agreement, dated October 8, 1996, between Ferro Corporation and Ford Motor Corporation

14.	Lease Agreements for Netherlands Property

15.	Agreement, dated December 1, 2005, between Ferro (Holland) B.V. and ACI Trading Limited

16.	Agreement, dated January 1, 2005, between Ferro (Holland) B.V. and Contech Nigeria Limited

17.	Agreement, dated October 1, 2004, between Ferro (Holland) B.V. and Credum spol. sr.

18.	Agreement, dated January 1, 2005, between Ferro (Holland) B.V. and Mr. L.V. Gohil

19.	Exclusive (Sole) Distribution Agreement between Ferro (Holland) B.V. and Novosystems Farben und Additive GmbH (“NFA”)

Documents to Be Delivered
by the Ferro Sellers at the Closing

The Ferro Sellers will deliver the following documents to Olympic Plastics at the Closing:

1.	Evidence (dated no more than 10 days before the Closing Date) of the good standing of each of the Ferro Sellers, including –

a.	A certificate of good standing of Ferro in the State of Ohio; and

b.	Evidence organization and existence of each of the Ferro Subsidiaries in the jurisdiction of its incorporation or organization.

2.	Evidence from each of the Ferro Subsidiaries of the appointment of Ferro as such Ferro Subsidiary’s agent (or equivalent legal position) for purposes of the execution and delivery of the Purchase Agreement and of the grant to Ferro of the power to enter into any further agreement or agreements in its names and on its behalf that Ferro may deem necessary or appropriate for the orderly administration of the Purchase Agreement and the agreements and arrangements contemplated thereunder.

3.	A certificate (dated the Closing Date) from authorized directors and/or officers of each of the Ferro Sellers as to the authorization of the execution, delivery, and performance of the Purchase Agreement and the agreements and arrangements contemplated thereunder by such Ferro Seller and as to the incumbency and signatures of such directors and/or officers.

4.	A certificate (dated the Closing Date) from authorized directors and/or officers of Ferro confirming that all of the representations and warranties of the Ferro Sellers contained in Section 7.1 of the Purchase Agreement were true, accurate, and complete in all material respects as of the date of the Purchase Agreement and continue to be true, accurate, and complete in all material respects as of the Closing (as if such representations and warranties had been made anew as of the Closing except with respect to the effect of transactions contemplated or permitted by the Purchase Agreement).

5.	A certificate (dated the Closing Date) from an authorized officer of Ferro confirming that all of the representations and warranties of the Ferro Sellers contained in Section 7.2 of the Purchase Agreement were true, accurate, and complete in all material respects as of the date of the Purchase Agreement.

6.	Duly executed copies of the Other Agreements.

7.	A non-foreign affidavit in a form satisfactory to Olympic Plastics and in compliance with the requirements set forth in Section 1445 of the Code.

8.	Certain specified “employee liability information” at least 14 days prior to Closing as required by the TUPE Regulations.

Documents to Be Delivered
by Olympic Plastics at the Closing

Olympic Plastics will deliver the following documents to the Ferro Sellers at the Closing:

1.	A certificate (dated not more than 10 days before the Closing Date) evidencing the good standing of Olympic Plastics in the State of Delaware.

2.	Certificates or comparable documentation dated not more than 10 days before the Closing Date) evidencing the good standing of each of Olympic Plastics’ assignees pursuant to Section 12.5 of the Purchase Agreement in their respective jurisdictions of incorporation or formation.

3.	A certificate (dated the Closing Date) from authorized officers of Olympic Plastics as to the authorization of the execution, delivery, and performance of the Purchase Agreement by Olympic Plastics and as to the incumbency and signatures of such officers.

4.	A certificate (dated the Closing Date) from an authorized officer of Olympic Plastics confirming that all of the representations and warranties of Olympic Plastics contained in Section 7.3 of the Purchase Agreement were true, accurate, and complete in all material respects as of the date of the Purchase Agreement and continue to be true, accurate, and complete in all material respects as of the Closing (as if such representations and warranties had been made anew as of the Closing except with respect to the effect of transactions contemplated or permitted by the Purchase Agreement).

5.	Duly executed copies of the Other Agreements.

Contents of the
Specialty Plastics Business Disclosure Disc

Set forth below are the contents of the Specialty Plastics Business Disclosure Disc:

Part A – Organization

1.	List of entities to which any of the Ferro Sellers owns or holds any other equity interest.

Part B — Financial Statements

1.	The unaudited monthly and year-to-date profit and loss statement for the Specialty Plastics Business by business unit and site as of June 30, 2006 (including Worldwide Administration).

2.	The unaudited profit and loss statements for the Specialty Plastics Business by business unit and site for the fiscal years ended December 31, 2001, 2002, 2003, 2004, and 2005.

3.	The unaudited balance sheet of the Specialty Plastics Business and of each business unit and site at March 31, 2006.

4.	The unaudited balance sheets of the Specialty Plastics Business and of each business unit and site at December 31, 2001, 2002, 2003, 2004, and 2005.

5.	A reconciliation of management balance sheet at March 31, 2006 to the Base-Line Working Capital Statement.

6.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(B).

Part C — Inventories

1.	A list or description as of March 31, 2006, of raw materials, components, assemblies, subassemblies, work-in-process, finished goods, replacement parts, operating supplies, and packaging inventories, wherever located, used or held by Ferro in its conduct of the Specialty Plastics Business.

2.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(C).

Part D — Accounts Receivable

1.	A list as of March 31, 2006, of all notes receivable.

2.	A list as of March 31, 2006, of all accounts receivable.

3.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(D).

Part E – Accounts Payable

1.	A list as of March 31, 2006 of all notes and accounts payable which have arisen out of the Ferro Sellers’ conduct of the Specialty Plastics Business.

2.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(E).

Part F — Real Property

1.	A legal description of the Real Properties owned by the Ferro Sellers and used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business.

2.	A list of all leases and subleases of real properties leased by the Ferro Sellers and used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business, and any amendments thereto.

3.	A list of all subleases affecting the Real Properties leased by the Ferro Sellers to a person other than the Specialty Plastics Business and used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business, and any amendments thereto.

4.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(F).

Part G — Tangible Personal Property

1.	A list or description as of June 30, 2006, by location of all machinery and equipment owned by the Ferro Sellers and used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business, including depreciation schedules relating to such items.

2.	A list or description as of June 30, 2006, by location of all furniture, office equipment, and similar items owned by the Ferro Sellers and used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business, including depreciation schedules relating to such items.

3.	A list as of June 30, 2006, by location of all cars, trucks, and other vehicles owned by the Ferro Sellers and used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business, including depreciation schedules relating to such items.

4.	A list of all Leases, Contracts or commitments as of December 31, 2005, for the lease all items of tangible personal property not otherwise listed on Subparts G-1 to G-3 used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business, which have a term of more than one year and an aggregate annual liability to a Ferro Seller in excess of $100,000.

5.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(G).

Part H — Intellectual Property

1.	A list of all patents (domestic and foreign) owned by Ferro Sellers (specifying for each the country of issuance, expiration date, patent number, inventor, and title of patent) which are used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business.

2.	A list of all pending patent applications (domestic and foreign) owned by Ferro Sellers (specifying for each the country of application, application date, application number, inventor, and title of invention) which are used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business.

3.	A list of all trademarks (domestic and foreign) owned by Ferro Sellers (specifying for each the country of registration, renewal date, registration number, mark registered, and goods covered) which are used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business.

4.	A list of all trademark applications (domestic and foreign) owned by Ferro Sellers (specifying for each the country of application, application date, application number, mark to which registration relates, and goods covered) which are used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business.

5.	A list of all domain names owned by the Ferro Sellers which are used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business.

6.	A list of all copyrights owned by the Ferro Sellers which are used by the Ferro Sellers primarily in the operation in their conduct of the Specialty Plastics Business.

7.	A list of all Licenses and sublicenses with respect to Intellectual Property owned by other persons which is used in the Ferro Sellers’ conduct of the Specialty Plastics Business at the Specialty Plastics Business under license, technology, or other similar agreements (licensed).

8.	A list of all License and sublicense agreements or other agreements for the development of Intellectual Property by a Ferro Seller and another person.

9.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(H).

Part I – Indebtedness and Liabilities

1.	A list as of March 31, 2006, of all agreements respecting all liabilities and other obligations for payment of money that have arisen primarily out of the Ferro Sellers’ conduct of the Specialty Plastics Business, including all loan agreements, indentures, guarantees, letters of credit, notes, mortgages, security agreements, liens, capitalized leases, and installment purchase agreements arising primarily out of the conduct of the Specialty Plastics Business.

2.	A list and brief description as of March 31, 2006, of all reserves which have arisen out of the Ferro Sellers’ conduct of the Specialty Plastics Business.

3.	A list and brief description of all contracts, commitments, and other undertakings pursuant to which the Ferro Sellers are obligated as guarantor, surety, co-sign, co-maker, indemnitor, or otherwise in respect of the obligations of any person related primarily to the Specialty Plastics Business.

4.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(I).

Part J – Litigation and Claims

1.	A list as of June 30, 2006, and brief description of all litigation at law or in equity pending against any of the Ferro Sellers and relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business.

2.	A list as of June 30, 2006, and brief description of all threatened or pending claims against any of the Ferro Sellers relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business.

3.	List of all writs, injunctions, orders, and decrees of courts, agencies, and other governmental authorities, domestic or foreign, to which any member of the Specialty Plastics Business is subject relating in any way to or affecting in any way to the Ferro Sellers’ conduct of the Specialty Plastics Business.

4.	A list and brief description all Product recalls or similar claims against the Ferro Sellers since January 1, 2005, which relates to the Specialty Plastics Business or any Acquired Asset.

5.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(J).

Part K – Contracts and Commitments

1.	A list as of June 30, 2006, of all distributorship or manufacturer’s representative agreements to which Ferro is a party relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business involving an aggregate annual value of $250,000 or more.

2.	A list as of June 30, 2006, of all material confidentiality agreements with persons or entities other than employees relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business.

3.	A list as of June 30, 2006, of all non-compete agreements with persons or entities other than employees relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business.

4.	A list as of June 30, 2006, of all consignment agreements with persons or entities other than employees relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business involving an aggregate annual value of $250,000 or more.

5.	A list as of June 30, 2006, of all material communication agreements with persons or entities other than employees relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business.

6.	A list as of June 30, 2006, of all consulting agreements with persons or entities other than employees relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business involving an aggregate annual value of $250,000 or more.

7.	A list as of June 30, 2006, of all material non-analysis agreements with persons or entities other than employees relating primarily to the Ferro Sellers’ conduct of the Specialty Plastic and copies s Business.

8.	A list as of June 30, 2006, of all material project development agreements with persons or entities other than employees relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business.

9.	A list as of June 30, 2006, of all purchase/sell agreements with persons or entities other than employees relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business involving an aggregate annual value of $250,000 or more.

10.	A list as of June 30, 2006, of all sales representative agreements with persons or entities other than employees relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business involving an aggregate annual value of $250,000 or more.

11.	A list as of June 30, 2006, of all supplier agreements with persons or entities other than employees relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business involving an aggregate annual value of $250,000 or more.

12.	A list as of June 30, 2006, of all material pricing agreements with persons or entities other than employees relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business.

13.	A list as of June 30, 2006, of all technology licenses with persons or entities other than employees relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business involving an aggregate annual value of $250,000 or more.

14.	A list as of June 30, 2006, of all transportation agreements with persons or entities other than employees relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business involving an aggregate annual value of $250,000 or more.

15.	A list as of June 30, 2006, of all tolling agreements with persons or entities other than employees relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business involving an aggregate annual value of $250,000 or more.

16.	A list as of June 30, 2006, of all powers of attorney or fiduciary agreements relating primarily to the Ferro Sellers’ conduct of the Specialty Plastics Business involving an aggregate annual value of $250,000 or more.

17.	Sample forms of purchase orders.

18.	Sample forms of invoices.

19.	A list as of August 3, 2006, of each outstanding order, contract, or commitment for the purchase by Ferro of capital and tooling to be used in the Ferro Sellers’ conduct of the Specialty Plastics Business involving an aggregate annual value of $250,000 or more.

20.	A list as of August 3, 2006, of each outstanding order, contract, or commitment for the purchase by Ferro of products, supplies, and services to be used in the Ferro Sellers’ conduct of the Specialty Plastics Business involving an aggregate annual value of $250,000 or more.

21.	A list as of August 3, 2006, of each outstanding order, contract, or commitment for the sale by Ferro of Products arising out of the Ferro Sellers’ conduct of the Specialty Plastics Business involving an aggregate annual value of $250,000 or more.

22.	A list as of August 3, 2006, of each outstanding bid or proposal for the sale by Ferro of products or services arising out of the Ferro Sellers’ conduct of the Specialty Plastics Business involving an aggregate annual value of $250,000 or more.

23.	Copies of all of the Ferro Sellers’ standard warranties with respect to the Specialty Plastics Business.

24.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(K).

Part L — Employees and Employee Benefits

1.	A list of the plan documents and summary plan descriptions or other descriptions of bonus, sales commission, performance share, stock option or other incentive compensation plans which have been maintained by Ferro in respect of the Specialty Plastics Business and which relate and are applicable to current or former Employees of the Specialty Plastics Business.

2.	A list of the plan documents and summary plan descriptions or other descriptions of all defined benefit or defined contribution pension, retirement, deferred compensation, and other employee pension plans or arrangements which have been maintained by Ferro in respect of the Specialty Plastics Business and which relate and are applicable to current or former Employees of the Specialty Plastics Business.

3.	A list of the plan documents and summary plan descriptions or other descriptions of all employee health, dental, vision, life insurance, long-term and short-term disability, vacation, tuition reimbursement, and severance plans and other employee welfare plans or arrangements currently maintained by Ferro in respect of the Specialty Plastics Business and which relate and are applicable to current or former Employees of the Specialty Plastics Business.

4.	A list and brief description of all equal employment opportunity and job discrimination claims that have been filed by employees of the Specialty Plastics Business since January 1, 2005.

5.	A list of each Union Contract.

6.	A list and brief description of all grievance claims, notices of any strikes, work stoppages, slowdowns or lockouts that have been filed by employees of the Specialty Plastics Business since January 1, 2005.

7.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(L).

Part M — Compliance with Environmental Laws

1.	A list and brief description of all claims that the Specialty Plastics Business has received during the years ended or ending December 31, 2004, 2005, and 2006, from any government or governmental unit, agency, board, body, or instrumentality, whether Federal, state, or local alleging noncompliance by the Specialty Plastics Business with Environmental Laws.

2.	A list and brief description of all projects currently in process or completed during years ended or ending December 31, 2004, 2005, and 2006, for the remediation of conditions constitution actual or alleged noncompliance by the Specialty Plastics Business with Environmental Laws, the noncompliance of which is likely to have a material adverse effect.

3.	A list of all phase I environmental reports that the Ferro Sellers’ have relating to the Specialty Plastics Business.

4.	A list of all environmental permits issued to the Specialty Plastics Business.

5.	A list of all internal environment, health and safety audit reports the Ferro Sellers have with respect to properties included in the Acquired Assets.

6.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(M).

Part N — Compliance with Health and Safety Laws

1.	A list and brief description of all claims that Ferro has received during the years ended or ending December 31, 2004, 2005, and 2006, from any government or governmental unit, agency, board, body, or instrumentality alleging noncompliance by Ferro with any Health and Safety Laws the noncompliance of which would have a material adverse effect.

2.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(N).

Part O — Compliance with Other Laws

1.	A list of all permits, approvals, qualifications, and the like (other than those listed in Subparts M-1 and N-1) of any government or governmental unit, agency, board, body, or instrumentality, whether Federal, state, or local, issued to or applied for by the Ferro Sellers and used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business.

2.	A list and brief description of all claims that the Specialty Plastics Business has received in calendar years 2005 and 2006, from any government or governmental unit, agency, board, body, or instrumentality alleging noncompliance by the Ferro Sellers with any laws, rules, regulations, ordinances, orders or decrees other than Environmental Laws and Health and Safety Laws in connection with the Ferro Sellers’ conduct of the Specialty Plastics Business the noncompliance of which would have a material adverse effect.

3.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(O).

Part P — Taxes

1.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(P).

Part Q — Insurance

1.	A list and brief description of all comprehensive general liability insurance policies maintained by the Ferro Sellers that cover the Specialty Plastics Business.

2.	A list and brief description of all fire and extended coverage insurance policies maintained by Ferro that cover real and personal property used by the Ferro Sellers primarily in their conduct of the Specialty Plastics Business.

3.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(Q).

Part R — Material Events and Material Adverse Changes

1.	A list of all Material Events, if any, or conduct outside ordinary course which have occurred since December 31, 2005, which are not otherwise reflected in the Disclosure Disc.

Part S – Sufficiency of Asset

1.	The exceptions to the Ferro Sellers’ representations and warranties contained in Section 7.2(S).

Due Diligence Certifications

Set forth below is a description of the due diligence review conducted by the Ferro Sellers in connection with the transactions contemplated by the Purchase Agreement:

1.	The information contained in the Specialty Plastics Business Disclosure Disc was collected and assembled by employees of the Specialty Plastics Business Unit and other employees of the Ferro Sellers whom the Ferro Sellers believed would most likely have custody of the Specialty Plastics Business records most pertinent to the respective Parts of the Specialty Plastics Business Disclosure Disc.

2.	After collection and assembly of such information, due diligence meetings were held with the Major Business Unit manager of the Specialty Plastics Business and his direct reports.

3.	At such due diligence meeting, the entire contents of the Specialty Plastics Business Disclosure Disc were reviewed and each of the Ferro Sellers’ representations and warranties under Section 7.2 were read and discussed, all under the direction and guidance of an attorney representing the Ferro Sellers.

4.	At the conclusion of such due diligence meeting, each participant was requested to sign a certificate in the form set forth on the following page.

Certificate

I, [Name of Individual], am the [Title of Individual] of the Specialty Plastics Business (the “Specialty Plastics Business”), a business unit of Ferro Corporation and its affiliated companies

On the date below, I participated in a due diligence review meeting conducted under the direction and guidance of Sandra Frydryk, representing the Ferro Sellers. At that meeting, a document entitled “Specialty Plastics Business Disclosure Disc” (the “Specialty Plastics Business Disclosure Disc”) was reviewed and representations and warranties contained in Section 7.2 of the proposed Asset Purchase Agreement (the “Purchase Agreement”) among a newly-formed company organized by WindPoint Partners LLC, on one hand, and Ferro Corporation and certain of its subsidiaries (collectively, the ”Ferro Sellers”), on the other hand, were read and discussed.

As a consequence of such due diligence meeting, I HEREBY CERTIFY that:

1.	In my capacity described above, I am familiar in detail with the contents of the following Parts of the Specialty Plastics Business Disclosure Disc: [SPECIFY]

2.	In my capacity described above, I am also familiar generally with contents of all other Parts of the Specialty Plastics Business Disclosure Disc.

3.	I believe the Specialty Plastics Business Disclosure Disc and the representations and warranties of the Ferro Sellers contained in Section 7.2 of the Agreement are true, accurate, and complete in all material respects.

I understand that the Ferro Sellers intend to rely on this Certificate in connection with the Ferro Sellers’ delivery of the Specialty Plastics Business Disclosure Disc and execution and delivery of the Purchase Agreement.

I have signed this Certificate this 7th day of August, 2006.

[Name of Individual]

Witnesses:

Employees

The Employees are as set forth below.

Part I –Employees Other than Retained Employees

Legend: FTE = Full time Employee of the Specialty Plastics Business

ALLOC = Provides shared services, but primarily for the Specialty Plastics Business

STD = Currently inactive due to a short-term disability, family medical leave, military leave, or other approved absence.

LTD = Currently inactive due to a long-term disability

1.	United States

The following are the Employees located in the United States, some or all of whom will become the “U.S. Transferred Employees” at the Closing:

Name	Location	Job Function/Type	FTE	ALLOC	Inactive

					STD	LTD

Armour,Jeffrey	CAR	Technical Services Mgr I	X

Barton,Laura	CAR	Materials Control Coord I	X

Friel,Diane	CAR	Secretary II	X

Gebhart,Janice	CAR	Sales/Service Mgr	X

Hill,Lawrence	CAR	Engineer III	X

Ingram,Jim	CAR	Technical Mgr I	X

Naseri,Raza	CAR	Maintenance Superintendent I	X

Poore,Niles	CAR	Customer Satisfaction Mgr	X

Rust,Stephen	CAR	Operations Mgr I	X

Santoleri,E D	CAR	Business Mgr IV	X

Senich,Jeffrey	CAR	Marketing Mgr I	X

Swanson,June	CAR	Manager of Support Services	X

Truitt,Robin	CAR	Office Service Coord	X

Zwick,Paul D	CAR	Technical Mgr I	X

Addante,Henry	CAR	Hourly Craft Workers	X

Alonso,Gustavo	CAR	Hourly Operatives	X

Altenburg,Theodore O	CAR	Hourly Operatives	X

Anderson,DeVon S	CAR	Hourly Operatives	X

Anit,Elmer L	CAR	Hourly Operatives	X

Avery,David	CAR	Hourly Operatives	X

Name	Location	Job Function/Type	FTE	ALLOC	Inactive

					STD	LTD

Balderas,Jose	CAR	Hourly Operatives	X

Barkley,Bobby J	CAR	Hourly Operatives	X

Bennett,Gary	CAR	Hourly Craft Workers	X

Cronkite,Richard	CAR	Hourly Manager	X

Cruz,Ramon	CAR	Hourly Operatives	X

Cunefare,Jason V	CAR	Hourly Craft Workers	X

Dalea,Mihai G	CAR	Hourly Operatives	X

Dawson,Diondre D	CAR	Hourly Operatives	X

Duncan,Jerry L	CAR	Hourly Craft Workers			X

Duran,Arnoldo	CAR	Hourly Craft Workers	X

Farkas,Shannon D	CAR	Hourly Operatives	X

Faust,Frederick	CAR	Hourly Craft Workers	X

Favela,Esteban	CAR	Hourly Operatives	X

Fields,Alfred	CAR	Hourly Operatives	X

Foster,Roy S	CAR	Hourly Operatives	X

Franco,John D	CAR	Hourly Operatives	X

Garcia,Carlos	CAR	Hourly Manager	X

Guerrero,Oscar	CAR	Hourly Operatives	X

Honaker,Phillip	CAR	Hourly Technician	X

Ixpango,Cristobal	CAR	Hourly Operatives	X

Jashari,Hashim	CAR	Hourly Operatives	X

Jimenez,Ricardo	CAR	Hourly Operatives	X

Krejckant,Kenneth	CAR	Hourly Craft Workers	X

Kunavich,Phillip A	CAR	Hourly Operatives	X

Le,Hoang	CAR	Hourly Operatives	X

Lemon,Byron	CAR	Hourly Craft Workers	X

Lopez,Armando H	CAR	Hourly Craft Workers	X

Michel,Christopher W	CAR	Hourly Technician	X

Nazario,Modesto	CAR	Hourly Operatives	X

Nieto,Waldemar	CAR	Hourly Craft Workers	X

Nieves,Michael M	CAR	Hourly Operatives	X

Orquiz,Alfonso	CAR	Hourly Operatives	X

Phachansiri,Somphith	CAR	Hourly Operatives	X

Phillips,Deidrick j	CAR	Hourly Craft Workers	X

Reyna,Arturo	CAR	Hourly Operatives	X

Rodriguez,Jose	CAR	Hourly Operatives	X

Rodriguez,Jose	CAR	Hourly Operatives	X

Seward,Jerry	CAR	Hourly Operatives	X

Smith,Anthony T	CAR	Hourly Operatives	X

Swan,Scott R	CAR	Hourly Operatives	X

Tran,Hoang K	CAR	Hourly Operatives	X

Name	Location	Job Function/Type	FTE	ALLOC	Inactive

					STD	LTD

Valdez,Joel	CAR	Hourly Craft Workers	X

Vega,Eberto	CAR	Hourly Operatives	X

Wojtowicz,Dennis	CAR	Hourly Craft Workers	X

Barrett,Hilarie	EDN	Sales/Service Coord I	X

Brown,Carl	EDN	Color Matcher II	X

Brown,Nancy	EDN	Supv Mfg System Support II	X

Busam,Barry	EDN	Technical Services Mgr I	X

DeRiggi,Patricia A	EDN	Sales/Service Coord I	X

Donohue,William	EDN	Laboratory Supv I	X

Fisher,James	EDN	Scientist II	X

Henry,Linda	EDN	Color Matcher I	X

Hernandez,Richard	EDN	Scientist IV	X

Kehayes,William	EDN	Materials Control Supv III	X

Li,Jingjun	EDN	Scientist III	X

Litchkowski,Kathleen	EDN	Sales/Service Supv	X

Loschiavo,Thomas	EDN	Operations Mgr II	X

Malysa,David	EDN	Regulatory Affairs Coordinator	X

Malysa,Robert	EDN	Admin/Tech Associate	X

Marcinko,Florence E	EDN	Buyer III	X

McKinney,James M	EDN	Engineer IV	X

Narine,Linda	EDN	Sales/Service Coord II	X

Pacciano,Gary R	EDN	Technician III			X

Patel,Hasmukh	EDN	Scientist IV	X

Purcell,Keith	EDN	Color Matcher II	X

Purcell,Paul	EDN	Production Supv II	X

Purcell,William M	EDN	Production Mgr I	X

Schar,Robert	EDN	Production Supv II	X

Schuster,Sharon	EDN	Human Resources Assistant III	X

Taggart,David	EDN	Technician III	X

Thomson,Robert	EDN	Sales Engineer II	X

Ballantine,W Carl	EDN	Hourly Operatives	X

Chevalier,Henry	EDN	Hourly Operatives	X

Davis,Paul E	EDN	Hourly Craft Workers	X

Donohue,Kevin	EDN	Hourly Operatives	X

Dzurilla,Kenneth	EDN	Hourly Operatives	X

Edmonds,Kenya	EDN	Hourly Operatives	X

Fink,Jeffrey	EDN	Hourly Operatives	X

Howard,Anthony L	EDN	Hourly Operatives	X

Ianniello,Philip	EDN	Hourly Operatives	X

Jefferson,Christopher F	EDN	Hourly Operatives	X

Kozic,Gary	EDN	Hourly Operatives	X

Name	Location	Job Function/Type	FTE	ALLOC	Inactive

					STD	LTD

Litchkowski,Drew	EDN	Hourly Operatives	X

Nagy,Joseph T	EDN	Hourly Operatives	X

Nelson,Richard G	EDN	Hourly Operatives	X

O’Brien,David	EDN	Hourly Operatives	X

Pankuch,Kevin	EDN	Hourly Operatives	X

Patino,Claret	EDN	Hourly Operatives	X

Perez,Carlos	EDN	Hourly Operatives	X

Picciuto,Antonio	EDN	Hourly Operatives	X

Purcell,Kenneth	EDN	Hourly Operatives	X

Sharo,Steven	EDN	Hourly Operatives	X

Simmons,Steven R	EDN	Hourly Craft Workers	X

Turchiano,Vito	EDN	Hourly Operatives	X

Williams,Eugene F	EDN	Hourly Operatives	X

Abney II,David A	EVN	Laboratory Supv I	X

Armitage,Pamela	EVN	Materials Control Coord I			X

Baumer,Gregory	EVN	Scientist V	X

Bender,Catherine	EVN	Payroll Clerk I	X

Blades,Laura	EVN	National Account Mgr	X

Branson II,Robert P	EVN	Engineering Mgr I	X

Bratcher,Sandra A	EVN	Sales/Service Coord II	X

Braun,Andrew C	EVN	Network Administrator II	X

Brenner,Christopher	EVN	Scientist I	X

Brenton,Kent	EVN	Customer/Info Svcs Mgr	X

Brinker,Robert A	EVN	Sales Rep IV	X

Brown,Gregory	EVN	Production Supv II	X

Bush,Jeffrey	EVN	Production Supv II	X

Byrne IV,George W	EVN	Accountant I	X

Campbell,Jerry	EVN	Materials Control Supv II	X

Carnahan-Wilson,Deborah J	EVN	Engineer IV	X

Cerra,Bryan T	EVN	Marketing Segment Mgr III	X

Chamberlain,JoAnn H	EVN	Sales/Service Coord I	X

Chambers,Tommy	EVN	Production Supv II	X

Chundury,Deenadaya	EVN	Technical Mgr II	X

Clark,Gary	EVN	Technician IV	X

Coomes,Mark	EVN	Maintenance Supv I	X

Coomes,Melissa	EVN	Sales Administrator	X

Dame,Keith	EVN	Laboratory Mgr I	X

Deutsch,Michael	EVN	Production Supv II	X

Duncan,Randolph	EVN	Laboratory Supv I	X

Duncan,Rebecca	EVN	Sales/Service Coord II	X

Eastham,Gregory	EVN	Materials Control Mgr II	X

Name	Location	Job Function/Type	FTE	ALLOC	Inactive

					STD	LTD

Etcovitch,Karen S	EVN	Sales/Service Coord I	X

Farthing,Gordon	EVN	Technical Services Rep				X

Hall,Curtis	EVN	Materials Control Supv I	X

Harvey,Rick	EVN	Customer Service Supv	X

Heidorn,Ronald	EVN	Technician III			X

Henshaw,James	EVN	Laboratory Supv I	X

Hohl,Raymond	EVN	Product Mgr I	X

Isaac,Kevin S	EVN	Sales Rep III	X

Jankowski,Dennis	EVN	Controller II	X

Johnson,Grant	EVN	Technician II	X

Julian,Donald	EVN	Technician III	X

Kanowsky,Frank	EVN	Human Resources Mgr II	X

Kempthorn,James	EVN	Technical Service Engr II	X

Ketcham,Stephen	EVN	Operations Mgr III	X

Knighten,Ray	EVN	Regional Sales Mgr I	X

Lee,Morris	EVN	Sales Engineer IV	X

Liewergen,Eric F	EVN	Market Mgr I	X

Manning,Michael	EVN	Technician II	X

McElyea,Thomas L	EVN	Sales Engineer IV	X

McGee II,Theophilus G	EVN	Production Supv I	X

McLaughlin,Brian R	EVN	Sales Engineer IV	X

Mills,Ronald	EVN	Product Mgr III	X

Moore,Carolyn	EVN	Materials Control Supv I	X

O’Nan,Leonard A	EVN	Accounting/Admin Mgr II	X

Overley,K Lee	EVN	Market Mgr I	X

Painter,Rick	EVN	Production Supv II	X

Peak,Timothy	EVN	Inventory Control Mgr	X

Pollock,Christopher	EVN	Purchasing Agent II	X

Rodriguez,Rafael	EVN	Technical Services Mgr I	X

Rykman,Alexander	EVN	Engineer IV	X

Seymour,Junior	EVN	Business Mgr II	X

Shafer,Paul	EVN	Product Mgr II	X

Simpson,James	EVN	Production Supv II	X

Smith,Janice	EVN	Buyer I			X

Stacy,Stephanie J	EVN	Safety Mgr I	X

Stegall,Barbara A	EVN	Sales Rep IV	X

Suwannetr,Rumpa	EVN	Human Resources Assistant I	X

Temme,William	EVN	Technician III	X

Thomas,Robert	EVN	Laboratory Supv II	X

Torres,J Roberto	EVN	Regional Sales Mgr II	X

Trotter,Larry	EVN	Sales Engineer IV	X

Name	Location	Job Function/Type	FTE	ALLOC	Inactive

					STD	LTD

Wilson,Gregory	EVN	Production Supv II	X

Wilson,Shirley M	EVN	Administrative Asst I	X

Yancy,William	EVN	Production Supv II	X

Adams,Shelli R	EVN	Hourly Operatives	X

Adler,Arthur	EVN	Hourly Craft Workers	X

Anslinger,Scott	EVN	Hourly Technician	X

Austin,Michael	EVN	Hourly Craft Workers	X

Backes,William F	EVN	Hourly Operatives	X

Baumgart,Kenneth	EVN	Hourly Craft Workers	X

Bethe,Russell	EVN	Hourly Operatives	X

Black,Christopher L	EVN	Hourly Operatives	X

Bolin,Nancy	EVN	Hourly Service Workers	X

Bond,Bryan N	EVN	Hourly Operatives	X

Brackett,Thomas	EVN	Hourly Craft Workers	X

Brown,Jeffrey	EVN	Hourly Operatives	X

Brown,Kenneth	EVN	Hourly Operatives	X

Browning,Ryan	EVN	Hourly Technician	X

Brugger,John	EVN	Hourly Operatives	X

Bumpus,Michael	EVN	Hourly Operatives	X

Burns,Rebecca	EVN	Hourly Operatives	X

Champion,John	EVN	Hourly Technician	X

Clardy,Francian	EVN	Hourly Technician	X

Cobb,Larry	EVN	Hourly Operatives	X

Collazo,Jaime E	EVN	Hourly Craft Workers	X

Collins,William	EVN	Hourly Operatives	X

Conner,Kyle	EVN	Hourly Operatives	X

Cook,Michael	EVN	Hourly Operatives	X

Crooks,Keith	EVN	Hourly Craft Workers	X

Cross,Brian	EVN	Hourly Service Workers	X

Cummings,Michael	EVN	Hourly Service Workers	X

Davis Jr,William	EVN	Hourly Operatives	X

Davis,Bruce	EVN	Hourly Operatives	X

Davis,Mitchell R	EVN	Hourly Operatives	X

Duncan,Mark	EVN	Hourly Technician	X

Duncan,Matt L	EVN	Hourly Service Workers	X

Eirwin,Darvin	EVN	Hourly Operatives	X

Emberson,Danny	EVN	Hourly Operatives	X

Evans,Tracy L	EVN	Hourly Operatives	X

Ferrari,Raymond	EVN	Hourly Operatives	X

Forston,Jeffrey A	EVN	Hourly Operatives	X

Fritts,Scott A	EVN	Hourly Operatives	X

Name	Location	Job Function/Type	FTE	ALLOC	Inactive

					STD	LTD

Galloway,Richard	EVN	Hourly Service Workers	X

Galloway,Roger	EVN	Hourly Operatives	X

Gaynor,Eric	EVN	Hourly Technician	X

Geary,Clifford	EVN	Hourly Service Workers	X

Gray,Russell	EVN	Hourly Technician	X

Green,Thomas W	EVN	Hourly Operatives	X

Gulley,Jeffery	EVN	Hourly Operatives	X

Hall,James	EVN	Hourly Craft Workers	X

Haller,Michael	EVN	Hourly Craft Workers	X

Hamilton,Marcus A	EVN	Hourly Operatives	X

Hartweck,Michael	EVN	Hourly Operatives	X

Hayhurst,Jeffrey	EVN	Hourly Craft Workers	X

Heilman,Robert	EVN	Hourly Service Workers	X

Henderson,Sandra	EVN	Hourly Technician	X

Hess,Douglas	EVN	Hourly Operatives	X

Higgs,Pamela	EVN	Hourly Technician	X

Holloman,Kelly S	EVN	Hourly Operatives	X

Jackson,Harvey	EVN	Hourly Operatives	X

James,Frank	EVN	Hourly Operatives	X

Johnson,Jeremy M	EVN	Hourly Operatives	X

Johnson,Samuel	EVN	Hourly Operatives	X

Johnson,Steven	EVN	Hourly Technician	X

Jones,Carl	EVN	Hourly Technician	X

Kelley,Clinton	EVN	Hourly Craft Workers			X

Kempf,Jeffrey	EVN	Hourly Service Workers	X

Kincheloe,Gary	EVN	Hourly Craft Workers	X

Kozlowski,Daniel	EVN	Hourly Operatives	X

Krietemeyer,Jeffrey	EVN	Hourly Operatives	X

Lamble,Harold	EVN	Hourly Service Workers	X

Lauer,Daniel W	EVN	Hourly Operatives	X

Layne,Terry	EVN	Hourly Operatives	X

Leingang,Adam L	EVN	Hourly Operatives	X

Littell,Louis	EVN	Hourly Operatives	X

Manis,Steven	EVN	Hourly Service Workers	X

Masterson,Raymond	EVN	Hourly Clerical	X

McDowell,Mike R	EVN	Hourly Operatives	X

McEvilly,Matthew	EVN	Hourly Service Workers	X

McWilliams,Anthony	EVN	Hourly Operatives	X

Merritt,Rebecca L	EVN	Hourly Operatives	X

Miller,Marsha	EVN	Hourly Operatives	X

Miller,William D	EVN	Hourly Technician	X

Name	Location	Job Function/Type	FTE	ALLOC	Inactive

					STD	LTD

Mills,Steve	EVN	Hourly Craft Workers	X

Moss,Patrick W	EVN	Hourly Operatives	X

Mounlio,Dexter	EVN	Hourly Operatives	X

Nord,Kevin	EVN	Hourly Service Workers	X

Painter,Patsy	EVN	Hourly Technician	X

Palmer,William	EVN	Hourly Technician	X

Pearson,Bobby	EVN	Hourly Craft Workers	X

Phillips,Gerald	EVN	Hourly Service Workers	X

Pyle,William	EVN	Hourly Operatives			X

Rawlins Jr,Charles	EVN	Hourly Craft Workers	X

Rice,Ernie	EVN	Hourly Service Workers	X

Richardson,William	EVN	Hourly Service Workers	X

Roos,Brian	EVN	Hourly Operatives	X

Russell,William C	EVN	Hourly Operatives	X

Schaefer,Kenneth	EVN	Hourly Operatives			X

Seifert,Jeremy B	EVN	Hourly Operatives	X

Simmons,Jim	EVN	Hourly Operatives	X

Simpson,Scott	EVN	Hourly Service Workers	X

Smith,Benjamin	EVN	Hourly Technician	X

Smith,David	EVN	Hourly Service Workers	X

Smith,Donna L	EVN	Hourly Operatives	X

Smith,Jerry	EVN	Hourly Service Workers	X

Steckler,Scott	EVN	Hourly Craft Workers	X

Stone,James	EVN	Hourly Craft Workers	X

Sullivan,Bryan	EVN	Hourly Technician	X

Terry,James	EVN	Hourly Operatives	X

Tillman,Gregory	EVN	Hourly Operatives	X

Tolley,Kregg	EVN	Hourly Technician	X

Tomes,Travis	EVN	Hourly Service Workers	X

Tran,Tuan	EVN	Hourly Operatives	X

Travis,Tina	EVN	Hourly Technician	X

Unfried,David	EVN	Hourly Operatives	X

Wagner,Deward	EVN	Hourly Service Workers	X

Wahl,Betty	EVN	Hourly Technician	X

Wall,Jeffrey	EVN	Hourly Operatives	X

Wentzel,Kenneth B	EVN	Hourly Clerical	X

Whoberry,Kenneth	EVN	Hourly Technician	X

Wilson,Michael	EVN	Hourly Service Workers	X

Wimpelberg,William	EVN	Hourly Service Workers	X

Winstead,Eric	EVN	Hourly Operatives	X

Wongler,John S	EVN	Hourly Operatives	X

Name	Location	Job Function/Type	FTE	ALLOC	Inactive

					STD	LTD

Zachary,Mark	EVN	Hourly Operatives	X

Bakshi,Abdulkhad	PLY	Market Mgr I	X

Breyfogle,Kathryn L	PLY	Accounting Clerk III	X

Casey,Brian	PLY	Production Supv II	X

Creighbaum,Robbin	PLY	Buyer I	X

Fischer,Jon	PLY	Sales Engineer IV	X

Froelich,Bernard	PLY	Sales Engineer IV	X

Grubbs,Steven	PLY	Maintenance Supv I	X

Gruwell,Virginia M	PLY	Technician II	X

Hanyzewski,Donald	PLY	Regional Sales Mgr I	X

Hawkins,Dorothy J	PLY	Technician II	X

Heim,James C	PLY	Engineer III	X

Hollett,Theodore	PLY	Technician III	X

Hopkins,Glen	PLY	Operations Mgr I	X

Lane,Jeffrey	PLY	Sales Engineer IV	X

Lester,Martin	PLY	Sales Mgr I	X

Maybee,Kim	PLY	Production Supv II	X

Moncada,Lisa	PLY	Technician I	X

Ray,Karen	PLY	Laboratory Supv I	X

Scutchfield,Michael	PLY	Production Supv II	X

Searles,Noel	PLY	Sr Account Executive	X

Shoup,Raymond	PLY	Technical Service Engr II	X

Snare,Carol	PLY	Mgr HSE Support Services I	X

Stiles,Deanna	PLY	Technician I	X

Wendling,Thomas	Lakeside	Group Purchasing Agent	X

Whittaker,Cindy	PLY	Sales/Service Supv	X

Young,Tabitha	PLY	Sales/Service Coord II	X

Allen,David	PLY	Hourly Laborers	X

Ashenfelter,Daniel A	PLY	Hourly Laborers	X

Baca,Juan M	PLY	Hourly Laborers	X

Bean,Richard	PLY	Hourly Craft Workers	X

Blades,Martin L	PLY	Hourly Laborers	X

Bower,Douglas	PLY	Hourly Laborers	X

Davis,Richard	PLY	Hourly Laborers	X

DeFranco,Bobbie S	PLY	Hourly Laborers	X

Drummond,Michael	PLY	Hourly Laborers	X

Dvorak,Sean M	PLY	Hourly Laborers	X

Euler,Catherine	PLY	Hourly Operatives	X

Hall,Pete	PLY	Hourly Laborers	X

Hanthorn,Joanne	PLY	Hourly Craft Workers	X

Hardel,Donald	PLY	Hourly Laborers	X

Name	Location	Job Function/Type	FTE	ALLOC	Inactive

					STD	LTD

Hozey,Joseph T	PLY	Hourly Laborers	X

Johnston,Terry	PLY	Hourly Laborers	X

Joseph,Jacob J	PLY	Hourly Laborers	X

Krueger,Jeffrey L	PLY	Hourly Laborers	X

Lacey,Lee W	PLY	Hourly Laborers	X

Lee,Warren	PLY	Hourly Laborers	X

Mattke,Craig	PLY	Hourly Craft Workers	X

Neff,Kenneth	PLY	Hourly Craft Workers	X

Parish,Bryan E	PLY	Hourly Craft Workers	X

Preston,Daniel N	PLY	Hourly Laborers	X

Quintana,Jose	PLY	Hourly Operatives	X

Rennells,Lori	PLY	Hourly Operatives	X

Resendez Jr,Paul	PLY	Hourly Laborers	X

Robinson,Walker	PLY	Hourly Laborers	X

Shepherd,Natalie l	PLY	Hourly Laborers	X

Singleton,Gregory G	PLY	Hourly Laborers	X

Smith,Vince	PLY	Hourly Laborers	X

Spencer,Michael D	PLY	Hourly Laborers	X

Stahl,William	PLY	Hourly Laborers	X

Stoll,Gregory	PLY	Hourly Laborers	X

Tauteris Jr,Robert	PLY	Hourly Laborers	X

Vasquez,Abel E	PLY	Hourly Laborers	X

Wagner,Rick	PLY	Hourly Laborers	X

Woodworth,Rachael E	PLY	Hourly Laborers	X

Ali,Mir	STK	Technical Mgr I	X

Anderson,Dan	STK	Shipping/Receiving Supv I				X

Bal,James	STK	Engineer IV	X

Baldwin,Colleen A	STK	Production Supv II	X

Baldwin,Rick	STK	Production Supv II	X

Barnum,Dave E	STK	Laboratory Supv I	X

Bishop,Sherri	STK	Materials Control Coord II	X

Buchanan,Karen	STK	Technician II	X

Clauson,Charles	STK	Technician II	X

Curtis,Thomas J	STK	Business Development Mgr II	X

Dauch,Peggy	STK	Technician IV	X

Dayhoff,Kathleen	STK	Sales/Service Coord II	X

Deline,Teresa	STK	Technician IV	X

Doolittle,Colin	STK	Engineer II	X

Dorsky,Stuart	STK	Technician IV	X

Elliott,Nicholee	STK	Technician IV			X

Flory,Stephen	STK	Sales Engineer IV	X

Name	Location	Job Function/Type	FTE	ALLOC	Inactive

					STD	LTD

Foster,Edward N	STK	Engineer II	X

Freshour,Julie	STK	Technician III	X

Funk,Tony	STK	Accounting/Admin Mgr II	X

Garro,Steven	STK	Sales Engineer IV	X

Grant,Shelly A	STK	Sales/Service Coord III	X

Grieser,Margie	STK	Laboratory Supv I	X

Hall,Bonnie J	STK	Accounting Clerk IV	X

Hannon,John	STK	QC Manager	X

Hausch,Yvonne	STK	Receptionist/Secretary	X

Hayes,Shelley	STK	Technician III	X

Hoellrich,Julie	STK	Technician II	X

Hogan,Darren	STK	Plant Engineer II	X

Jaggers,Johnny D	STK	Laboratory Supv I	X

Kelly,Gene	STK	Marketing Mgr I	X

Klumpp,Brian	STK	Regional Sales Mgr I	X

Kroa,Robert	STK	Technical Service Engr II	X

Leaser,Richard	STK	Production Supv III	X

Lee,Brian A	STK	Technician II	X

McBride,Rebecca J	STK	Technician IV	X

McCartney,Philip R	STK	Materials Control Mgr I	X

Miller,Christy L	STK	Technician II	X

Miller,Roberta S	STK	Sales/Service Coord II	X

Morr,Timothy	STK	Production Supv I	X

Murcko,Joseph	STK	Technician II	X

North,Bethany	STK	Technician II	X

O’Brien,Donald	STK	Group HR Mgr	X

Peio,Paula	STK	Technician IV	X

Reed,Brenda	STK	Shipping/Receiving Supv I	X

Riegsecker,Gloria	STK	Materials Control Coord II	X

Russell,Joyce	STK	Sales/Service Coord II	X

Ryan,Larry	STK	Operations Mgr II	X

Seeley,Gary	STK	Production Supv II	X

Sharma,Girish K	STK	Sales Engineer IV	X

Sidle,Christopher	STK	Technician II	X

Stadtfeld Jr,Joseph	STK	Laboratory Mgr II	X

Swan,Melisa	STK	Human Resources Supv III	X

Telecky,Matthew	STK	Technician III	X

Vincent,Sheila	STK	Technician IV	X

Virant,Allen	STK	Business Development Mgr I	X

Vold,Yvonne	STK	Technician IV	X

Weisgerber,Douglas	STK	Technician IV	X

Name	Location	Job Function/Type	FTE	ALLOC	Inactive

					STD	LTD

Allen,Kenny	STK	Hourly Laborers	X

Allison,Dennis	STK	Hourly Craft Workers	X

Benavidez Jr,Tomas	STK	Hourly Operatives	X

Borton,Rosemary	STK	Hourly Operatives	X

Breier,Rick	STK	Hourly Technician	X

Brodbeck,Susan M	STK	Hourly Operatives	X

Brown,Nathan	STK	Hourly Operatives	X

Cain,David	STK	Hourly Operatives	X

Campbell,Charles	STK	Hourly Craft Workers	X

Canfield Jr,Kenneth R	STK	Hourly Craft Workers	X

Caustrita,Felipe	STK	Hourly Operatives	X

Collins,Thomas	STK	Hourly Operatives	X

Conway,Paul	STK	Hourly Laborers	X

Copus,Jodi	STK	Hourly Operatives	X

Coressel,Wayne	STK	Hourly Craft Workers	X

Cowell,Tamera R	STK	Hourly Operatives	X

Currier,Anthony	STK	Hourly Operatives	X

Daniels,Israel	STK	Hourly Operatives	X

Daniels,Michael	STK	Hourly Operatives	X

Dennis,Jesse	STK	Hourly Operatives	X

Epling,Larry	STK	Hourly Operatives	X

Fleming,Colt	STK	Hourly Technician	X

Flinn,Adam	STK	Hourly Operatives	X

Freshour,Larry	STK	Hourly Craft Workers	X

Fry,Angela	STK	Hourly Operatives	X

Garcia,Ricardo	STK	Hourly Operatives	X

Gomez,Tomas	STK	Hourly Operatives	X

Graham,Donna	STK	Hourly Operatives	X

Grubbs,Raymond	STK	Hourly Operatives	X

Halley,Robert	STK	Hourly Laborers	X

Hardy,Betty	STK	Hourly Operatives	X

Hardy,Scott	STK	Hourly Operatives	X

Harris,Robert N	STK	Hourly Operatives	X

Hemenway,Jared	STK	Hourly Operatives	X

Hibbard,Kenneth	STK	Hourly Operatives	X

Holley,James	STK	Hourly Operatives	X

Holman,Benjamin	STK	Hourly Operatives	X

Irwin,Brian	STK	Hourly Operatives	X

Jenkins,Daniel	STK	Hourly Operatives	X

Jones,Daniel	STK	Hourly Operatives	X

Kennedy,Douglas	STK	Hourly Operatives	X

Name	Location	Job Function/Type	FTE	ALLOC	Inactive

					STD	LTD

Kindinger,Terry	STK	Hourly Service Workers	X

Kline,Greg	STK	Hourly Operatives	X

Kline,Jerry	STK	Hourly Operatives	X

Kunckel,Merle	STK	Hourly Operatives	X

Lewis,Paula	STK	Hourly Operatives	X

Mattern,Justin	STK	Hourly Laborers	X

McCoy,Wyatt	STK	Hourly Laborers	X

Murray,Thomas	STK	Hourly Operatives	X

Oliphant,Pamela	STK	Hourly Operatives	X

Patterson,Mark	STK	Hourly Operatives	X

Perez,Jr Marcos	STK	Hourly Craft Workers	X

Porter,Daniel	STK	Hourly Craft Workers	X

Powers,Steven	STK	Hourly Operatives	X

Prehauser,Josef	STK	Hourly Technician	X

Price,Timothy	STK	Hourly Operatives			X

Przepiora,Anthony	STK	Hourly Service Workers	X

Rangel,Kenny	STK	Hourly Operatives	X

Reinhart,Tyler	STK	Hourly Operatives	X

Risner,Linda	STK	Hourly Laborers	X

Rivas,Gilbert	STK	Hourly Operatives	X

Ryman,Ronald	STK	Hourly Operatives	X

Salisbury,Cathy	STK	Hourly Laborers	X

Schang,Randy	STK	Hourly Operatives	X

Seals,Dawn	STK	Hourly Clerical	X

Shadbolt,Eric	STK	Hourly Operatives	X

Shepherd,Clifford	STK	Hourly Operatives	X

Short,William	STK	Hourly Craft Workers			X

Snyder,Peter	STK	Hourly Operatives	X

Soto,Sylvia	STK	Hourly Operatives	X

Staniski Jr,William	STK	Hourly Operatives	X

Stark,James	STK	Hourly Operatives	X

Stevenson,Marilyn M	STK	Hourly Operatives	X

Storz,Jack	STK	Hourly Laborers	X

Taylor,Rodney	STK	Hourly Operatives	X

Tijerina,John	STK	Hourly Operatives	X

Timbrook,Jared	STK	Hourly Laborers	X

Turner,Jason	STK	Hourly Operatives	X

Weaver,Kevin	STK	Hourly Laborers	X

Weeks,Susan	STK	Hourly Operatives	X

Weinstock,Steven	STK	Hourly Operatives	X

Wolf,Michael	STK	Hourly Technician	X

Name	Location	Job Function/Type	FTE	ALLOC	Inactive

					STD	LTD

Andrews,Anna	POS	Scientist V	X

Barkoot,John	POS	Technician IV	X

Defranco,Paul	POS	Research Associate I	X

Delcos,George	POS	Technician IV	X

Fedorcio,Mary	POS	Technician III	X

Harris,Craig	POS	Technician IV			X

Hilbert,Karla	POS	Technician IV	X

Jolly,Stephen	POS	Research/Development Mgr	X

Opalko,Robert	POS	Scientist V	X

Skovran,Dennis	POS	Laboratory Supv I	X

Sprague,Mark	POS	Technician IV	X

2. Belgium

The Employee in Belgium who will become the “Belgian Transferred Employee” at the Closing is Freddy Declerq.

3. Germany

The following are the Employees located in Germany who will become the “German Transferred Employees” at the Closing:

Name	Location	Job Function/Type	FTE	ALLOC

Moschner, Silvia	Germany	Sales	X

Ransiek, Rüdiger	Germany	Sales	X

Stump, Erwin	Germany	Sales	X

4. The Netherlands

The following are the Employees located in Holland who will become the “Dutch Transferred Employees” at the Closing:

Name	Location	Job Function/Type	FTE	ALLOC

Overweel R.	Rotterdam	operator	X

Spierings J.A.	Rotterdam	business mgr North Eur.	X

Verbeeke G.	Rotterdam	buyer	X

Zwart G.	Rotterdam	business dev./account mgr	X

Duarte I.A.	Rotterdam	operator	X

Iqbal M.	Rotterdam	color dev. technician	X

Smits J.B.	Rotterdam	foreman	X

Snel P.F.	Rotterdam	operator	X

Binnendijk W. van	Rotterdam	operator	X

Kegel K.	Rotterdam	asst. planner	X

Visser A.T.	Rotterdam	operator	X

Beekhof A.	Rotterdam	technical mgr.	X

Kelly M.J.	Rotterdam	operator	X

Kavasoglu H.	Rotterdam	operator	X

Lenz I.E.	Rotterdam	operator	X

Krab J.M.	Rotterdam	operator	X

Rackwitsz A.	Rotterdam	forwarder	X

Warring C.B.	Rotterdam	operator	X

Mulder G.	Rotterdam	operator	X

Nascimento M.	Rotterdam	shift supervisor	X

Overbeeke J.	Rotterdam	operator	X

Groen M.	Rotterdam	technical mgr. NL	X

Kolk J.K. van der	Rotterdam	sv customer care	X

Rijsbergen R.J. van	Rotterdam	supply chain mgr	X

Rotgans A.	Rotterdam	mechanic	X

Holierhoek M.P.J.M.	Rotterdam	color dev. technician	X

Hoogeveen F.P.A.	Rotterdam	mechanic	X

Krab A.L.M.	Rotterdam	operator	X

Bergh C. van den	Rotterdam	shift supervisor	X

Cooman E.H.	Rotterdam	operator	X

Jong R.M. de	Rotterdam	customer serv.officer	X

Ramsaransing S.	Rotterdam	material handler	X

Rocha A. de D.	Rotterdam	operator	X

Westerbeek A.	Rotterdam	sales assistant	X

Bergh R. van den	Rotterdam	shift supervisor	X

Hammerschlag O.G.	Rotterdam	color dev. technician	X

Ben L.J. de	Rotterdam	sales repr.	X

Bosmans A.	Rotterdam	q.c. technician	X

Name	Location	Job Function/Type	FTE	ALLOC

Kegel K.	Rotterdam	asst. planner	X

Visser A.T.	Rotterdam	operator	X

Beekhof A.	Rotterdam	technical mgr.	X

Kelly M.J.	Rotterdam	operator	X

Kavasoglu H.	Rotterdam	operator	X

Lenz I.E.	Rotterdam	operator	X

Krab J.M.	Rotterdam	operator	X

Rackwitsz A.	Rotterdam	forwarder	X

Warring C.B.	Rotterdam	operator	X

Mulder G.	Rotterdam	operator	X

Nascimento M.	Rotterdam	shift supervisor	X

Overbeeke J.	Rotterdam	operator	X

Groen M.	Rotterdam	technical mgr. NL	X

Kolk J.K. van der	Rotterdam	sv customer care	X

Rijsbergen R.J. van	Rotterdam	supply chain mgr	X

Rotgans A.	Rotterdam	mechanic	X

A’Cohen R.F.,	Rotterdam	dev. technician	X

Holierhoek M.P.J.M.	Rotterdam	color dev. technician	X

Hoogeveen F.P.A.	Rotterdam	mechanic	X

Krab A.L.M.	Rotterdam	operator	X

Bergh C. van den	Rotterdam	shift supervisor	X

Cooman E.H.	Rotterdam	operator	X

Jong R.M. de	Rotterdam	customer serv.officer	X

Ramsaransing S.	Rotterdam	material handler	X

Rocha A. de D.	Rotterdam	operator	X

Westerbeek A.	Rotterdam	sales assistant	X

Bergh R. van den	Rotterdam	shift supervisor	X

Hammerschlag O.G.	Rotterdam	color dev. technician	X

Ben L.J. de	Rotterdam	sales repr.	X

Bosmans A.	Rotterdam	q.c. technician	X

Gajadhar A.C.	Rotterdam	operator	X

Groen R.	Rotterdam	foreman	X

Vegt P. van der	Rotterdam	q.c. supervisor	X

Hosman F.	Rotterdam	q.c. technician	X

Nakchedi S.M.K.	Rotterdam	q.c. technician	X

Flohr D.M.H.	Rotterdam	operator	X

Obert E.	Rotterdam	planner	X

Smit C.M.	Rotterdam	operator	X

Martis S.S.F.	Rotterdam	color dev. technician	X

Groenendijk A.	Rotterdam	operator	X

Abdi M.A.	Rotterdam	operator	X

Name	Location	Job Function/Type	FTE	ALLOC

Graaf R.	Rotterdam	operator	X

Rijnsbergen V.A.C. van	Rotterdam	operator	X

Zaïf M.	Rotterdam	operator	X

Porntes N.A.	Rotterdam	admin	X

Uljee L.H.	Rotterdam	Instrument tech	X

5. Mexico

The following are the Employees located in Mexico who will become the “Mexican Transferred Employees” at the Closing:

Name	Location	Job Function/Type	FTE	ALLOC

Enrique Ortíz y Campos	Mexico City	Chemical Specialties Manager	X

Verónica Ramírez Garnica	Mexico City	Sales Assistant	X

Alberto Legorreta Martínez	Mexico City	Plastic Sales	X

Jesús Cruz Monreal	Mexico City	Plastics Technichal Manager	X

Julio César López Zaragoza	Mexico City	Laboratory Head	X

Jethro Francisco Talavera	Mexico City	Lab Technician	X

Luis Fernando Hernández Becerril	Mexico City	Lab Technician	X

Fernando Hernández López	Mexico City	Lab Technician	X

José Antonio López Guzmán	Mexico City	Plastics Production Superintendent	X

Juan Carlos Hernández Pacheco	Mexico City	Production Supervisor	X

José Luis Hernández	Mexico City	Kardex Attendant	X

Juan Carlos Morales Ezequiel	Mexico City	Plastic Sales	X

Humberto Moreno Moreno	Mexico City	Clerk	X

6. Portugal

The following are the Employees located in Portugal who will become the “Portuguese Transferred Employees” at the Closing:

Name	Location	Job Function/Type	FTE	ALLOC

ES-SAHIB, ABDERRAZAK	Portugal	OPERATOR	X

MATIAS, ADAIL	Portugal	QUALITY ASSURANCE	X

GUERREIRO, ADERITO	Portugal	OPERATOR	X

SUCENA, AUGUSTO	Portugal	OPERATOR	X

COELHO, DANIEL	Portugal	OPERATOR	X

AFONSO, DOMINGOS	Portugal	WEIGHING	X

LOPES, Dulce	Portugal	CUSTOMER SERVICE	X

MACHADO, Ermelinda	Portugal	LAB ANALIST	X

NASCIMENTO, Joao	Portugal	OPERATOR	X

RODRIGUES, Joaquim	Portugal	OPERATOR	X

BRANQUINHO, Jose	Portugal	OPERATOR	X

LADEIRA, Lucia	Portugal	LAB SPECIALIST	X

HENRIQUES, Paula	Portugal	SALES LEADER	X

ROCHA, Pedro	Portugal	SALES EXECUTIVE	X

FILIPE, Tiago	Portugal	OPERATIONS MANAGER	X

7. Spain

The following are the Employees located in Spain who will become the “Spanish Transferred Employees” at the Closing:

Name	Location	Job Function/Type	FTE	ALLOC

ADELL ADELL. JUAN JOSE	Spain	JEFE GESTION CADENA SUMINISTRO	X

ALANZAVES ROMERO, FRANCISCO M	Spain	OPERADOR CELULA	X

ALBALAT LOPEZANDRES JUAN	Spain	OPERADOR CELULA	X

ANDRES PARNANEN, JUAN JOSE	Spain	COORDINADOR CELULA	X

BELTRAN LOPEZ, INOCENCIO	Spain	OPERADOR CELULA	X

BOIX QUEROL, ALEJANDRO	Spain	JEFE PRODUCCION	X

BOU CERVERA, JOAQUIN	Spain	OPERADOR CELULA	X

CAMPOS OLEA, CRISTOBAL	Spain	OPERARIO PRODUCCION	X

CANO CAÑO, ANTONIO	Spain	OPERADOR CELULA	X

CANO RUBIO, INMACULADA	Spain	ADMINISTRADOR VENTAS Y PEDIDOS	X

CERRO GONZALEZ, REYES	Spain	ADMINISTRATIVO ALMACEN	X

COLLADO SANCHEZ. ANTONIO	Spain	OPERADOR CELULA	X

DE LA PRIDA NUÑEZ, ANTONIO	Spain	OPERADOR CELULA	X

DELGADO MEJIA, YAN ALEXANDER	Spain	OPERARIO PRODUCCION	X

ESCRIBANO BORJA, ALVARO	Spain	TECNICO COMERCIAL	X

FERRIS CLIMENT, JOSE RAMON	Spain	INGENIERO SERVICIO TECNICO	X

FORCADA SORRIBAS, MANUEL	Spain	OPERADOR CELULA	X

FRANCISCO OCHANDO, RUBEN	Spain	OPERADOR CELULA	X

GARCIA GONZALEZ, LUIS	Spain	OPERADOR CELULA	X

GARCIA SANCHEZ, DAVID	Spain	OPERADOR CELULA	X

GAS FELIP, FERNANDO	Spain	OPERADOR CELULA	X

GONZALEZ MARTINEZ, JOSE H.	Spain	JEFE DEMANDA	X

HERRANDO MONTE, RAMON	Spain	COORDINADOR CELULA	X

MARIN LOZANO, ANA	Spain	ADMINISTRADOR VENTAS Y PEDIDOS	X

MARTINEZ SEGURA, Rafael	Spain	OPERADOR CELULA	X

MARTINEZ SERRA, Jose	Spain	OPERADOR CELULA	X

MENDEZ GOMEZ, Facundo	Spain	INGENIERO PROCESOS	X

MUÑOZ IBAÑEZ, Manuel Raul	Spain	OPERADOR CELULA	X

NEBOT SOS, Juan	Spain	RESPONSABLE PRODUCCION	X

PALAZON PORCAR, Alberto	Spain	OPERADOR CELULA	X

PIÑEIRO IGLESIAS, Jose I	Spain	JEFE MATERIALES	X

QUEROL RIERA, Joaquin	Spain	GESTOR DATOS MAESTROS	X

RAMOS RIBES, Valero	Spain	COORDINADOR CELULA	X

ROQUES, Daniel Eduardo	Spain	JEFE ASEGURAMIENTO CALIDAD	X

RUIZ ELIPE, Luis Antonio	Spain	COORDINADOR CELULA	X

SAFONT TORRENT, Marta	Spain	TEC. ASEGURAMIENTO CALIDAD	X

SALGADO GARCIA, Jose Antonio	Spain	OPERADOR CELULA	X

SIMON VICENTE, Jesus	Spain	OPERARIO PRODUCCION	X

STOICA, Gabriel	Spain	OPERARIO PRODUCCION	X

VERA NAVARRO, Antonio	Spain	OPERADOR CELULA	X

VICENTE GARCIA, David	Spain	OPERADOR CELULA	X

VIVES VALLS, Manuel	Spain	TECNICO LABORATORIO	X

ZAFRILLA CANO, Timoteo	Spain	COORDINADOR CELULA	X

ACEITUNO MATA, Abraham	Spain	OPERADOR CELULA	X

ALCACER BERMELL, Hipolito	Spain	TECNICO LABORATORIO	X

ANDREU SAMBLAS, David	Spain	OPERADOR CELULA	X

APARICI CLAUSELL, Miguel Angel	Spain	COORDINADOR CELULA	X

BABILONI MARTINEZ, Anselma T.	Spain	ADMINISTRADOR VENTAS Y PEDIDOS	X

BAS MONERRIS, Maria	Spain	ADMINISTRADOR VENTAS Y PEDIDOS	X

BLASCO MATEO, Fernando	Spain	COORDINADOR CELULA	X

BUCERO SOLA, Enrique	Spain	COORDINADOR CELULA	X

BUSTAMANTE ESCUDERO, Fabio	Spain	OPERADOR CELULA	X

CAPITAN RIBES, Manuel Vte.	Spain	COORDINADOR CELULA	X

CASTILLO BURGOS, Jesus Miguel	Spain	OPERADOR CELULA	X

CROS PAGES, Xavier	Spain	RESPONSABLE VENTAS	X

CRUZ VENDRELL, Octavio	Spain	COORDINADOR CELULA	X

DE LLANOS TERUEL, Manuel J.	Spain	TECNICO I+D	X

DIAZ LUQUE, Francisco	Spain	OPERADOR CELULA	X

ELEXPURU LARRAINZAR, Eduardo	Spain	OPERADOR CELULA	X

ESPADA DUPLAS, Antonio	Spain	OPERADOR CELULA	X

ESTEBAN CORELLA, Enrique	Spain	OPERADOR CELULA	X

FRANCO PALACIOS, Vicente	Spain	TECNICO I+D	X

GALLEGO NAVARRO, Jose	Spain	OPERADOR CELULA	X

Name	Location	Job Function/Type	FTE	ALLOC

GARCIA BARRERA, Juan	Spain	OPERADOR CELULA	X

GOMEZ CADENAS, Jose Carlos	Spain	TECNICO I+D	X

GOTERRIS BLASCO, Miguel T.	Spain	OPERARIO PRODUCCION	X

MARTINEZ SEGURA, Rafael	Spain	OPERADOR CELULA	X

MARTINEZ SERRA, Jose	Spain	OPERADOR CELULA	X

MENDEZ GOMEZ, Facundo	Spain	INGENIERO PROCESOS	X

MUÑOZ IBAÑEZ, Manuel Raul	Spain	OPERADOR CELULA	X

NEBOT SOS, Juan	Spain	RESPONSABLE PRODUCCION	X

PALAZON PORCAR, Alberto	Spain	OPERADOR CELULA	X

PIÑEIRO IGLESIAS, Jose I	Spain	JEFE MATERIALES	X

QUEROL RIERA, Joaquin	Spain	GESTOR DATOS MAESTROS	X

RAMOS RIBES, Valero	Spain	COORDINADOR CELULA	X

ROQUES, Daniel Eduardo	Spain	JEFE ASEGURAMIENTO CALIDAD	X

RUIZ ELIPE, Luis Antonio	Spain	COORDINADOR CELULA	X

SAFONT TORRENT, Marta	Spain	TEC. ASEGURAMIENTO CALIDAD	X

SALGADO GARCIA, Jose Antonio	Spain	OPERADOR CELULA	X

SIMON VICENTE, Jesus	Spain	OPERARIO PRODUCCION	X

STOICA, Gabriel	Spain	OPERARIO PRODUCCION	X

VERA NAVARRO, Antonio	Spain	OPERADOR CELULA	X

VICENTE GARCIA, David	Spain	OPERADOR CELULA	X

VIVES VALLS, Manuel	Spain	TECNICO LABORATORIO	X

ZAFRILLA CANO, Timoteo	Spain	COORDINADOR CELULA	X

ACEITUNO MATA, Abraham	Spain	OPERADOR CELULA	X

ALCACER BERMELL, Hipolito	Spain	TECNICO LABORATORIO	X

ANDREU SAMBLAS, David	Spain	OPERADOR CELULA	X

APARICI CLAUSELL, Miguel Angel	Spain	COORDINADOR CELULA	X

BABILONI MARTINEZ, Anselma T.	Spain	ADMINISTRADOR VENTAS Y PEDIDOS	X

BAS MONERRIS, Maria	Spain	ADMINISTRADOR VENTAS Y PEDIDOS	X

BLASCO MATEO, Fernando	Spain	COORDINADOR CELULA	X

BUCERO SOLA, Enrique	Spain	COORDINADOR CELULA	X

BUSTAMANTE ESCUDERO, Fabio	Spain	OPERADOR CELULA	X

CAPITAN RIBES, Manuel Vte.	Spain	COORDINADOR CELULA	X

CASTILLO BURGOS, Jesus Miguel	Spain	OPERADOR CELULA	X

CROS PAGES, Xavier	Spain	RESPONSABLE VENTAS	X

CRUZ VENDRELL, Octavio	Spain	COORDINADOR CELULA	X

DE LLANOS TERUEL, Manuel J.	Spain	TECNICO I+D	X

DIAZ LUQUE, Francisco	Spain	OPERADOR CELULA	X

ELEXPURU LARRAINZAR, Eduardo	Spain	OPERADOR CELULA	X

ESPADA DUPLAS, Antonio	Spain	OPERADOR CELULA	X

ESTEBAN CORELLA, Enrique	Spain	OPERADOR CELULA	X

FRANCO PALACIOS, Vicente	Spain	TECNICO I+D	X

Name	Location	Job Function/Type	FTE	ALLOC

GALLEGO NAVARRO, Jose	Spain	OPERADOR CELULA	X

GARCIA BARRERA, Juan	Spain	OPERADOR CELULA	X

GOMEZ CADENAS, Jose Carlos	Spain	TECNICO I+D	X

GOTERRIS BLASCO, Miguel T.	Spain	OPERARIO PRODUCCION	X

GUERRA BRAVO, Francisco	Spain	JEFE LABORATORIO	X

GUERRERO INFANTE, Diego J.	Spain	OPERADOR CELULA	X

GUINOT CASTILLO, Francisco	Spain	TECNICO COMERCIAL	X

HUESO FORES, Juan Jose	Spain	OPERADOR CELULA	X

IGUALADA ORTEGA, Juan Antonio	Spain	JEFE I+D	X

LOPEZ ALBUJER, Pedro Antonio	Spain	TEC. ASEGURAMIENTO CALIDAD	X

LOPEZ BAYARRI, Santiago	Spain	OPERADOR CELULA	X

LOPEZ SORIANO, Pablo	Spain	OPERADOR CELULA	X

LORENZO GORRIZ, Fernando	Spain	TECNICO LABORATORIO	X

LUNA UBEDA, Julian	Spain	JEFE PRODUCTO	X

MARMANEU GONZALBO, Sergio	Spain	OPERADOR CELULA	X

MARTI FERRER, Amandeo	Spain	OPERADOR CELULA	X

MARTIN MOR, Pablo	Spain	ASISTENTE CONTROL PRODUCCION	X

MARTINEZ LOMBARDIA, Constantino	Spain	OPERADOR CELULA	X

MARTINEZ TORMO, Samuel	Spain	JEFE VENTAS	X

MATEO CERVERA, Eduardo mateo	Spain	OPERADOR CELULA	X

MONEDERO RAMIREZ, Camilo Arturo	Spain	OPERARIO PRODUCCION	X

MONTEAGUDO CARRETERO, Santiago	Spain	OPERADOR CELULA	X

MONTESO GARCIA, Carlos Javier	Spain	OPERARIO PRODUCCION	X

MONTILLA GOMEZ, Miguel	Spain	INGENIERO MANTENIMIENTO	X

MUÑOZ MARTIN, German	Spain	OPERADOR CELULA	X

NAVARRO MEDINA, Aurelio J.	Spain	TECNICO COMERCIAL	X

PASCUAL PORCAR, Juan Pedro	Spain	AYUDANTE INSPECCION CALIDAD	X

PEREZ TOMAS, Ramon	Spain	JEFE SERVICIO CLIENTE	X

PINA CALDERON, Juan	Spain	OPERADOR CELULA	X

PITARCH ESCRIG, Roberto	Spain	OPERADOR CELULA	X

POLO ALMAZAN, Julian	Spain	AYUDANTE INSPECCION CALIDAD	X

PRADA COLLADO, Rafael	Spain	OPERADOR CELULA	X

RAMIREZ RUEDA, Alfonso	Spain	ADMINISTRATIVO ALMACEN	X

RAMON BERNAT, Javier	Spain	OPERADOR CELULA	X

RUBIO SANCHEZ, Jose Manuel	Spain	TECNICO LABORATORIO	X

RUIZ MORENO, Mariano	Spain	AYUDANTE INSPECCION CALIDAD	X

SAEZ TORRANO, Pedro	Spain	OPERADOR CELULA	X

SANCHEZ ARENAS, Mario	Spain	OPERADOR CELULA	X

SANCHEZ GIMENEZ, Javier	Spain	OPERADOR CELULA	X

SEGARRA RAMOS, Julio Andres	Spain	JEFE PRODUCTO	X

SOTO DE LA CUBA, Gary Cristian	Spain	OPERADOR CELULA	X

SULLER MARTINEZ, Cristian	Spain	OPERADOR CELULA	X

Name	Location	Job Function/Type	FTE	ALLOC

TOMA, Marius	Spain	OPERADOR CELULA	X

VAZQUEZ TORAN, Pedro Eduardo	Spain	DIRECTOR NEGOCIO	X

VENDRELL ESPINOSA, Jorge	Spain	OPERADOR CELULA	X

VILA GARCES, Sergio	Spain	OPERADOR CELULA	X

VILAR MINGARRO , Pascual	Spain	OPERADOR CELULA	X

VINUESA SOLIGO, Jesus	Spain	TECNICO LABORATORIO	X

8. The UK

The following are the Employees located in the United Kingdom who will become the “U.K. Transferred Employees” at the Closing:

Name	Location	Job Function/Type	FTE	ALLOC

Corns, R	UK	Pilot Supervisor	X

Higginson, J	UK	Customer Service Advisor	X

Dean, J	UK	Pilot Technician	X

Need, J	UK	Warehouseman	X

Whitehouse, N	UK	Operational Technician	X

Burney, L	UK	Customer Service Advisor	X

Cater, A	UK	Office Manager	X

Cooper, A	UK	Junior Colourist	X

Elliott, G	UK	UK Sales Manager	X

Flint, M	UK	Export/Import Administrator	X

Part II – Retained Employees

The following Employees of the Specialty Plastics Business will be Retained Employees:

1.	United States

V. John Comanita

2. France

The following are the Employees located in France who will be the “French Retained Employees”:

Name	Location	Job Function/Type	FTE	ALLOC

BARBIER, Patrice	St. Dizier	AGENT PRINCIPAL DE FABRICATION	X

BEAUMET, Michel	St. Dizier	AGENT DE FABRICATION	X

BOURGEOIS, Abel	St. Dizier	PREPARATEUR EXPEDITIONS	X

DUVNJAK, Pero	St. Dizier	AGT DE FABRICATION PESEURCA	X

EL HBICH, Abdelkrim	St. Dizier	AGENT DE FABRICATION	X

JUND, Philippe	St. Dizier	RESPONSABLE PRODUITS THERMOSET	X

LAUNETTE, Maryline	St. Dizier	CONTR.COLORISTE	X

LAURENT, Emmanuel	St. Dizier		X

LIEUVRAIN, Dany	St. Dizier	CHEF D’EQUIPE PLASTIQUE	X

SANCHEZ BENITEZ, Jose	St. Dizier	TECHN.DE FABRICATIONCARISTE	X

DUHALDE, Gilles	St. Dizier	RESP. SECTEUR FRANCE	X

PECHE, Marie Jose	St. Dizier	ASSISTANTE COMMERCIALE	X

PICARD, Michel	St. Dizier		X

RINGLE, Philippe	St. Dizier	RESP. PRODUCTION	X

	St. Dizier	ASSISTANTE COMMERCIALE	X

All other French Employees.

3. Hong Kong

David Cheung is the Employee located in Hong Kong who will be the “Hong Kong Retained Employee.”

4. Mexico

All of the union Employees in Mexico will be “Mexican Retained Employees.”

5. Venezuela

Miguel Amiuny is the Employee located in Venezuela who will be the “Venezuelan Retained Employee.”

Terms of Employment

The Ferro Sellers’ and Olympic Plastics’ respective obligations with respect to Employees and former employees of the Specialty Plastics Business, including employee benefit plans and employee welfare plans, will be as follows:

1. United States

A.	Generally. Appendix L contains a list as of July 31, 2006, of the Employees located in the United States (the “U.S. Employees”) and identifies with respect to each whether such U.S. Employee is:

(1)	A retained employee (a “U.S. Retained Employee”);

(2)	A full-time employee of the Specialty Plastics Business (a “U.S. Full-Time Employee”);

(3)	An employee who provides services to the Specialty Plastics Business and to other Ferro Sellers businesses, but whose services are provided primarily to the Specialty Plastics Business (a “U.S. Allocated Employee”);

(4)	An employee who is currently inactive due to a short-term disability, family medical leave, military or other Ferro approved absence (a “U.S. Short-Term Leave Employee”), and

(5)	An employee who is currently inactive due to a long-term disability (a “U.S. LTD Employee”).

B.	Employment. Effective as of the Closing, each U.S. Full-Time Employee, and U.S. Allocated Employee (collectively, the “U.S. Active Employees”) will cease to be an employee of Ferro and will be offered employment with Olympic Plastics effective as of the Closing.

(1)	Each such offer to a U.S. Active Employee will be deemed to have been accepted upon such U.S. Active Employee’s reporting for his or her first scheduled work shift following the Closing.

(2)	A U.S. Active Employee who fails to report for his or her first scheduled work shift due to vacation, jury duty or a bona fide illness which would entitle the U.S. Active Employee to sick leave under Ferro’s sick leave policies and practices will nonetheless be deemed to have reported to his or her first scheduled work shift for purposes of (1) above.

(3)	Those U.S. Active Employees who accept Olympic Plastics’ offer of employment as described in this Part 1.B of this Appendix M will become employees of Olympic Plastics effective as of the Closing.

(4)	U.S. Short-Term Leave Employees and U.S. LTD Employees (collectively, the “U.S. Inactive Employees”) who have rights to return to employment under Ferro’s policies and practices as of the Closing will be offered employment by Olympic Plastics following the Closing if such U.S. Inactive Employees would have a right to return to work under Ferro’s policies and practices at such time.

(5)	Those U.S. Inactive Employees who accept Olympic Plastics’ offer of employment as described in this Part 1.B of this Appendix M will become employees of Olympic Plastics effective as of their reporting to work for Olympic Plastics.

(6)	U.S. Active Employees and U.S. Inactive Employees who become employees of Olympic Plastics in accordance with this Part 1 of Appendix M are referred to below as the “U.S. Transferred Employees.”

(7)	The U.S. Retained Employees will not become employees of Olympic Plastics.

C.	Terms of Employment. Except as otherwise provided in Part 1.E below, Olympic Plastics will assure that the initial terms and conditions of employment (including employment location, job position and rate of pay) of all U.S. Transferred Employees will be substantially similar to the existing terms and conditions of each such U.S. Transferred Employee’s employment immediately before the Closing.

D.	Union Contracts. Effective as of the Closing, Olympic Plastics will become the “employer” under the Union Contracts applicable to the U.S. Transferred Employees and will assume all liabilities and obligations of the Ferro Sellers as the “employer” under the Union Contracts in respect of the Specialty Plastics Business for U.S. locations. Employment of a U.S. Transferred Employee who is covered by the terms of a Union Contract will be in accordance with the terms and conditions of such Union Contract.

E.	Pay and Benefits.

(1)	Generally.

(a)	Ferro will be solely responsible for

(i) all pay and benefits of the U.S. Retained Employees earned or incurred before or after the Closing,

(ii)	all pay and benefits of the U.S. Active Employees who become Transferred U.S. Employees earned or incurred before the Closing,

(iii)	all pay and benefits of the U.S. Active Employees and U.S. Inactive Employees who do not become U.S. Transferred Employees earned or incurred before or after the Closing, and

(iv)	all pay and benefits of the U.S. Inactive Employees who become Transferred Employees earned or incurred before they become U.S. Transferred Employees.

(b)	Effective as of the Closing and for a period of one year thereafter, Olympic Plastics will provide U.S. Transferred Employees with a base rate of pay equal to or greater than such U.S. Transferred Employees’ base rate of pay immediately before the Closing and benefits that are at least comparable in the aggregate on a cost basis to the benefits currently provided those U.S. Transferred Employees by Ferro.

(c)	Except as otherwise provided in this Part 1.E(2) of this Appendix M, Olympic Plastics will be solely responsible for all pay and benefits of the U.S. Transferred Employees earned or incurred at or after the Closing.

(2)	Bonus and Incentive Arrangements. Ferro will remain responsible for all bonuses, bonus programs or plans, and incentive programs or plans, including retention and success bonuses, that are payable to or earned by the U.S. Retained Employees before, at, or after the Closing, by the U.S. Active Employees before or at the Closing, and by the U.S. Inactive Employees at any time before becoming U.S. Transferred Employees, including any bonuses earned and payable as a result of the Closing (such payments, excluding any retention or success bonuses, are referred to below as the “Incentives”). Following the close of the calendar year, Ferro will calculate the amount of the Incentives for the current calendar year with respect to the U.S. Transferred Employees, communicate such amounts to Olympic Plastics, and pay Olympic Plastics the total gross amounts of such Incentives at the time when such Incentives are paid to Ferro employees generally. Olympic Plastics will then promptly make such Incentives payments to applicable U.S. Transferred Employees eligible for such payments, after applicable tax withholding. Olympic Plastics will be responsible for all the reporting (including W-2 tax forms) relating to such Incentives. To be eligible for any Incentives payments, a U.S. Transferred Employee must be an employee of Olympic Plastics on December 31, 2006. Olympic Plastics will provide certain of the U.S. Transferred Employees with new bonus and incentive arrangements that will begin after the Closing.

(3)	Defined Benefit Plans

(a)	Hourly Pension Plans. Ferro currently sponsors the Retirement Plan for Hourly-Rate Employees of Ferro Corporation at Various Plants (the “Ferro Hourly Pension Plan”) for certain of its hourly employees, including the hourly employees in the bargaining unit covered by the Union Contract applicable to Stryker, Ohio and the non-union hourly employees at Evansville, Indiana and Edison, New Jersey.

(i)	Sponsorship. From and after the Closing, Ferro will remain the sponsor of the Ferro Hourly Pension Plan and Olympic Plastics will not become a sponsor of the Ferro Hourly Pension Plan.

(ii)	Service Credit Under the Ferro Hourly Pension Plan. The benefits of a U.S. Transferred Employee who is a participant in the Ferro Hourly Pension Plan will accrue no additional service credit for purposes of eligibility, vesting, or benefits under the Ferro Hourly Pension Plan in respect of employment with Olympic Plastics after the Closing and the accrued benefit of such participant as of the Closing will be fully vested.

(iii)	Retirement Benefits. Olympic Plastics will provide the hourly non-union U.S. Transferred Employees at the Evansville, Indiana and Edison, New Jersey sites with the same retirement benefits, on the same terms and conditions, as those provided to salaried U.S. Transferred Employees at those sites.

(b)	Multiemployer Pension Plan. Ferro will be responsible for any and all withdrawal liability resulting from Ferro’s cessation of contributions to the National Integrated Group Pension Plan with respect to the Plymouth facility at the Closing. In no event will Ferro be responsible for any withdrawal liability under the National Integrated Group Pension Plan related to any withdrawal from such plan by Olympic Plastics.

(c)	Salaried Pension Plans. Ferro currently sponsors the Ferro Corporation Retirement Plan (the “Ferro Retirement Plan”) for salaried employees. New participation under the Ferro Retirement Plan was closed for employees hired on or after July 1, 2003. In addition, benefit accruals of participants in the Ferro Retirement Plan ceased as of April 1, 2006. As a replacement for the Ferro Retirement Plan, Ferro provides a benefit under the Ferro 401(k) Plan called the “Basic Pension Contribution.”

(i)	Sponsorship. Olympic Plastics will not become a sponsor of the Ferro Retirement Plan.

(ii)	Service Credit Under the Ferro Retirement Plan. The accrued benefit as of March 31, 2006 of a U.S. Transferred Employee who is a participant in the Ferro Retirement Plan will be fully vested.

(iii)	Funding. Ferro will not cause to be transferred, and neither Olympic Plastics nor any trust maintained for Olympic Plastics’ defined benefit pension plans will have any right to receive any portion of, the funds held in trust for the Ferro Retirement Plan.

(4)	Defined Contribution Plans

(a)	Ferro Bargaining Unit 401(k) Plan. Ferro currently sponsors the Ferro Corporation Bargaining Unit 401(k) Plan (the “Ferro Bargaining Unit 401(k) Plan”) under which U.S. Employees at Stryker, Ohio who are members of the bargaining unit covered by the Union Contract participate.

(i)	Sponsorship. Olympic Plastics will not become a sponsor of the Ferro Bargaining Unit 401(k) Plan.

(ii)	Olympic Plastics’ Bargaining Unit 401(k) Plan. Within 60 days after the Closing, but with effect from the Closing, Olympic Plastics will establish or designate an existing defined contribution plan (the “Olympic Plastics’ Bargaining Unit 401(k) Plan”) for U.S. Transferred Employees at Stryker, Ohio who are members of the bargaining unit covered by the Union Contract and provide Ferro with written notice of such establishment or designation.

(iii)	Termination Under the Ferro Bargaining Unit 401(k) Plan. Upon the Closing, all U.S. Transferred Employees who participate in the Ferro Bargaining Unit 401(k) Plan will become fully vested in their account balances under the Ferro Bargaining Unit 401(k) Plan. U.S Transferred Employees will have the right to a distribution according to the provisions of the Plan and applicable law including the ability to elect a direct rollover to an individual retirement account or other qualified plan. If a U.S. Transferred Employee elects a direct rollover into Olympic Plastics’ Bargaining Unit 401(k) Plan, then Ferro will cause such rollover to include any outstanding participant loans.

(b)	Ferro 401(k) Plan. Ferro currently sponsors the Ferro Savings and Stock Ownership Plan (the “Ferro 401(k) Plan”) for salaried and non-union employees.

(i)	Sponsorship. Olympic Plastics will not become a sponsor of the Ferro 401(k) Plan.

(ii)	Olympic Plastics’ 401(k) Plan. Within 60 days after the Closing, but with effect from the Closing, Olympic Plastics will establish or designate an existing defined contribution plan (the “Olympic Plastics’ 401(k) Plan”) for U.S. Transferred Employees who were eligible to participate in the Ferro 401(k) Plan immediately prior to the Closing and provide Ferro with written notice of such establishment or designation.

(iii)	Termination Under the Ferro 401(k) Plan. Upon the Closing, all U.S. Transferred Employees who participate in the Ferro 401(k) Plan will become fully vested in their account balances under the Ferro 401(k) Plan. U.S Transferred Employees will have the right to a distribution according to the provisions of the Ferro 401(k) Plan and applicable law including the ability to elect a direct rollover to an individual retirement account or other qualified plan, the extent consistent with the Ferro 401(k) Plan. If a U.S. Transferred Employee elects a direct rollover into Olympic Plastics’ 401(k) Plan, then Ferro will cause such rollover to include any outstanding participant loans.

(5)	Welfare Plans

(a)	Group Benefits. Effective as of the Closing, Olympic Plastics will make available to all U.S. Transferred Employees disability and life insurance coverage. Effective no later than January 1, 2007, Olympic Plastics will make available to all U.S. Transferred Employees medical, prescription drug, dental, vision and health care spending coverage under plans sponsored by Olympic Plastics or a related employer. Insofar as the U.S. Transferred Employees are concerned, Olympic Plastics will

(i)	Waive or cause to be waived all pre-existing condition coverage exclusions or limitations applicable under the medical, dental, prescription drug, and vision plans; and

(ii)	Give such U.S. Transferred Employees full credit under Olympic Plastics’ medical, dental, prescription drug, and vision plans for any annual deductible co-payments and out-of-pocket charges and payments previously made by such U.S. Transferred Employees during the plan year in which the Closing occurs.

Ferro will make continuation coverage available for medical, dental, prescription drug, vision, and health care flexible spending account coverage for U.S. Transferred Employees in accordance with COBRA, Ferro’s COBRA continuation policy, and the terms of the Transitional Services Agreement. With respect to Ferro’s provision of such coverage:

(1)	The same terms and conditions of such coverage in effect for the U.S. Transferred Employees immediately before the Closing will continue until December 31, 2006;

(2)	Olympic Plastics will pay to Ferro the applicable COBRA continuation coverage monthly rates for such coverage relating to the U.S. Transferred Employees who elect such coverage (the “COBRA Employees”), plus the administrative fees charged to Ferro by its COBRA continuation coverage vendor, including a fee of $28.00 per COBRA Employee per month (as may be modified for fee changes by the vendor); and

(iii)	Olympic Plastics will make payment to Ferro of such rates and fees monthly before the month to which the COBRA continuation coverage applies.

(b)	Spending Accounts. Effective as of the Closing, Olympic Plastics will make available to all U.S. Transferred Employees who have Flexible Spending Accounts with Ferro a substantially similar program to accept pre-tax deferrals of income for reimbursements of dependent care expenses on terms substantially similar to those maintained by Ferro immediately before the Closing with respect to such Flexible Spending Account.

(c)	COBRA. Ferro will remain responsible for employer obligations under COBRA with respect to employees of the Specialty Plastics Business whose employment was or is terminated before, at, or as a result of the Closing including all U.S. Employees, and Olympic Plastics will be responsible for employer obligations under COBRA for U.S. Transferred Employees whose employment with Olympic Plastics terminates after the Closing.

(d)	Vacations and Holidays. Ferro represents and warrants that accrued vacation for hourly U.S. Employees is properly accounted for on the Financial Statements. Ferro will provide a schedule (the “Salaried Vacation Schedule”) to Olympic Plastics before the Closing of accrued vacation for salaried U.S. Employees based on Ferro’s good faith calculation of such accrued vacation and a schedule of accrued vacation for hourly U.S. Transferred Employees that is consistent with the amounts accrued for such hourly U.S. Transferred Employees on the Financial Statements. Effective as of the Closing, Olympic Plastics will make available to and bear the full economic cost of all U.S. Transferred Employees’ vacation and holiday rights and schedules substantially similar to the vacation and holiday rights and schedules provided by Ferro immediately before the Closing and will ensure that all U.S. Transferred Employees receive full service credit for their service with Ferro for purposes of determining their eligibility for, and amount of, vacation.

(e)	Retiree Medical Coverage. A salaried U.S. Transferred Employee or a non-union hourly U.S. Transferred Employee who would be eligible for Ferro’s retiree medical program as of the Closing under the provisions of such program, including the changes made to such program in 2006 (with the Closing being his or her employment termination date with Ferro) will be eligible for Ferro’s retiree medical program, but only if such U.S. Employee begins Ferro retiree medical coverage and starts payments of his or her benefit under the Ferro Corporation Retirement Plan as of the first day of the month after the month in which the Closing occurs. Ferro reserves the right to modify retiree medical program terms and conditions applicable to U.S. Employees.

(f)	Welfare Benefit Plan Liabilities. Ferro will retain all liabilities, responsibilities and obligations under the group medical, prescription drug, dental, vision, disability, life insurance and all other welfare and fringe benefit plans sponsored by Ferro as in effect as of the Closing, with respect to all “Eligible Individuals” for the provision of:

(i)	Life insurance benefits which may become payable with respect to the death of such Eligible Individual which occurs before the Closing Date;

(ii)	Salary continuation or other short-term disability benefits which may become payable with respect to any disability of any Eligible Individual which commenced before the Closing Date;

(iii)	Long-term disability benefits payable with respect to any disability of any Eligible Individual which commenced prior to the Closing Date and continues thereafter on an uninterrupted basis;

(iv)	Hospital, medical, prescription drug, dental and vision care benefits with respect to claims incurred by or with respect to any Eligible Individual prior to the date such individual becomes a U.S. Transferred Employee; and

(v)	Workers’ compensation benefits with respect to any Eligible Individual’s work-related injury or occupational disease that the Eligible Individual claims was received before the Closing.

For purposes of this Part 1.E(5)(f) of Appendix M, the term “Eligible Individuals” means the U.S. Employees and former employees of the Specialty Plastics Business, and the U.S. eligible dependents and/or other beneficiaries of the U.S. Employees and former employees.

(6)	Additional Employee Benefit Plan and Employee Welfare Plan Provisions. Except as otherwise provided in this Appendix M, Olympic Plastics will ensure that all U.S. Transferred Employees receive full service credit for their service with Ferro for purposes of determining their eligibility to participate, vesting, accrual (except for any defined benefit plans) and entitlement to benefits, where length of service is relevant for such purposes under any such plan, provided, however, that such crediting of service shall not require Olympic Plastics to duplicate any benefits provided by Ferro.

(7)	WARN Act Notifications. If after the Closing Olympic Plastics elects to close any of the Specialty Plastics Business’ facilities in the United States or otherwise carry out a reduction in force or permanent or temporary layoffs of U.S. Transferred Employees, then Olympic Plastics will be solely responsible for any notifications to U.S. Transferred Employees that may be required under the Worker Adjustment and Retraining Notification Act.

2.	Belgium

A.	Generally. Appendix L identifies the one Employee of the Specialty Plastics Business located in Belgium (the “Belgian Employee”).

B.	Employment. Employment of the Belgian Transferred Employee will transfer to Olympic Plastics with effect upon and from the Closing pursuant to Transfer Regulations and applicable local law. Effective as of the Closing, the Belgian Employee will become the “Belgian Transferred Employee.”

C.	Terms of Employment. From and after the Closing, Olympic Plastics will provide the Belgian Transferred Employee with terms and conditions of employment that are substantially similar to those offered by Ferro Holland immediately before the Closing or as otherwise may be required by local law.

D.	Pay and Benefits. The Ferro Sellers will be solely responsible for all employment and benefits costs for the Belgian Transferred Employee which arise and are payable up to the Closing and Olympic Plastics will be solely responsible for all employment and benefits costs for the Belgian Transferred Employee which arise and are payable upon and from the Closing. Without limiting the generality of the foregoing, the following specific provisions will apply to the Belgian Transferred Employee:

(1)	Pension Benefits

(a)	AXA Retirement, Life and Disability Plan. Ferro Holland currently maintains a retirement, life and disability plan with AXA (the “AXA Retirement Plan”) for the benefit of the Belgian Employee. From and after the Closing, Olympic Plastics will either (i) assume the liabilities of Ferro Holland under the AXA Retirement Plan, or (ii) offer retirement, life and disability benefits to the Belgian Transferred Employee under another plan on terms and conditions substantially similar to those of the AXA Retirement Plan.

(b)	AXA Medical Plan. Ferro Holland currently maintains a collective insurance for medical expenses with AXA (the “AXA Medical Plan”) for the benefit of the Belgian Employee. From and after the Closing, Olympic Plastics will either (i) assume the liabilities of Ferro Holland under the AXA Medical Plan, or (ii) offer medical expense coverage to the Belgian Transferred Employee under another plan on terms and conditions substantially similar to those of the AXA Medical Plan.

(c)	Work Accident Insurance. Ferro Holland currently maintains work accident insurance with AXA for the benefit of the Belgian Employee, as required by Belgian law. From and after the Closing, Olympic Plastics will provide work accident coverage for the benefit of the Belgian Transferred Employee, as required by Belgian law.

(2)	Other Benefits. In accordance with applicable Transfer Regulations, Olympic Plastics will assume all liabilities with respect to any other benefits provided by Ferro Holland to the Belgian Employee immediately before the Closing.

3. Germany

A.	Generally. Appendix L contains a list as of July 1, 2006, of the Employees of the Specialty Plastics Business located in Germany (the “German Employees”).

B.	Employment. Employment of the German Employees will transfer to Olympic Plastics with effect upon and from the Closing pursuant to Transfer Regulations and applicable local law. Effective as of the Closing, the German Employees will become “German Transferred Employees.”

C.	Terms of Employment. From and after the Closing, Olympic Plastics will provide the German Transferred Employees with terms and conditions of employment that are substantially similar to those offered by Ferro Germany immediately before the Closing.

D.	Pay and Benefits. Notwithstanding the Transfer Regulations, Ferro Germany will be solely responsible for all employment and benefits costs for German Transferred Employees which arise and are payable up to the Closing and Olympic Plastics will be solely responsible for all employment and benefits costs for German Transferred Employees which arise and are payable upon and from the Closing. Without limiting the generality of the foregoing, the following specific provisions will apply to the German Transferred Employees:

(1)	Pension Benefits. Ferro Germany currently sponsors two contribution-orientated defined benefit pension plans called Versorgungsordnung der Ferro Deutschland GmbH of July 1, 1990 and Vereinbarung uber die einheitliche Neuordnung der befriechblichen Altersrersorgung der Cerdec AG Keranische Farben of October 29, 1999 (the “Ferro Germany Pension Plans”) for the benefit of its employees in Germany, including the German Transferred Employees.

(a)	Generally. In accordance with applicable Transfer Regulations and subject to the following provisions, Olympic Plastics will assume the liabilities vis-à-vis the German Transferred Employees under the Ferro Germany Pension Plans.

(b)	Death and Disability Benefits. Risk benefits (death and disability) under the Versorgung-sordnung der Ferro Deutschland GmbH are provided by way of a group direct insurance (Gruppendirektversicherung) with Victoria Versicherung. This insurance contract cannot be transferred to Olympic Plastics with respect to the German Transferred Employees. Olympic Plastics will, therefore, provide the same risk benefits by a new insurance contract or other permitted pension vehicle.

(c)	Degussa Benefits. Part of the benefits (building blocks (Bausteine) 1 to 3) under the Vereinbarung über die einheitliche Neuordnung der betrieblichen Altersversorgung der Cerdec AG Keramische Farben are provided by Unterstützungskasse Degussa e.V. Olympic Plastics will, therefore, itself become liable for such benefits in accordance with the Transfer Regulations.

(2)	Other Benefits. In accordance with applicable Transfer Regulations, Olympic Plastics will vis-à-vis German Transferred Employees assume the liabilities with respect to any other benefits provided by Ferro Germany in respect of German Transferred Employees immediately before the Closing, including the car policy, jubilee benefits, accident insurance, health insurance covering business trips outside Germany, and baggage insurance during business trips.

4.	Mexico

A.	Generally. Appendix L contains a list as of July 1, 2006, of certain Employees of the Specialty Plastics Business located in Mexico (the “Mexican Employees”).

B.	Employment. Effective as of the Closing, each Mexican Employee will voluntarily terminate his/her labor relationship with Ferro Mexico and will be hired by Olympic Plastics pursuant to Mexican Federal Labor Law. Mexican Employees who are hired by Olympic Plastics are referred to below as the “Mexican Transferred Employees.” If Mexican Transferred Employees become eligible for severance as a consequence of this item 4.B, then Ferro Mexico will bear the cost of such severance. All other employees of Ferro Mexico (the “Mexican Retained Employees”) will remain employees of Ferro Mexico.

C.	Terms of Employment. From and after the Closing, Olympic Plastics will provide the Mexican Transferred Employees with terms and conditions of employment that are economically equivalent and/or not less than those offered by Ferro Mexico immediately before the Closing and will recognize their seniority with Ferro Mexico.

D.	Pay and Benefits. Ferro Mexico will be solely responsible for all pay and benefits of the Mexican Retained Employees earned or incurred before or after the Closing and for pay and benefits of the Mexican Transferred Employees earned or incurred before the Closing. From and after the Closing, Olympic Plastics will provide Mexican Transferred Employees with a rate of pay equal to or greater than such Mexican Transferred Employees’ current rate of pay and with economically equivalent benefits to those currently provided to such Mexican Transferred Employee by Ferro Mexico, together with any additional benefits as determined by Olympic Plastics, and will recognize their seniority with Ferro Mexico. Olympic Plastics will be solely responsible for all pay and benefits of the Mexican Transferred Employees earned or incurred and payable at or after the Closing.

Olympic Plastics will make available to all Mexican Transferred Employees benefits on terms of eligibility, design, and coverage economically equivalent to and/or not less than benefits provided by Ferro Mexico immediately before the Closing, as described below:

(1)	Pension Benefits. Ferro Mexico currently sponsors a defined benefit pension plan called the “Plan de Pensiones para el personal no sindicalizado” (the “Ferro Mexican Pension Plan”) in which Mexican Employees participate. (The Ferro Mexican Pension Plan has been effective since January 1, 1981, and applies to non-union employees. Mexican Employees must meet several requirements in order to obtain benefits under the Ferro Mexican Pension Plan, including attainment of the age of 60 years old with 10 years of continuous service for Ferro Mexico or attainment of the age of at least 55 years old with 10 years of continuous service for Ferro Mexico with the approval of the Technical Committee, or when the sum of the Mexican Employee’s age plus the seniority expressed in years gives a minimum of 80; execution of a request for retirement and to receive from Ferro Mexico the Mexican Employee’s certification of entitlement of retirement; to have signed the Employee’s waiver of the plan giving the corresponding settlement; and to have signed the Confidentiality and/or Non-Compete Agreement.)

(2)	Other Benefits

(a)	Major Medical Expenses Insurance. Ferro Mexico currently holds a Major Medical Expenses Insurance (the “Ferro Mexican Major Medical Expenses Insurance”) for non-union Mexican Employees, including spouse and children under 25 years of age. The “Ferro Mexican Major Medical Expenses Insurance”, contracted with the insurance company MetLife México, S.A., is effective from January 1, 2006 to January 1, 2007. (The total insured amount per executive is up to $2,380,500.00 Mexican Pesos per event and for the rest of the Employees is up to $100,000.00 Mexican Pesos per employee and per event.)

(b)	Life Insurance. Ferro Mexico currently holds a Life Insurance policy (the “Ferro Mexican Life Insurance”) for the Mexican Employees. The “Ferro Mexican Life Insurance” is contracted with the insurance company MetLife México, S.A., is effective from June 15, 2006 to June 15, 2007. (The total insured amount is determined for Mexican Transferred Employees on 36 months of nominal salary basis, having as a limit an individual maximum total insured amount without medical requirements of $500,000.00 Mexican Pesos.)

(c)	Saving Fund. Ferro Mexico currently sponsors a Saving Fund for Mexican Employees. (The Savings fund of the non-union Employees corresponds to a monthly contribution of 5% of the Employee’s base salary made by both Ferro Mexico and each one of the non-union Mexican Employees and it is paid out two times per year. )

(d)	Quarterly Bonus. Ferro Mexico currently sponsors a quarterly bonus for Mexican Employees. (The quarterly bonus corresponds to an average of 16% of the base annual salary of the Mexican Employees. The Mexican Transferred Employees may or may not be eligible for this bonus. This eligibility will depend on whether the employees accomplish the results established by Ferro Mexico to obtain such bonus.)

(e)	Vacations, Holidays and Vacation Premium.

With respect Mexican Transferred Employees:

(i)	Ferro Mexico currently grants vacation according to article 76 of the Federal Labor Law.

(ii)	Ferro Mexico currently grants a vacation premium that corresponds to 70% of the Employee’s base salary payable for the vacation period.

(iii)	Ferro Mexico currently grants Mandatory Days of Rest established in article 74 of the Mexican Labor Law and some additional days, including:

(A)	January 1,

(B)	The first Monday of February in commemoration of February 5,

(C)	The third Monday of March in commemoration of March 21,

(D)	May 1 and 10 half-day,

(E)	Thursday, Friday and Saturday of the Holy Week, (vi) September 16,

(F)	November 2 and the third Monday of Nov-ember in commemoration of November 20,

(G)	December 1 every six years when it corresponds to the transfer of Mexican executive federal power,

(H)	December 12 (Mass and breakfast),

(I)	December 24 – half-day,

(J)	December 25, and

(K)	December 31 half-day.

(f)	Christmas Bonus. Ferro Mexico currently grants to Mexican Employees 30 days of base salary per year in December as a Christmas Bonus.

(g)	Food Stamps. Ferro Mexico currently grants every month to Mexican Employees, food coupons that correspond to 5% of the base salary of such Mexican Employees.

(h)	Dining Room. Ferro Mexico currently offers Mexican Employees a dining room service. Mexican Employees have to pay for the dining room service $9.80 Mexican Pesos daily per lunch.

5.	Netherlands

A.	Generally. Appendix L contains a list as of July 1, 2006, of the Employees of the Specialty Plastics Business located in the Netherlands (the “Dutch Employees”).

B.	Employment. Employment of the Dutch Transferred Employees will transfer to Olympic Plastics with effect upon and from the Closing pursuant to Transfer Regulations and applicable local law. Effective as of the Closing, the Dutch Transferred Employees will become “Dutch Transferred Employees.”

C.	Terms of Employment. From and after the Closing, Olympic Plastics will provide the Dutch Transferred Employee with terms and conditions of employment that are substantially similar to those offered by Ferro Holland immediately before the Closing or as otherwise may be required by applicable local laws.

D.	Union Contracts. Effective as of the Closing, Olympic Plastics will become the “employer” under the Union Contract and will assume all liabilities and obligations of Ferro Holland as the “employer” under the Union Contract in respect of the Specialty Plastics Business for the Dutch location.

E.	Pay and Benefits. The Ferro Sellers will be solely responsible for all employment and benefits costs for Dutch Transferred Employees which arise and are payable up to the Closing and Olympic Plastics will be solely responsible for all employment and benefits costs for Dutch Transferred Employees which arise and are payable upon and from the Closing. Without limiting the generality of the foregoing, the following specific provisions will apply to the Dutch Transferred Employees:

(1)	Pension Benefits. Ferro Holland currently sponsors a defined benefit pension plan called Stichting Pensioenfonds Ferro (Holland) (the “Ferro Holland Pension Plan”) for the benefit of its employees in Rotterdam, including the Dutch Transferred Employees.

(a)	Sponsorship. Olympic Plastics will not become the sponsor of the Ferro Holland Pension Plan.

(b)	Olympic Plastics Dutch Pension Plan. Within 90 days after the Closing, but with effect from the Closing, Olympic Plastics will establish for the benefit of the Dutch Transferred Employees a pension plan with substantially similar benefits as Ferro Holland Pension Plan immediately before the Closing in accordance with Economic Union directives and in accordance with the Collective Labor Agreement with FNV Bondgenoten te Amsterdam. Olympic Plastics will provide Ferro Holland with written notice of such establishment.

(c)	Retained Liabilities. As from the Closing, each Dutch Transferred Employee will have the status of a former participant and all rights under the Holland Pension Plan will be made non-contributory (premievrije aanspraak). In this regard, Ferro Holland will only retain the liabilities relating to the Dutch Transferred Employees based on their terminating their membership in the Ferro Holland Pension Plan immediately before the Closing.

(2)	Other Benefits. Effective as of the Closing, Olympic Plastics will make available to all Dutch Transferred Employees benefits on terms of eligibility, design, and coverage substantially similar to benefits provided by Ferro Holland immediately before the Closing.

6. Portugal

A.	Generally. Appendix L contains a list as of July 1, 2006, of the Employees of the Specialty Plastics Business located in Portugal (the “Portuguese Employees”).

B.	Employment. Employment of the Portuguese Transferred Employees will transfer to Olympic Plastics with effect upon and from the Closing pursuant to Transfer Regulations and applicable local law. Effective as of the Closing, the Portuguese Employees will become “Portuguese Transferred Employees.”

C.	Terms of Employment. From and after the Closing, Olympic Plastics will provide the Portuguese Transferred Employee with terms and conditions of employment that are substantially similar to those offered by Ferro Portugal immediately before the Closing or as may otherwise be required by local law.

D.	Union Contracts. Effective as of the Closing, Olympic Plastics will become the “employer” under the Union Contract and will assume all liabilities and obligations of Ferro Portugal as the “employer” under the Union Contract in respect of the Specialty Plastics Business for the Portuguese location.

E.	Pay and Benefits. Ferro Portugal will be solely responsible for all employment and benefits costs for Portuguese Transferred Employees which arise and are payable up to the Closing and Olympic Plastics will be solely responsible for all employment and benefits costs for Portuguese Transferred Employees which arise and are payable upon and from the Closing. Without limiting the generality of the foregoing, the following specific provisions will apply to the Portuguese Transferred Employees:

(1)	Pension Benefits. Ferro Portugal currently sponsors an insured pension plan called Metal Portuguesa Pension Plan (the “Ferro Portuguese Metal Pension Plan”) for its employees, including Transferred Portuguese Employees.

(a)	Sponsorship. Olympic Plastics will not become a sponsor of the Ferro Portuguese Metal Pension Plan.

(b)	Olympic Plastics Portuguese Pension Plan. Within 90 after the Closing, but with effect from the Closing, Olympic Plastics will be establish for the benefit of the Transferred Portuguese Employees an insured pension plan with substantially similar benefits as the Ferro Portuguese Metal Pension Plan and in accordance with Portuguese labor law. Olympic Plastics will provide Ferro Portugal with written notice of such establishment.

(c)	Retained Liabilities. Ferro Sellers will retain all liabilities, obligations and responsibilities associated with the Ferro Portuguese Metal Pension Plan, including, but not limited to, those attributable to past service of the Portuguese Employees, including the Portuguese Transferred Employees.

(2)	Other Benefits.

(a)	Medical Insurance. Ferro Portugal provides its employees, including the Portuguese Transferred Employees, with private medical insurance. Effective as of the Closing, Olympic Plastics will make available to all Portuguese Transferred Employees medical insurance coverage on terms substantially similar to the medical coverage provided by Ferro Portugal immediately before the Closing.

(b)	Life Insurance. Ferro Portugal provides its employees, including the Portuguese Transferred Employees, with life insurance coverage. Effective as of the Closing, Olympic Plastics will make available to all Transferred Portuguese Employees life insurance coverage on terms substantially similar to the life insurance coverage provided by Ferro Portugal immediately before the Closing.

(c)	Personal Accident Insurance. Ferro Portugal provides its employees, including the Portuguese Transferred Employees, with personal accident insurance coverage. Effective as of the Closing, Olympic Plastics will make available to all Portuguese Transferred Employees personal accident insurance coverage on terms substantially similar to the personal accident insurance coverage provided by Ferro Portugal immediately before the Closing.

(d)	All Other Benefits. Effective as of the Closing, Olympic Plastics will make available to all Portuguese Transferred Employees benefits on terms of eligibility, design, and coverage substantially similar to benefits provided by Ferro Portugal immediately before the Closing.

7. Spain

A.	Generally. Appendix L contains a list as of July 1, 2006, of the Employees of the Specialty Plastics Business located in Spain (the “Spanish Employees”).

B.	Employment. Employment of the Spanish Employees will transfer to Olympic Plastics with effect upon and from the Closing pursuant to Transfer Regulations and applicable local law. Effective as of the Closing, the Spanish Employees will become “Spanish Transferred Employees.”

C.	Terms of Employment. From and after the Closing, Olympic Plastics will provide the Spanish Transferred Employee with terms and conditions of employment that are substantially similar to those offered by Ferro Spain immediately before the Closing or as may otherwise be required by applicable law.

D.	Union Contracts. Effective as of the Closing, Olympic Plastics will become the “employer” under the Union Contract and will assume all liabilities and obligations of Ferro Spain as the “employer” under the Union Contract in respect of the Specialty Plastics Business for the Spanish location.

E.	Pay and Benefits. Ferro Spain will be solely responsible for all employment and benefits costs for Spanish Transferred Employees which arise and are payable up to the Closing and Olympic Plastics will be solely responsible for all employment and benefits costs for Spanish Transferred Employees which arise and are payable upon and from the Closing. Without limiting the generality of the foregoing, the following specific provisions will apply to the Spanish Transferred Employees:

(1)	Pension Benefits. Ferro Spain currently sponsors an insured defined contribution plan called “Plan de Previsión de Ferro España Estructurado a Través de un Contrato de Seguro de Vida Suscrito entre Ferro Spain y Vidacaixa” (the “Ferro Spanish DC Plan”) for its employees, including Transferred Spanish Employees.

(a)	Sponsorship. Olympic Plastics will not become a sponsor of the Ferro Spanish DC Plan.

(b)	Olympic Plastics Spanish Defined Contribution Plan. Effective as of the Closing, Olympic Plastics will establish for the benefit of the Spanish Transferred Employees an insured defined contribution plan with identical benefits or benefits no less favorable to the Spanish Transferred Employees as those applicable to them immediately before the Closing under the Ferro Spanish DC Plan and in accordance with Spanish labor law. Olympic Plastics will provide Ferro with written notice of such establishment.

(c)	Retained Liabilities. Ferro Sellers will retain all liabilities, obligations and responsibilities associated with the Ferro Spanish DC Plan, including but not limited to those attributable to past service of the Spanish Employees, including the Spanish Transferred Employees.

(2)	Other Benefits. Ferro (Spain) provides its employees, including the Spanish Transferred Employees, with private medical insurance. Effective as of the Closing, Olympic Plastics will provide the Transferred Spanish Employees with private medical insurance identical to those, or otherwise no less favorable to the Spanish Transferred Employees than those provided to them by Ferro Spain immediately before the Closing and otherwise in accordance with Spanish labor law.

8. United Kingdom

A.	Generally. Appendix L contains a list as of July 1, 2006, of the Employees of the Specialty Plastics Business located in the United Kingdom (the “UK Employees”).

B.	Employment. Employment of the UK Transferred Employees will transfer to Olympic Plastics with effect upon and from the Closing pursuant to Transfer Regulations and applicable local law. Effective as of the Closing, the UK Employees will become “UK Transferred Employees.”

C.	Terms of Employment. From and after the Closing, Olympic Plastics will provide the UK Transferred Employees with terms and conditions of employment that are substantially similar to those offered by Ferro UK immediately before the Closing or as may otherwise be required by local law, including employment location, with the effect that previous continuity of employment with Ferro UK is preserved.

D.	Union Contracts. Effective as of the Closing, Olympic Plastics will become the “employer” under the Union Contract and will assume all liabilities and obligations of Ferro UK as the “employer” under the Union Contract in respect of the Specialty Plastics Business for the UK location.

E.	Pay and Benefits. Ferro UK will be solely responsible for all employment and benefits costs for UK Transferred Employees which arise and are payable costs up to the Closing and Olympic Plastics will be solely responsible for all employment and benefits costs for UK Transferred Employees which arise and are payable upon and from the Closing. Without limiting the generality of the foregoing, the following specific provisions will apply to the UK Transferred Employees:

(1)	Pension Benefits. Ferro U.K. currently sponsors the Ferro (Great Britain) Limited Pension Fund (the “DB Fund”) and the Ferro (Great Britain) Limited 1995 Pension Plan (the “DC Plan”) (together the “Ferro U.K. Pension Schemes”) for the benefit of its employees, including the U.K. Employees. The DB Fund was closed to future accrual of benefits with respect to pensionable service from August 31, 1995, but final salary linkage was maintain for benefits accrued up to August 31, 1995. Pension benefits accrued after August 31, 1995 were done so under the DC Plan.

(a)	Sponsorship. Olympic Plastics will not become the sponsor of the Ferro U.K. Pension Schemes.

(b)	Olympic Plastics’ Pension Scheme(s). Within 90 days after the Closing, but with effect from the Closing, Olympic Plastics will establish a defined contribution retirement plan for the benefit of the U.K. Transferred Employees with effect from the Closing and with no less favorable benefits as those provided under the DC Plan immediately before the Closing or such greater amount required by law and provide Ferro UK with written notice of such establishment.

(c)	Retained Liabilities. Ferro Sellers will retain all liabilities, obligations and responsibilities associated with the Ferro UK Pension Schemes, including but not limited to those associated with past service liabilities, salary linkage and wind-down liabilities.

(2)	Other Benefits. Olympic Plastics will provide and/or continue to provide for the benefit of the UK Transferred Employees all of those benefits, other than in respect of old age, invalidity or survivors’ benefits, and on the same or no less favorable terms and conditions (to the Employees), as applied to each such UK Transferred Employee immediately before the Closing.

Identified Environmental Matters

The following are the Identified Environmental Matters:

1.	Edison, New Jersey.

a.	Implementation of any Remedial Action Workplan set forth in any Remediation Agreement as provided for by ISRA into which Ferro enters in order to carry out the transfer of ownership of the Specialty Plastics Business’ plant located at 54 Kellogg Court, Edison, New Jersey, to Olympic Plastics.

b.	1991 and 1993 diesel spills in the truck delivery area (no specific location identified). 1993 spill reportedly entered a storm drain.

c.	Residual contamination from the 1985 remediation (through ISRA) in the areas of the transformer, drum storage area and resin delivery pad in the form of heavy metals and petroleum hydrocarbons.

d.	Significant staining was observed within AST farm secondary containment in northeast corner of the building.

2.	Plymouth, Indiana. Contamination of chemicals of concern identified in the Phase II being performed by GiaiTech between today and Closing in the following areas of this site:

a.	Truck loading and unloading area.

b.	Aboveground storage tank and tanker unloading pad area.

c.	Former (2003) resin spill area (south of tub washing area in Southwest corner of building).

d.	Location of historic underground storage tanks (adjacent to Southwest portion of building [three -6,000 gallon resin and (styrene), one – 4,000 gallon (acetone), one – 3,000 gallon (styrene)] removed in 1991.

e.	Wall drains or “scuppers” to the outside in gel-coat and rolling mill/mixing room.

The protocol for the Phase II study is set forth on Appendix O.

3.	Carpentersville, Illinois. Groundwater contamination by perchloroethylene (PCE) and degradation products, tricholorethylene (TCE) and 1,2 dicholorethylene (DCE) from two PCE underground storage tanks removed from the site in 1986. The groundwater contamination plume extends at least 0.5 miles West from the site toward the Fox River.

4.	Castenheira, Portugal. Contaminants identified in the August 1995 Phase II (testing conducted in August 1994).

5.	Castellon, Spain. Contamination (including lead, zinc and hydrocarbons) from decommissioned acetone and styrene underground storage tanks.

6.	Rotterdam, Netherlands. Metal, hydrocarbon, styrene, xylenes and ehtylbenzene contamination in the location of two former underground storage tanks in the Eastern corner of the site.

Plymouth Environmental Assessment Protocol

To:	Mr. Jason Stulberg, Wind Point Partners Mr. Kevin Margolis, Benesch, Friedlander, Coplan & Aronoff LLP Mr. Rick Stalzer, Ferro Corporation

From:	Mr. Simon Mendum, GaiaTech, Inc.

Re:	Project Neptune Phase II Scope of Work, Plymouth, IN

GaiaTech proposes to install up to nine borings completed with shallow groundwater well points at external areas of the site. A draft Site Plan showing the approximate locations of the borings is attached for discussion purposes.

The external areas of the site will be scanned (CAT) for possible subsurface pipes and utility cables and Site representatives will be consulted on boring locations.

It is assumed that groundwater flow direction is to the north-northeast. Two borings will be located downgradient of the operational areas. The remaining borings will be located in identified areas of concern, including: the truck loading/unloading area; around aboveground storage tanks; in the area of the former resin spill, to the south of the main building and adjacent to the main solvent use area; and in the area of the former underground storage tanks.

The borings will be advanced to depths of approximately 15 feet below ground surface (bgs), or until shallow groundwater is encountered, or until refusal (which ever is shallower). Collected soil samples will be field screened for volatile organic vapors using a photo-ionization detector (PID). Based on the field screening results one or two soil samples will be selected from each boring for laboratory analysis. Up to one groundwater sample will be collected from each boring.

The soil and groundwater samples will be analyzed for a suite of contaminants including volatile organic compounds and semi-volatile organic compounds. For wells 5, 6 and 7 the soil and groundwater samples will also be analyzed for RCRA metals. The soil and groundwater samples will be properly preserved, labeled, and stored in ice-filled coolers. The coolers will be shipped to a qualified laboratory under standard chain of custody protocol. The temporary groundwater wells will be removed following the sampling.

Unconditional Guarantee

This document is an Unconditional Guarantee (this “Guarantee”) and is dated as of Month XX, 2006, and is by:

Olympic Plastics, Inc. (“Olympic Plastics”), a Delaware corporation,

and is given to

Ferro Corporation (“Ferro”), an Ohio corporation, and its subsidiary companies (the “Ferro Subsidiaries”) listed on Appendix A to this Guarantee. (For purposes of this Guarantee, the term “Ferro Sellers” means Ferro and the Ferro Subsidiaries.)

Recitals

A.	Olympic Plastics and the Ferro Sellers have entered into a Purchase Agreement (the “Purchase Agreement”) dated as of August 17, 2006, pursuant to which Olympic Plastics is to purchase from the Ferro Sellers, and the Ferro Sellers are to sell to Olympic Plastics the Ferro Sellers’ business of designing, developing, formulating, manufacturing, and selling specialty plastics products.

B.	Pursuant to Section 12.5 of the Purchase Agreement, Olympic Plastics desires to assign certain of its rights and delegate certain of its duties under the Purchase Agreement to [˜] (“[Olympic Plastics’ Assignee]”), a [˜] organized and existing under the laws of [˜].

C.	In order to comply with the requirements of Section 12.5 of the Purchase Agreement, Olympic Plastics is prepared to guarantee unconditionally Olympic Plastics’ Assignee]’s performance of Olympic Plastics’ and [Olympic Plastics’ Assignee]’s obligations and duties under the Purchase Agreement as set forth in this Guarantee.

Guarantee

In consideration of the matters recited above and of other good and valuable consideration, and intending to be legally bound by this Guarantee, Olympic Plastics hereby irrevocably and unconditionally represents, warrants, covenants, and guarantees to the Ferro Sellers the following:

1.	Definitions. For purposes of this Guarantee, terms defined in the Purchase Agreement will have the meanings ascribed to them in the Purchase Agreement where used in this Guarantee and identified with initial capital letters.

2.	Assigned Aspects. Olympic Plastics has assigned to [Olympic Plastics’ Assignee] the following rights and has delegated to [Olympic Plastics’ Assignee] the following liabilities under the Purchase Agreement: [˜] (collectively, the “Assigned Aspects”).

3.	Representation and Warranty. Olympic Plastics hereby represents and warrants to the Ferro Sellers that [Olympic Plastics’ Assignee] is an Affiliate of Olympic Plastics.

4.	Covenant and Guarantee. Olympic Plastics hereby unconditionally and irrevocably covenants and guarantees to the Ferro Sellers the full and seasonable performance by [Olympic Plastics’ Assignee], both as to payment and performance, of each and every one of the Assigned Aspects.

5.	Remedies. The Ferro Sellers are not required to resort to or to exhaust its remedies against [Olympic Plastics’ Assignee] before calling upon Olympic Plastics to pay and/or perform under this Guarantee.

6.	Continuing Effect. This Guarantee shall be a continuing guarantee and the liability of Olympic Plastics hereunder shall not be affected by or diminished in any way by reason of any agreement or any amendment of agreement by [Olympic Plastics’ Assignee]and the Ferro Sellers or by any extension of time or other waiver that may be granted by the Ferro Sellers to [Olympic Plastics’ Assignee], nor shall this Guarantee be terminated, affected, or diminished in any manner by the seeking of relief, or the adjudication of [Olympic Plastics’ Assignee] as a bankrupt, under any bankruptcy, insolvency, or similar law relating to creditors’ rights or debtors’ relief.

7.	Governing Law. This Guarantee will be governed by and construed in accordance with the internal substantive laws of the State of Ohio, except where the internal substantive laws of another jurisdiction mandatorily apply.

To evidence the foregoing, Olympic Plastics Inc. has caused this Unconditional Guarantee to be executed by its duly authorized officer and delivered to the Ferro Sellers as of the date first above written.

By:	Olympic Plastics Inc.
[Name of Signatory] [Title of Signatory]

Receipt Acknowledged this      day of [Month], 2006:

By:	Ferro Corporation, on its own behalf and on behalf of the Ferro Subsidiaries

[Name of Signatory] [Title of Signatory]